       _________________________________________________________________

                              PAMECO CORPORATION,

                                  as Borrower

       _________________________________________________________________
       _________________________________________________________________
       _________________________________________________________________


                        LOAN  AND  SECURITY  AGREEMENT


                           Dated: February 17, 2000


                                $130,000,000.00



       _________________________________________________________________
       _________________________________________________________________
       _________________________________________________________________

                          THE FINANCIAL INSTITUTIONS

                PARTY HERETO FROM TIME TO TIME, as Lenders, and


                      FLEET CAPITAL CORPORATION, as Agent


        ______________________________________________________________

                               TABLE OF CONTENTS


Page
SECTION 1.  CREDIT  FACILITIES............................................   1
  1.1.  Revolver Commitments..............................................   1
  1.2.  LC Facility.......................................................   3
SECTION 2.  INTEREST,  FEES  AND  CHARGES.................................   8
  2.1.  Interest..........................................................   8
  2.2.  Fees..............................................................  11
  2.3.  Computation of Interest and Fees..................................  12
  2.4.  Reimbursement Obligations.........................................  12
  2.5.  Bank Charges......................................................  13
  2.6.  Illegality........................................................  13
  2.7.  Increased Costs...................................................  13
  2.8.  Capital Adequacy..................................................  15
  2.9.  Funding Losses....................................................  15
  2.10. Maximum Interest..................................................  16
SECTION 3.  LOAN ADMINISTRATION...........................................  17
  3.1.  Manner of Borrowing and Funding Revolver Loans....................  17
  3.2.  Defaulting Lender.................................................  21
  3.3.  Special Provisions Governing LIBOR Loans..........................  22
  3.4.  All Revolver Loans to Constitute One Obligation...................  23
SECTION 4.  PAYMENTS......................................................  23
  4.1.  General Payment Provisions........................................  23
  4.2.  Repayment of Revolver Loans.......................................  23
  4.3.  Payment of Other Obligations......................................  25
  4.4.  Marshaling; Payments Set Aside....................................  25
  4.5.  Agent's Allocation of Payments and Collections....................  25
  4.6.  Application of Payments and Collateral Proceeds...................  26
  4.7.  Loan Account......................................................  26
  4.8.  Gross Up for Taxes................................................  27
  4.9.  Withholding Tax Exemption.........................................  27
SECTION 5.  TERM AND TERMINATION..........................................  28
  5.1.  Term of Revolver Commitments......................................  28
  5.2.  Termination.......................................................  28
SECTION 6.  COLLATERAL....................................................  29
  6.1.  Grant of Security Interest........................................  29
  6.2.  Lien on Deposit Accounts..........................................  30
  6.3.  Other Collateral..................................................  30
  6.4.  Lien Perfection; Further Assurances...............................  30
SECTION 7.  COLLATERAL ADMINISTRATION.....................................  31
  7.1.  General Provisions................................................  31
  7.2.  Administration of Accounts........................................  32
  7.3.  Administration of Inventory.......................................  34
  7.4.  Administration of Equipment.......................................  34
  7.5.  Borrowing Base Certificates.......................................  35
SECTION 8.  REPRESENTATIONS AND WARRANTIES................................  35
  8.1.  General Representations and Warranties............................  35
  8.2.  Reaffirmation of Representations and Warranties...................  41
  8.3.  Survival of Representations and Warranties........................  41
SECTION 9.  COVENANTS AND CONTINUING AGREEMENTS...........................  41
  9.1.  Affirmative Covenants.............................................  41

  9.1.12.  Dividends of Subsidiaries After Default.........................   45
  9.2.   Negative Covenants................................................   45
  9.3.   Financial Covenants...............................................   50
SECTION 10.  CONDITIONS PRECEDENT..........................................   51
  10.1.  Conditions Precedent to Initial Credit Extensions.................   51
  10.2.  Conditions Precedent to All Credit Extensions.....................   54
  10.2.5. Borrowing Base Certificate.......................................   54
  10.4.  Limited Waiver of Conditions Precedent............................   54
SECTION 11.  EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT.............   55
  11.1.  Events of Default.................................................   55
  11.2.  Acceleration of Obligations; Termination of Revolver Commitments..   57
  11.3.  Other Remedies....................................................   58
  11.4.  Setoff............................................................   59
  11.5.  Remedies Cumulative; No Waiver....................................   60
SECTION 12.  AGENT                                                            61
  12.1.  Appointment, Authority and Duties of Agent........................   61
  12.2.  Agreements Regarding Collateral...................................   63
  12.3.  Reliance By Agent.................................................   63
  12.4.  Action Upon Default...............................................   63
  12.5.  Ratable Sharing...................................................   64
  12.6.  Indemnification of Agent Indemnitees..............................   64
  12.7.  Limitation on Responsibilities of Agent...........................   66
  12.8.  Successor Agent and Co-Agents.....................................   66
  12.10. Due Diligence and Non-Reliance....................................   69
  12.11. Representations and Warranties of Lenders.........................   70
  12.12. The Required Lenders..............................................   70
  12.13. Several Obligations...............................................   70
  12.14. Agent in its Individual Capacity..................................   70
  12.15. No Third Party Beneficiaries......................................   71
  12.16. Notice of Transfer................................................   71
  12.17. Replacement of Certain Lenders....................................   71
  12.18. Remittance of Payments and Collections............................   72
SECTION 13.  BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS..........   72
  13.1.  Successors and Assigns............................................   72
  13.2.  Participations....................................................   73
  13.3.  Assignments.......................................................   74
  13.4.  Tax Treatment.....................................................   75
SECTION 14.  MISCELLANEOUS.................................................   75
  14.1.  Power of Attorney.................................................   75
  14.2.  General Indemnity.................................................   76
  14.3.  Survival of All Indemnities.......................................   76
  14.4.  Modification of Agreement.........................................   77
  14.5.  Severability......................................................   77
  14.6.  Cumulative Effect; Conflict of Terms..............................   77
  14.7.  Execution in Counterparts.........................................   77
  14.8.  Consent...........................................................   77
  14.9.  Notices...........................................................   78
  14.10. Performance of Borrower's Obligations.............................   78
  14.11. Credit Inquiries..................................................   78
  14.12. Time of Essence...................................................   78
  14.13. Entire Agreement; Appendix A, Exhibits and Schedules..............   78
  14.14. Interpretation....................................................   79
  14.15. Obligations Several...............................................   79
  14.16. Confidentiality...................................................   79
  14.17. Governing Law; Consent to Forum...................................   80
  14.18. Waivers by Borrower...............................................   80

                        LIST OF EXHIBITS AND SCHEDULES
                        ------------------------------



Exhibit A          Revolver Note

Exhibit A-1        Settlement Note

Exhibit B          Notice of Conversion/Continuation

Exhibit C          Notice of Borrowing

Exhibit D          Compliance Certificate

Exhibit E          Opinion Contents

Exhibit F          Assignment and Acceptance

Exhibit G          Notice

Exhibit H          Credit Procurement Request

Exhibit I          Subsidiary Guaranty

Exhibit J          Littlejohn Guaranty

Exhibit K          Debt Subordination Agreement

Exhibit L          Lien Subordination Agreement


Schedule 7.1.1     Borrower's Business Locations

Schedule 8.1.1 Jurisdictions in which Borrower and each Subsidiary is Authorized to do Business

Schedule 8.1.4C    Capital Structure of Borrower

Schedule 8.1.5     Corporate Names

Schedule 8.1.12    Surety Obligations

Schedule 8.1.13    Tax Identification Numbers of Borrower and Subsidiaries

Schedule 8.1.14    Brokers

Schedule 8.1.15    Patents, Trademarks, Copyrights and Licenses

Schedule 8.1.18 Contracts Restricting Borrower's Right to Incur Debts; Surety Obligations

Schedule 8.1.19    Litigation

Schedule 8.1.21    Capitalized and Operating Leases

Schedule 8.1.22    Pension Plans

Schedule 8.1.23    Labor Contracts

Schedule 9.2.5     Permitted Liens

Schedule 9.2.8     Restrictions on Upstream Payments

                        LOAN  AND  SECURITY  AGREEMENT


     THIS LOAN AND SECURITY AGREEMENT is made on February 17, 2000, by and among PAMECO CORPORATION, a Georgia corporation with its chief executive office and principal place of business at 1000 Center Place, Norcross, Georgia 30093 ("Borrower"); the various financial institutions listed on the signature pages hereof and their respective successors and permitted assigns which become "Lenders" as provided herein; and FLEET CAPITAL CORPORATION, a Rhode Island corporation with an office at 300 Galleria Parkway, N.W., Suite 800, Atlanta, Georgia 30339 ("Fleet"), in its capacity as collateral and administrative agent for the Lenders pursuant to Section 12 hereof (together with its successors in such capacity, "Agent"). Capitalized terms used in this Agreement have the meanings assigned to them in Appendix A, General Definitions.

                                   Recitals:

     Borrower has requested that Fleet provide a revolving credit and letter of credit facility to Borrower in an aggregate principal amount of $130,000,000.

     Agent and Lenders are willing to provide the requested financial accommodations to Borrower, subject to the terms and conditions contained herein.

     NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


SECTION 1.  CREDIT  FACILITIES

     Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lenders severally agree to the extent and in the manner hereinafter set forth to make their respective Pro Rata shares of the Revolver Commitments available to Borrower, in an aggregate amount up to $130,000,000, as follows:

     1.1. Revolver Commitments.

          1.1.1. Revolver Loans. Each Lender agrees, severally to the extent of its Revolver Commitment and not jointly with the other Lenders, upon the terms and subject to the conditions set forth herein, to make Revolver Loans to Borrower on any Business Day during the period from the date hereof through the Business Day before the last day of the Term, not to exceed in aggregate principal amount outstanding at any time such Lender's Revolver Commitment at such time, which Revolver Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that Lenders shall have no obligation to Borrower whatsoever to make any Revolver Loan on or after the Commitment Termination Date or if at the time of the proposed funding thereof the aggregate principal amount of all of the Revolver Loans and Pending Revolver Loans then outstanding exceeds, or would exceed after the funding of such Revolver Loan, the Borrowing Base. Each Borrowing of Revolver Loans shall be funded by Lenders on a Pro Rata basis in accordance with their respective Revolver Commitments (except for Fleet with respect to Settlement Loans). The Revolver Loans shall bear interest as set forth in Section 2.1. hereof. Each Revolver Loan shall, at the option of Borrower, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of Base Rate Loans or LIBOR Loans.

          1.1.2. Out-of-Formula Loans. If the unpaid balance of Revolver Loans outstanding at any time should exceed the Borrowing Base at such time (an "Out-of-Formula Condition"), such Revolver Loans shall nevertheless constitute Obligations that are secured by the Collateral and entitled to all of the benefits of the Loan Documents. Lenders may, in their sole and absolute discretion, make Out-of-Formula Loans to Borrower from time to time; provided, however, that, if and so long as each of the following conditions (collectively, the "Out-of-Formula Facility Conditions") is satisfied, Lenders shall be obligated to honor Borrower's request for Revolver Loans notwithstanding the existence or creation of an Out-of-Formula Condition: (i) the Littlejohn Guaranty has been duly executed and delivered and is in full force and effect, and Agent has not received from Littlejohn any notice of attempted revocation or termination thereof; (ii) the Out-of-Formula Fix Date has not occurred; (iii) Littlejohn is Solvent and, on the date of any request for such a Revolver Loan, Littlejohn has the right (and, if so requested by Agent, confirms in writing that it has the right) to make capital calls on its partners in an amount that is $5,000,000 in excess of any existing capital calls on such date; (iv) both prior to and after giving effect to any requested Revolver Loan, the Out-of-Formula Condition is not and will not be greater than $5,000,000 (with the understanding that Agent's determination of the existence and amount of any Out-of-Formula Condition shall be conclusive and binding upon all parties) and the aggregate amount of all Revolver Loans and LC Outstandings do not and would not exceed the Revolver Commitments; and (v) no Default or Event of Default exists or would result from the funding of such Revolver Loan and all of the other conditions set forth in Section 10 are satisfied. All Out-of-Formula Loans shall bear interest as provided in Section 2.1 hereof, shall be secured by all of the Collateral and shall be repaid in accordance with Section 4.2.1(iii) hereof.

          1.1.3. Use of Proceeds. The proceeds of the Revolver Loans shall be used by Borrower solely for one or more of the following purposes: (i) to satisfy any Debt owing on the Closing Date to Prior Lenders; (ii) to pay the fees and transaction expenses associated with the closing of the transactions described herein; (iii) to pay any of the Obligations; and (iv) to make expenditures for other general corporate purposes of Borrower to the extent such expenditures are not prohibited by this Agreement or Applicable Law. In no event may any Revolver Loan proceeds be used by Borrower to make a contribution to the equity of any Subsidiary that is not a Subsidiary Guarantor or a Co-Borrower, to purchase or to carry, or to reduce, retire or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose that violates the provisions of Regulations T, U or X of the Board of Governors.

          1.1.4. Revolver Notes. The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender and by the Revolver Note payable to such Lender (or the assignee of such Lender), which shall be executed by Borrower, completed in conformity with this Agreement and delivered to such Lender. All outstanding principal amounts and accrued interest under the Revolver Notes shall be due and payable as set forth in Section 4.2 hereof.

          1.1.5. Voluntary Reductions of Revolver Commitments. Borrower shall have the right to reduce permanently the amount of the Revolver Commitments, on a Pro Rata basis for each Lender, at any time and from time to time upon 3 Business Days prior written notice to Agent, which notice shall specify the amount of such reduction (which shall be in a minimum amount of $200,000 and increments of $50,000), shall be irrevocable once given, and shall be effective only upon Agent's receipt thereof. Agent shall promptly transmit such notice to each Lender. The effective date of any optional reduction of the Revolver Commitments shall be the first day of a month following the month in which such notice is received by Agent. If on the effective date of any such reduction in the Revolver Commitments and after giving effect thereto an Out-of-Formula Condition exists, then the provisions of Section 4.2.1(iii) hereof shall apply, except that such repayment shall be due immediately upon such effective date without further notice to or demand upon Borrower. If the Revolver Commitments are reduced to zero, then such reduction shall be deemed a termination of the Revolver Commitments by Borrower pursuant to Section 5.2.2 hereof. The Revolver Commitments once reduced may not be reinstated without the written consent of all Lenders.

     1.2. LC Facility.

          1.2.1. Procurement of Letters of Credit. During the period from the date hereof to (but excluding) the 30th day prior to the last day of the Term, and provided no Default or Event of Default exists, Fleet agrees to establish the LC Facility pursuant to which Fleet shall procure from Bank one or more Letters of Credit on Borrower's request therefor from time to time, subject to the following terms and conditions:

               (i) Borrower acknowledges that Bank's willingness to issue any Letter of Credit is conditioned upon Bank's receipt of (A) the LC Support duly executed and delivered to Bank by Fleet, (B) an LC Application with respect to the requested Letter of Credit and (C) such other instruments and agreements as Bank may customarily require for the issuance of a letter of credit of equivalent type and amount as the requested Letter of Credit. Fleet shall have no obligation to execute any LC Support or to join with Borrower in executing an LC Application unless (x) Fleet receives an LC Request from Borrower at least 5 Business Days prior to the date on which Borrower desires to submit such LC Application to Bank and (y) each of the LC Conditions is satisfied on the date of Fleet's receipt of the LC Request and at the time of the requested execution of the LC Application. In no event shall Fleet or any other Lender have any liability or obligation to Borrower or any Subsidiary for any error of Bank in issuing any Letter of Credit.

               (ii) Letters of Credit may be requested by Borrower only if they are to be used (a) to support obligations of Borrower (or obligations of a Subsidiary of

     Borrower that is either a Subsidiary Guarantor or a Co-Borrower) that are incurred in the Ordinary Course of Business of Borrower (or such Subsidiary) or (b) for such other purposes as Agent and Lenders may approve from time to time in writing.

               (iii) Borrower shall comply with all of the terms and conditions imposed on Borrower by Bank, whether such terms and conditions are contained in an LC Application or in any agreement with respect thereto, and subject to the rights of Bank, Fleet shall have the same rights and remedies that Bank has under any agreements that Borrower may have with Bank in addition to any rights and remedies contained in any of the Loan Documents. Borrower agrees to reimburse Bank for any draw under any Letter of Credit as hereinafter provided, and to pay Bank the amount of all other liabilities and obligations payable to Bank under or in connection with any Letter of Credit immediately when due, irrespective of any claim, setoff, defense or other right that Borrower may have at any time against Bank or any other Person. If Fleet shall pay any amount under a LC Support with respect to any Letter of Credit, then Borrower shall pay to Fleet, in Dollars on the first Business Day following the date on which payment was made by Fleet under such LC Support (the "Reimbursement Date"), an amount equal to the amount paid by Fleet under such LC Support together with interest from and after the Reimbursement Date until payment in full is made by Borrower at the Default Rate for Revolver Loans constituting Base Rate Loans. Until Fleet has received payment from Borrower in accordance with the foregoing provisions of this clause (iii), Fleet, in addition to all of its other rights and remedies under this Agreement, shall be fully subrogated to (A) the rights and remedies of Bank as issuer of the Letter of Credit under any agreement with Borrower relating to the issuance of such Letter of Credit, and (B) the rights and remedies of each beneficiary under such Letter of Credit whose claims against Borrower has been discharged with the proceeds of such Letter of Credit. Whether or not Borrower submits any Notice of Borrowing to Agent, Borrower shall be deemed to have requested from Lenders a Borrowing of Base Rate Loans in an amount necessary to pay to Fleet all amounts due Fleet on any Reimbursement Date and each Lender agrees to fund its Pro Rata share of such Borrowing whether or not any Default or Event of Default has occurred or exists, the Revolver Commitments have been terminated, the funding of the Borrowing deemed requested by Borrower would result in, or increase the amount of, any Out-of-Formula Condition, or any of the conditions set forth in Section 10 hereof are not satisfied.

               (iv) Borrower assumes all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary thereof. The obligation of Borrower to reimburse Fleet for any payment made by Fleet under the LC Support shall be absolute, unconditional and irrevocable and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit, the existence of any claim, setoff, defense or other right which Borrower may have at any time against a beneficiary of any Letter of Credit, or improper honor by Bank of any draw request under a Letter of Credit. If presentation of a demand, draft, certificate or other document does not comply with the terms of a Letter of Credit and Borrower contends that, as a consequence of such noncompliance it has no obligation to reimburse Bank for any payment made with respect thereto, Borrower shall nevertheless be obligated to reimburse Fleet for any payment made under the LC Support with respect to such Letter of Credit, but without waiving any claim Borrower may have against Bank in connection therewith. All disputes regarding any Letter of Credit shall be resolved by Borrower directly with Bank.

               (v) No Letter of Credit shall be extended or amended in any respect that is not solely ministerial, unless all of the LC Conditions are met as though a new Letter of Credit were being requested and issued.

               (vi) Borrower hereby authorizes and directs Bank to deliver to Fleet all instruments, documents and other writings and Property received by Bank pursuant to or in connection with any Letter of Credit and to accept and rely upon Fleet's instructions and agreements with respect to all matters arising in connection with such Letter of Credit and the related LC Application.

          1.2.2.  Participations.

               (i) Immediately upon the issuance by Bank of any Letter of Credit, each Lender (other than Fleet) shall be deemed to have irrevocably and unconditionally purchased and received from Fleet, without recourse or warranty, an undivided interest and participation equal to the Pro Rata share of such Lender (a "Participating Lender") in all LC Outstandings arising in connection with such Letter of Credit and any security therefor or guaranty pertaining thereto, but in no event greater than an amount which, when added to such Lender's Pro Rata share of all Revolver Loans and LC Outstandings then outstanding, exceeds such Lender's Revolver Commitment.

               (ii) If Fleet makes any payment under an LC Support and Borrower does not repay or cause to be repaid the amount of such payment on the Reimbursement Date, Fleet shall promptly notify Agent, which shall promptly notify each Participating Lender, of such payment and each Participating Lender shall promptly (and in any event within 1 Business Day after its receipt of notice from Agent) and unconditionally pay to Agent, for the account of Fleet, in immediately available funds, the amount of such Participating Lender's Pro Rata share of such payment, and Agent shall promptly pay such amounts to Fleet. If a Participating Lender does not make its Pro Rata share of the amount of such payment available to Agent on a timely basis as herein provided, such Participating Lender agrees to pay to Agent for the account of Fleet, forthwith on demand, such amount together with interest thereon at the Federal Funds Rate until paid. The failure of any Participating Lender to make available to Agent for the account of Fleet such Participating Lender's Pro Rata share of the LC Outstandings shall not relieve any other Participating Lender of its obligation hereunder to make available to Agent its Pro Rata share of the LC Outstandings, but no Participating Lender shall be responsible for the failure of any other Participating Lender to make available to Agent its Pro Rata share of the LC Outstandings on the date such payment is to be made.

               (iii) Whenever Fleet receives a payment on account of the LC Outstandings, including any interest thereon, as to which Agent has previously received payments from any Lender for the account of Fleet, Fleet shall promptly pay to each

     Participating Lender which has funded its participating interest therein, in immediately available funds, an amount equal to such Participating Lender's Pro Rata share thereof.

               (iv) The obligation of each Participating Lender to make payments to Agent for the account of Fleet in connection with Fleet's payment under a LC Support shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever (other than for Fleet's gross negligence or willful misconduct), and shall be made in accordance with the terms and conditions of this Agreement under all circumstances and irrespective of whether or not Borrower may assert or have any claim for any lack of validity or unenforceability of this Agreement or any of the other Loan Documents; the existence of any Default or Event of Default; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; the existence of any setoff or defense any Obligor may have with respect to any of the Obligations; or the termination of the Revolver Commitments.

               (v) Neither Fleet nor any of its officers, directors, employees or agents shall be liable to any Participating Lender for any action taken or omitted to be taken under or in connection with any of the LC Documents except as a result of actual gross negligence or willful misconduct on the part of Fleet. Fleet does not assume any responsibility for any failure or delay in performance or breach by Borrower or any other Person of any of its obligations under any of the LC Documents. Fleet does not make to Participating Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, the LC Documents, or any Obligor. Fleet shall not be responsible to any Participating Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of or any of the LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any of the Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of Borrower or any other Obligor or any Account Debtor. In connection with its administration of and enforcement of rights or remedies under any of the LC Documents, Fleet shall be entitled to act, and shall be fully protected in acting upon, any certification, notice or other communication in whatever form believed by Fleet, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Fleet may consult with and employ legal counsel, accountants and other experts and to advise it concerning its rights, powers and privileges under the LC Documents and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Fleet may employ agents and attorneys-in-fact in connection with any matter relating to the LC Documents and shall not be liable for the negligence, default or misconduct of any such agents or attorneys-in-fact selected by Fleet with reasonable care. Fleet shall not have any liability to any Participating Lender by reason of Fleet's refraining to take any action under any of the LC Documents without having first received written instructions from the Required Lenders to take such action.

               (vi) Upon the request of any Participating Lender, Fleet shall furnish to such Participating Lender copies (to the extent then available to Fleet) of each outstanding Letter of Credit and related LC Application and all other documentation pertaining to such Letter of Credit as may be in the possession of Fleet and reasonably requested from time to time by such Participating Lender.

          1.2.3. Cash Collateral Account. If any LC Outstandings, whether or not then due or payable, shall for any reason be outstanding (i) at any time when an Event of Default has occurred and is continuing, (ii) on any date that Availability is less than zero, or (iii) on or at any time after the Commitment Termination Date, then Borrower shall, on Fleet's or Agent's request, forthwith deposit with Agent, in cash, an amount equal to the aggregate amount of LC Outstandings. If Borrower fails to make such deposit on the first Business Day following Agent's or Fleet's demand therefor, Lenders may (and shall upon direction of the Required Lenders) advance such amount as Revolver Loans (whether or not an Out-of-Formula Condition is created thereby). Such cash (together with any interest accrued thereon) shall be held by Agent in the Cash Collateral Account and may be invested, in Agent's discretion, in Cash Equivalents. Borrower hereby pledges to Agent and grants to Agent a security interest in, for the benefit of Agent in such capacity and for the Pro Rata benefit of Lenders, all Cash Collateral held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all Obligations, whether or not then due or payable. From time to time after cash is deposited in the Cash Collateral Account, Agent may apply Cash Collateral then held in the Cash Collateral Account to the payment of any amounts, in such order as Agent may elect, as shall be or shall become due and payable by Borrower to Agent or any Lender with respect to the LC Outstandings that may be then outstanding. Neither Borrower nor any other Person claiming by, through or under or on behalf of Borrower shall have any right to withdraw any of the Cash Collateral held in the Cash Collateral Account, including any accrued interest, provided that upon termination or expiration of all Letters of Credit and the payment and satisfaction of all of the LC Outstandings, any Cash Collateral remaining in the Cash Collateral Account shall be returned to Borrower unless an Event of Default then exists (in which event Agent may apply such Cash Collateral to the payment of any other Obligations outstanding, with any surplus to be turned over to Borrower).

          1.2.4.  Indemnifications.

               (i) In addition to any other indemnity which Borrower may have to Agent or any Lender under any of the other Loan Documents and without limiting such other indemnification provisions, Borrower hereby agrees to indemnify and defend each of the Agent Indemnitees and Lender Indemnitees and to hold each of the Agent Indemnitees and Lender Indemnitees harmless from and against any and all Claims which any of the Agent Indemnitees or any of the Lender Indemnitees may (other than as the actual result of their own gross negligence or willful misconduct) incur or be subject to as a consequence, directly or indirectly, of (a) the issuance of, payment or failure to pay or any performance or failure to perform under any Letter of Credit or LC Support or (b) any suit, investigation or proceeding as to which Agent or any Lender is or may become a party to as a consequence, directly or indirectly, of the issuance of any Letter of Credit or any LC Support or the payment or failure to pay thereunder.

               (ii) Each Participating Lender agrees to indemnify and defend each of the Fleet Indemnitees (to the extent the Fleet Indemnitees are not reimbursed by Borrower or any other Obligor, but without limiting the indemnification obligations of Borrower under this Agreement), on a Pro Rata basis, from and against any and all Claims which may be imposed on, incurred by or asserted against any of the Fleet Indemnitees in any way related to or arising out of Fleet's administration or enforcement of rights or remedies under any of the LC Documents or any of the transactions contemplated thereby (including costs and expenses which Borrower is obligated to pay under Section 14.2 hereof), provided that no Participating Lender shall be liable to any of the Fleet Indemnitees for any of the foregoing to the extent that they result solely from the willful misconduct or gross negligence of such Fleet Indemnitees.

SECTION 2.  INTEREST,  FEES  AND  CHARGES

     2.1. Interest.

          2.1.1. Rates of Interest. Borrower agrees to pay interest in respect of all unpaid principal amounts of the Revolver Loans from the respective dates such principal amounts are advanced until paid (whether at stated maturity, on acceleration or otherwise) at a rate per annum equal to the applicable rate indicated below:

               (i) for Revolver Loans made or outstanding as Base Rate Loans, the Applicable Margin plus the Base Rate in effect from time to time; or

               (ii) for Revolver Loans made or outstanding as LIBOR Loans, the Applicable Margin plus the relevant Adjusted LIBOR Rate for the applicable Interest Period selected by Borrower in conformity with this Agreement.

          Upon determining the Adjusted LIBOR Rate for any Interest Period requested by Borrower, Agent shall promptly notify Borrower thereof by telephone and, if so requested by Borrower, confirm the same in writing (which shall be deemed to include electronic mail or telecopier). Such determination shall, absent manifest error, be final, conclusive and binding on all parties and for all purposes. The applicable rate of interest for all Revolver Loans (or portions thereof) bearing interest based upon the Base Rate shall be increased or decreased, as the case may be, by an amount equal to any increase or decrease in the Base Rate, with such adjustments to be effective as of the opening of business on the day that any such change in the Base Rate becomes effective. Interest on each Revolver Loan shall accrue from and including the date on which such Revolver Loan is made, converted to a Revolver Loan of another Type or continued as a LIBOR Loan to (but excluding) the date of any repayment thereof; provided, however, that, if a Revolver Loan is repaid on the same day made, one day's interest shall be paid on such Revolver Loan. The Base Rate on the date hereof is 8.75% per annum and, therefore, the rate of interest in effect hereunder on the date hereof, expressed in simple interest terms, is 9.50% per annum with respect to any portion of the Revolver Loans bearing interest as a Base Rate Loan.

          2.1.2  Conversions and Continuations.

               (i) Borrower may on any Business Day, subject to the giving of a proper Notice of Conversion/Continuation as hereinafter described, elect
     (A) to continue all or any part of a LIBOR Loan by selecting a new Interest Period therefor, to commence on the last day of the immediately preceding Interest Period, or (B) to convert all or any part of a Revolver Loan of one Type into a Revolver Loan of another Type; provided, however, that no outstanding Revolver Loans may be converted into or continued as LIBOR Loans when any Default or Event of Default exists. Any conversion of a LIBOR Loan into a Base Rate Loan shall be made on the last day of the Interest Period for such LIBOR Loan. Any conversion or continuation made with respect to less than the entire outstanding balance of the Revolver Loans, must be allocated among Lenders on a Pro Rata basis, and the Interest Period for Revolver Loans converted into or continued as LIBOR Loans shall be coterminous for each Lender.

               (ii) Whenever Borrower desires to convert or continue Revolver Loans under Section 2.1.2(i), Borrower shall give Agent written notice (or telephonic notice promptly confirmed in writing, which shall be deemed to include electronic mail or telecopier) substantially in the form of Exhibit B, signed by an authorized officer of Borrower, before 12:00 noon on the requested conversion date, in the case of a conversion into Base Rate Loans, and at least 3 Business Days before the requested conversion or continuation date, in the case of a conversion into or continuation of LIBOR Loans. Promptly after receipt of a Notice of Conversion/Continuation, Agent shall notify each Lender in writing of the proposed conversion or continuation. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify the aggregate principal amount of the Revolver Loans to be converted or continued, the date of such conversion or continuation (which shall be a Business Day) and whether the Revolver Loans are being converted into or continued as LIBOR Loans (and, if so, the duration of the Interest Period to be applicable thereto) or Base Rate Loans. If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrower shall have failed to deliver the Notice of Conversion/Continuation, Borrower shall be deemed to have elected to convert such LIBOR Loans to Base Rate Loans.

          2.1.3. Interest Periods. In connection with the making or continuation of, or conversion into, each Borrowing of LIBOR Loans, Borrower shall select an interest period (each an "Interest Period") to be applicable to such LIBOR Loan, which interest period shall commence on the date such LIBOR Loan is made and shall end on a numerically corresponding day in the first, second, third or sixth month thereafter; provided, however, that:

               (i) the initial Interest Period for a LIBOR Loan shall commence on the date of such Borrowing (including the date of any conversion from a Revolver Loan of another Type) and each Interest Period occurring thereafter in respect of such Revolver Loan shall commence on the date on which the next preceding Interest Period expires;

               (ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of LIBOR Loans would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

               (iii) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall expire on the last Business Day of such calendar month; and

               (iv) no Interest Period shall extend beyond the last day of the Term.

          2.1.4. Interest Rate Not Ascertainable. If Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) that on any date for determining the Adjusted LIBOR Rate for any Interest Period, by reason of any changes arising after the date of this Agreement affecting the London interbank market or any Lender's or Bank's position in such market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Adjusted LIBOR Rate, then, and in any such event, Agent shall forthwith give notice (by telephone confirmed in writing) to Borrower of such determination. Until Agent notifies Borrower that the circumstances giving rise to the suspension described herein no longer exist, the obligation of Lenders to make LIBOR Loans shall be suspended, and such affected Revolver Loans then outstanding shall, at the end of the then applicable Interest Period or at such earlier time as may be required by Applicable Law, bear the same interest as Base Rate Loans.

          2.1.5. Default Rate of Interest. Borrower shall pay interest (before as well as after entry of judgment thereon, to the extent permitted by Applicable Law) at a rate per annum equal to the Default Rate (i) with respect to the principal amount of any portion of the Obligations (and, to the extent permitted by Applicable Law, all past due interest) that is not paid on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise) until paid in full; (ii) with respect to the principal amount of all of the Obligations (and, to the extent permitted by Applicable Law, all past due interest) upon the earlier to occur of (x) Borrower's receipt of notice from Agent of the Required Lenders' election to charge the Default Rate based upon the existence of any Event of Default (which notice Agent shall send only with the consent or at the direction of the Required Lenders), whether or not acceleration or demand for payment of the Obligations has been made, or (y) the commencement by or against Borrower of an Insolvency Proceeding whether or not under the circumstances described in clauses (i) or (ii) hereof Agent elects to accelerate the maturity or demand payment of any of the Obligations; and (iii) with respect to the principal amount of any Out-of-Formula Loans, whether or not demand for payment thereof has been made by Agent. To the fullest extent permitted by Applicable Law, the Default Rate shall apply and accrue on any judgment entered with respect to any of the Obligations and to the unpaid principal amount of the Obligations during any Insolvency Proceeding of Borrower. Borrower acknowledges that the cost and expense to Agent and each Lender attendant upon the occurrence of an Event of Default are difficult to ascertain or estimate and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lenders for such added cost and expense.

     2.2. Fees. In consideration of Lenders' establishment of the Revolver Commitments in favor of Borrower and Agent's agreement to serve as collateral and administrative agent hereunder, Borrower agrees to pay the following fees:

          2.2.1. Closing Fee. Borrower shall pay to Initial Lender a closing fee in the amount set forth in the Fee Letter, which fee shall be paid concurrently with the initial Revolver Loan hereunder.

          2.2.2. Unused Line Fee. Borrower shall pay to Agent for the Pro Rata benefit of Lenders a fee (the "Unused Line Fee") equal to the Applicable Margin for the Unused Line Fee multiplied by the amount by which the Average Revolver Loan Balance for any Fiscal Quarter (or portion thereof that the Revolver Commitments are in effect) is less than the aggregate amount of the Revolver Commitments at the beginning of such Fiscal Quarter, such fee to be paid in arrears on the first day of the following Fiscal Quarter; but if the Revolver Commitments are terminated on a day other than the first day of a Fiscal Quarter then any such fee payable for the Fiscal Quarter in which termination shall occur, prorated for the portion of such Fiscal Quarter prior to such termination, shall be paid on the effective date of such termination.

          2.2.3 LC Facility Fees. Borrower shall pay (i) to Agent, through its Treasury and International Services Group, for the ratable account of each Lender for Letters of Credit, the Applicable Margin in effect for LIBOR Loans on a per annum basis based on the average amount available to be drawn under all Letters of Credit outstanding, payable monthly, in arrears, on the first Business Day of the following month, and (ii) to Agent, through its Treasury and International Services Group, for its own account a Letter of Credit processing fee of 0.25% per annum based on the average amount available to be drawn under all of such Letters of Credit outstanding, payable monthly, in arrears, on the first Business Day of the following month, and (iii) to Bank for its own account all normal and customary charges associated with the issuance, amending, negotiating, processing and administration of Letters of Credit.

          2.2.4. Audit and Appraisal Fees. Borrower shall reimburse Agent and Lenders for all reasonable costs and expenses incurred by Agent and Lenders in connection with audits and appraisals of any Obligor's books and records and such other matters pertaining to any Obligor or any Collateral as Agent or the Required Lenders shall deem appropriate and shall pay to Agent $650 per day for each day that an employee or agent of Agent shall be engaged in an examination or review of Borrower's books and records; provided, however, that so long as no Event of Default exists, Borrower shall not be obligated to reimburse Agent and Lenders for more than 2 audits per calender year. On the Closing Date, Borrower shall pay to Fleet all out-of-pocket expenses incurred by Fleet in connection with the audit and appraisal of Borrower's business and Properties prior to the Closing Date.

          2.2.5. Agency Fee. In consideration of Fleet's service as Agent hereunder, Borrower shall pay to Fleet an agency fee in the amount and on the dates specified in the Fee Letter.

          2.2.6. General Provisions. All fees shall be fully earned by the identified recipient thereof pursuant to the foregoing provisions of this Agreement and the Fee Letter on the due date thereof (and, in the case of Letters of Credit, upon each issuance, renewal or extension of such Letter of Credit) and, except as otherwise set forth herein or required by Applicable Law, shall not be subject to rebate, refund or proration. All fees provided for in Section 2.2 are and shall be deemed to be compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money.

     2.3. Computation of Interest and Fees. All fees and other charges provided for in this Agreement that are calculated as a per annum percentage of any amount and all interest shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days. For purposes of computing interest and other charges hereunder, all Payment Items and other forms of payment received by Agent shall be deemed applied by Agent on account of the Obligations (subject to final payment of such items) on the Business Day that Agent receives such items in immediately available funds in the Payment Account, and Agent shall be deemed to have received such Payment Item on the date specified in Section 4.7 hereof.

     2.4. Reimbursement Obligations.

          2.4.1. Borrower shall reimburse Agent and, during any period that an Event of Default then exists, each Lender, for all reasonable legal fees actually incurred and all accounting, appraisal and other reasonable fees and expenses incurred by Agent or any Lender in connection with (i) the negotiation and preparation of any of the Loan Documents, any amendment or modification thereto, any waiver of any Default or Event of Default thereunder, or any restructuring or forbearance with respect thereto; (ii) the administration of the Loan Documents and the transactions contemplated thereby, to the extent that such fees and expenses are expressly provided for in this Agreement or any of the other Loan Documents; (iii) action taken to perfect or maintain the perfection or priority of any of Agent's Liens with respect to any of the Collateral; (iv) any inspection of or audits conducted with respect to any of Borrower's books and records or any of the Collateral; (v) any effort to verify, protect, preserve, or restore any of the Collateral or to collect, sell, liquidate or otherwise dispose of or realize upon any of the Collateral; (vi) any litigation, contest, dispute, suit, proceeding or action (whether instituted by or against Agent, any Lender, any Obligor or any other Person) in any way arising out of or relating to any of the Collateral (or the validity, perfection or priority of any of Agent's Liens thereon), any of the Loan Documents or the validity, allowance or amount of any of the Obligations; (vii) the protection or enforcement or any rights or remedies of Agent or any Lender in any Insolvency Proceeding; and (viii) any other action taken by Agent or any Lender to enforce any of the rights or remedies of Agent or such Lender against any Obligor or any Account Debtors to enforce collection of any of the Obligations or payments with respect to any of the Collateral. All amounts chargeable to Borrower under this
Section 2.4 shall constitute Obligations that are secured by all of the Collateral and shall be payable on demand to Agent. Borrower shall also reimburse Agent for expenses incurred by Agent in its administration of any of the Collateral to the extent and in the manner provided in Section 7 hereof or in any of the other Loan Documents. The foregoing shall be in addition to, and shall not be construed to limit, any other provision of any of the Loan Documents regarding the reimbursement by Borrower of costs, expenses or liabilities suffered or incurred by Agent or any Lender.

          2.4.2. Any indemnity, guaranty or other assurance of payment or performance provided by Agent or (with the consent of Agent) any Lender to Bank or any other Person with respect to Cash Management Agreements, Interest Rate Contracts or Letters of Credit, together with any payment made or liability incurred by Agent or any Lender in connection therewith, shall constitute Obligations that are secured by the Collateral and Borrower shall repay, on demand, any amount so paid or any liability incurred by Agent or any Lender in connection with any such indemnity, guaranty or assurance. Nothing herein shall be construed to impose upon Agent or any Lender any obligation to provide any such indemnity, guaranty or assurance.

     2.5. Bank Charges. Borrower shall pay to Agent, on demand, any and all fees, costs or expenses which Agent or any Lender pays to a bank or other similar institution (including any fees paid by Agent or any Lender to any Participant) arising out of or in connection with (i) the forwarding to Borrower or any other Person on behalf of Borrower by Agent or any Lender of proceeds of Revolver Loans made by Lenders to Borrower pursuant to this Agreement and (ii) the depositing for collection by Agent or any Lender of any Payment Item received or delivered to Agent or any Lender on account of the Obligations. Borrower acknowledges and agrees that Agent may charge such costs, fees and expenses to Borrower based upon Agent's good faith estimate of such costs, fees and expenses as they are incurred by Agent or any Lender.

     2.6. Illegality. Notwithstanding anything to the contrary contained elsewhere in this Agreement, if (i) any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration thereof shall make it unlawful for a Lender to make or maintain a LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to a LIBOR Loan or (ii) at any time such Lender determines that the making or continuance of any LIBOR Loan has become impracticable as a result of a contingency occurring after the date hereof which adversely affects the London interbank market or the position of such Lender in such market, then such Lender shall give after such determination Agent and Borrower notice thereof and may thereafter (1) declare that LIBOR Loans will not thereafter be made by such Lender, whereupon any request by a Borrower for a LIBOR Loan shall be deemed a request for a Base Rate Loan unless such Lender's declaration shall be subsequently withdrawn (which declaration shall be withdrawn promptly after the cessation of the circumstances described in clause (i) or (ii) above); and (2) require that all outstanding LIBOR Loans made by such Lender be converted to Base Rate Loans, under the circumstances of clause (i) or (ii) of this Section
2.6 insofar as such Lender determines the continuance of LIBOR Loans to be impracticable, in which event all such LIBOR Loans shall be converted automatically to Base Rate Loans as of the date of Borrower's receipt of the aforesaid notice from such Lender.

     2.7. Increased Costs. If, by reason of (a) the introduction after the date hereof of or any change (including any change by way of imposition or increase of Statutory Reserves or other reserve requirements) in or in the interpretation of any law or regulation, or (b) the compliance with any guideline or request from any central bank or other Governmental Authority or quasi-Governmental Authority exercising control over banks or financial institutions generally (whether or not having the force of law):

               (i) any Lender shall be subject after the date hereof to any Taxes, duty or other charge with respect to any LIBOR Loan or its obligation to make LIBOR Loans, or a change shall result in the basis of taxation of payment to any Lender of the principal of or interest on its LIBOR Loans or its obligation to make LIBOR Loans (except for changes in the rate of Tax on the overall net income of such Lender imposed by the jurisdiction in which such Lender's principal executive office or applicable lending office is located); or

               (ii) any reserve (including any imposed by the Board of Governors), special deposits or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender shall be imposed or deemed applicable or any other condition affecting its LIBOR Loans or its obligation to make LIBOR Loans shall be imposed on such Lender or the London interbank market;

and as a result thereof there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining LIBOR Loans (except to the extent already included in the determination of the applicable Adjusted LIBOR Rate for LIBOR Loans), or there shall be a reduction in the amount received or receivable by such Lender, then such Lender shall, promptly after determining the existence or amount of any such increased costs for which such Lender seeks payment hereunder, give Borrower notice thereof and Borrower shall from time to time, upon written notice from and demand by such Lender (with a copy of such notice and demand to Agent), pay to Agent for the account of such Lender, within 5 Business Days after the date specified in such notice and demand, an additional amount sufficient to indemnify such Lender against such increased costs, to the extent that such increased costs arose, were incurred or attributable to such Lender or such Lender received notice of such increased costs during the 90-day period immediately preceding Borrower's receipt of such notice. A certificate as to the amount of such increased cost, submitted to Borrower by such Lender, shall be final, conclusive and binding for all purposes, absent manifest error.

     If any Lender shall advise Agent at any time that, because of the circumstances described hereinabove in this Section 2.7 or any other circumstances arising after the date of this Agreement affecting such Lender or the London interbank market or such Lender's or Bank's position in such market, the Adjusted LIBOR Rate, as determined by Agent, will not adequately and fairly reflect the cost to such Lender of funding LIBOR Loans, then, and in any such event:

               (i) Agent shall forthwith give notice (by telephone confirmed in writing) to Borrower and Lenders of such event;

               (ii) Borrower's right to request and such Lender's obligation to make LIBOR Loans shall be immediately suspended and Borrower's right to continue a LIBOR Loan as such beyond the then applicable Interest Period shall also be suspended, until each condition giving rise to such suspension no longer exists; and

               (iii) such Lender shall make a Base Rate Loan as part of the requested Borrowing of LIBOR Loans, which Base Rate Loan shall, for all purposes, be considered part of such Borrowing.

     For purposes of this Section 2.7, all references to a Lender shall be deemed to include any bank holding company or bank parent of such Lender.

     2.8. Capital Adequacy. If any Lender determines that after the date hereof (a) the adoption of any Applicable Law regarding capital requirements for banks or bank holding companies or the subsidiaries thereof, (b) any change in the interpretation or administration of any such Applicable Law by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or (c) compliance by such Lender or its holding company with any request or directive of any such Governmental Authority, central bank or comparable agency regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender's capital to a level below that which such Lender could have achieved (taking into consideration such Lender's and its holding company's policies with respect to capital adequacy immediately before such adoption, change or compliance and assuming that such Lender's capital was fully utilized prior to such adoption, change or compliance) but for such adoption, change or compliance as a consequence of such Lender's commitment to make the Revolver Loans pursuant hereto by any amount deemed by such Lender to be material:

               (i) Agent shall promptly, after its receipt of a certificate from such Lender setting forth such Lender's determination of such occurrence, give notice thereof to Borrower and Lenders; and

               (ii) Borrower shall pay to Agent, for the account of such Lender, as an additional fee from time to time, on demand, such amount as such Lender certifies to be the amount reasonably calculated to compensate such Lender for such reduction, to the extent that such reduction occurred or was attributable to such Lender, or such Lender received notice of, during the 90-day period immediately preceding Borrower's receipt of such notice from Agent.

     A certificate of such Lender claiming entitlement to compensation as set forth above will be conclusive in the absence of manifest error. Such certificate will set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to such Lender (including the basis for such Lender's determination of such amount), and the method by which such amounts were determined. In determining such amount, such Lender may use any reasonable averaging and attribution method. For purposes of this Section 2.8 all references to a Lender shall be deemed to include any bank holding company or bank parent of such Lender.

     2.9. Funding Losses. If for any reason (other than due to a default by a Lender or as a result of a Lender's refusal to honor a LIBOR Loan request due to circumstances described in Section 2.6 or 2.7 hereof) a Borrowing of, or conversion to or continuation of, LIBOR Loans does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/ Continuation (whether or not withdrawn), or if any repayment (including any conversions pursuant to Section 2.1.2 hereof) of any of its LIBOR Loans occurs on a date that is not the last day of an Interest Period applicable thereto, or if for any reason Borrower defaults in its obligation to repay LIBOR Loans when required by the terms of this Agreement, then Borrower shall pay to Agent, for the ratable benefit of the affected Lenders, within 10 days after Agent's or an affected Lender's demand therefor, an amount (if a positive number) computed pursuant to the following formula:

                    L= [R-A]xPxD
                       ---------
                          360
                    where

                    L=  amount payable
                    R= interest rate applicable to the LIBOR Loan unborrowed or prepaid

                    A= Adjusted LIBOR Rate for an Interest Period maturing on or nearest the last day of the then applicable or requested Interest Period for such LIBOR Loan and in approximately the same amount as such LIBOR Loan

                    P= the amount of principal paid or the amount of the LIBOR Loan requested or to have been continued or converted
                    D= the number of days remaining in the Interest Period as of the date of such prepayment or the number of days in the requested Interest Period

Borrower shall pay such amount upon presentation by Agent of a statement setting forth the amount and Agent's calculation thereof pursuant hereto, which statement shall be deemed true and correct absent manifest error. For purposes of this Section 2.9, all references to a Lender shall be deemed to include any bank holding company or bank parent of such Lender.

     2.10. Maximum Interest. Regardless of any provision contained in any of the Loan Documents, in no contingency or event whatsoever shall the aggregate of all amounts that are contracted for, charged or received by Agent and Lenders pursuant to the terms of this Agreement or any of the other Loan Documents and that are deemed interest under Applicable Law exceed the highest rate permissible under any Applicable Law. No agreements, conditions, provisions or stipulations contained in this Agreement or any of the other Loan Documents or the exercise by Agent of the right to accelerate the payment or the maturity of all or any portion of the Obligations, or the exercise of any option whatsoever contained in any of the Loan Documents, or the prepayment by Borrower of any of the Obligations, or the occurrence of any contingency whatsoever, shall entitle Agent or any Lender to charge or receive in any event, interest or any charges, amounts, premiums or fees deemed interest by Applicable Law (such interest, charges, amounts, premiums and fees referred to herein collectively as "Interest") in excess of the Maximum Rate and in no event shall Borrower be obligated to pay Interest exceeding such Maximum Rate, and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel Borrower to pay Interest exceeding the Maximum Rate shall be without binding force or effect, at law or in equity, to the extent only of the excess of Interest over such Maximum Rate. If any Interest is charged or received in excess of the Maximum Rate ("Excess"), Borrower acknowledges and stipulates that any such charge or receipt shall be the result of an accident and bona fide error, and such Excess, to the extent received, shall be applied first to reduce the principal Obligations and the balance, if any, returned to Borrower, it being the intent of the parties hereto not to enter into a usurious or otherwise illegal relationship. The right to accelerate the maturity of any of the Obligations does not include the right to accelerate any Interest that has not otherwise accrued on the date of such acceleration, and Agent and Lenders do not intend to collect any unearned Interest in the event of any such acceleration. Borrower recognizes that, with fluctuations in the rates of interest set forth in Section 2.1.1 of this Agreement, and the Maximum Rate, such an unintentional result could inadvertently occur. All monies paid to Agent or any Lender hereunder or under any of the other Loan Documents, whether at maturity or by prepayment, shall be subject to any rebate of unearned Interest as and to the extent required by Applicable Law. By the execution of this Agreement, Borrower covenants that (i) the credit or return of any Excess shall constitute the acceptance by Borrower of such Excess, and (ii) Borrower shall not seek or pursue any other remedy, legal or equitable, against Agent or any Lender, based in whole or in part upon contracting for, charging or receiving any Interest in excess of the Maximum Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Agent or any Lender, all Interest at any time contracted for, charged or received from Borrower in connection with any of the Loan Documents shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations. Borrower, Agent and Lenders shall, to the maximum extent permitted under Applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as Interest and (ii) exclude voluntary prepayments and the effects thereof. The provisions of this
Section 2.10 shall be deemed to be incorporated into every Loan Document (whether or not any provision of this Section is referred to therein). All such Loan Documents and communications relating to any Interest owed by Borrower and all figures set forth therein shall, for the sole purpose of computing the extent of Obligations, be automatically recomputed by Borrower, and by any court considering the same, to give effect to the adjustments or credits required by this Section 2.10.

SECTION 3.  LOAN ADMINISTRATION

     3.1. Manner of Borrowing and Funding Revolver Loans. Borrowings under the Revolver Commitments established pursuant to Section 1.1 hereof shall be made and funded as follows:

          3.1.1.  Notice of Borrowing.

               (i) Whenever Borrower desires to make a Borrowing under Section
     1.1 of this Agreement (other than a Borrowing resulting from a conversion or continuation pursuant to Section 2.1.2), Borrower shall give Agent prior written notice (or telephonic notice promptly confirmed in writing) of such Borrowing request (a "Notice of Borrowing"), which shall be in the form of Exhibit C annexed hereto and signed by an authorized officer of Borrower. Such Notice of Borrowing shall be given by Borrower no later than 12:00 noon at the office of Agent designated by Agent from time to time (a) by 12:00 noon on the Business Day of the requested funding date of such Borrowing, in the case of Base Rate Loans, and (b) at least 3 Business Days prior to the requested funding date of such Borrowing, in the case of LIBOR Loans. Notices received after 12:00 noon shall be deemed received on the next Business Day. The Revolver Loans made by each Lender on the Closing Date shall be in excess of $250,000 and shall be made as Base Rate Loans and thereafter may be made or continued as or converted into Base Rate Loans or LIBOR Loans. Each Notice of Borrowing (or telephonic notice thereof) shall be irrevocable and shall specify (a) the principal amount of the Borrowing,
     (b) the date of Borrowing (which shall be a Business Day), (c) whether the Borrowing is to consist of Base Rate Loans or LIBOR Loans, (d) in the case of LIBOR Loans, the duration of the Interest Period to be applicable thereto, and (e) the account of Borrower to which the proceeds of such Borrowing are to be disbursed. Borrower may not request any LIBOR Loans if a Default or Event of Default exists. The requirement that a Notice of Borrowing be in writing (or confirmed in writing) shall be deemed satisfied if Borrower gives or confirms such Notice of Borrowing via electronic transmission, which shall be deemed to include electronic mail or telecopier.

               (ii) Unless payment is otherwise timely made by Borrower, the becoming due of any amount required to be paid under this Agreement or any of the other Loan Documents with respect to the Obligations (whether as principal, accrued interest, fees or other charges, including the repayment of any LC Outstandings) shall be deemed irrevocably to be a request (without any requirement for the submission of a Notice of Borrowing) for Revolver Loans on the due date of, and in an aggregate amount required to pay, such Obligations, and the proceeds of such Revolver Loans may be disbursed by way of direct payment of the relevant Obligation and shall bear interest as Base Rate Loans, and Agent shall use reasonable efforts to give Borrower notice promptly after (and in any event not later than the next monthly statement from Agent to Borrower) any Borrowing under this clause (ii) that is used to pay any expenses due under this Agreement. Neither Agent nor any Lender shall have any obligation to Borrower to honor any deemed request for a Revolver Loan after the Commitment Termination Date, when an Out-of-Formula Condition exists or would result therefrom, or when any condition precedent set forth in Section 10 hereof is not satisfied, but may do so in their discretion and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default and regardless of whether such Revolver Loan is funded after the Commitment Termination Date.

               (iii) If Borrower elects to establish a Controlled Disbursement Account with Bank or any Affiliate of Bank, then the presentation for payment by Bank of any check or other item of payment drawn on the Controlled Disbursement Account at a time when there are insufficient funds in such account to cover such check shall be deemed irrevocably to be a request (without any requirement for the submission of a Notice of Borrowing) for Revolver Loans on the date of such presentation and in any amount equal to the aggregate amount of the items presented for payment, and the proceeds of such Revolver Loans may be disbursed to the Controlled Disbursement Account and shall bear interest as Base Rate Loans. Neither Agent nor any Lender shall have any obligation to honor any deemed request for a Revolver Loan after the Commitment Termination Date or when an Out-of-Formula Condition exists or would result therefrom or when any condition precedent in Section 10 hereof is not satisfied, but may do so in its discretion and without regard to the existence of, and without being deemed to have waived, any

     Default or Event of Default and regardless of whether such Revolver Loan is funded after the Commitment Termination Date.

               (iv) As an accommodation to Borrower, Agent and Lenders may permit telephonic requests for Borrowings and electronic transmittal of instructions, authorizations, agreements or reports to Agent by Borrower; provided, however, that Borrower shall confirm each such telephonic request for a Borrowing of LIBOR Loans by delivery of the required Notice of Borrowing to Agent by facsimile transmission promptly, but in no event later than 5:00 p.m. on the same day. Neither Agent nor any Lender shall have any liability to Borrower for any loss or damage suffered by Borrower as a result of Agent's or any Lender's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Agent or Lenders by Borrower and neither Agent nor any Lender shall have any duty to verify the origin of any such communication or the identity or authority of the Person sending it.

          3.1.2. Fundings by Lenders. Subject to its receipt of notice from Agent of a Notice of Borrowing as provided in Section 3.1.1(i) (except in the case of a deemed request by Borrower for a Revolver Loan as provided in Sections 3.1.1(ii) or (iii) or 3.1.3(ii) hereof, in which event no Notice of Borrowing need be submitted), each Lender shall timely honor its Revolver Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans that is properly requested by Borrower and that Borrower is entitled to receive under the Loan Agreement. Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing pursuant to Section 3.1.1(ii) or (iii) hereof), by 12:00 noon on the proposed funding date (in the case of Base Rate Loans) or by 3:00 p.m. at least 2 Business Days before the proposed funding date (in the case of LIBOR Loans). Each Lender shall deposit with Agent an amount equal to its Pro Rata share of the Borrowing requested or deemed requested by Borrower at Agent's designated bank in immediately available funds not later than 2:00 p.m. on the date of funding of such Borrowing, unless Agent's notice to Lenders is received after 12:00 noon on the proposed funding date of a Base Rate Loan, in which event Lenders shall deposit with Agent their respective Pro Rata shares of the requested Borrowing on or before 11:00 a.m. of the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall make the proceeds of the Revolver Loans received by it available to Borrower by disbursing such proceeds in accordance with Borrower's disbursement instructions set forth in the applicable Notice of Borrowing. Unless Agent shall have been notified in writing by a Lender prior to the proposed time of funding that such Lender does not intend to deposit with Agent an amount equal such Lender's Pro Rata share of the requested Borrowing (or deemed request for a Borrowing pursuant to Section 3.1.1(ii) or (iii) hereof), Agent may assume that such Lender has deposited or promptly will deposit its share with Agent and Agent may in its discretion disburse a corresponding amount to Borrower on the applicable funding date. If a Lender's Pro Rata share of such Borrowing is not in fact deposited with Agent, then, if Agent has disbursed to Borrower an amount corresponding to such share, then such Lender agrees to pay, and in addition Borrower agrees to repay, to Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is disbursed by Agent to or for the benefit of Borrower until the date such amount is paid or repaid to Agent, (a) in the case of Borrower, at the interest rate applicable to such Borrowing and (b) in the case of such Lender, at the Federal Funds Rate. If such Lender repays to Agent such corresponding amount, such amount so repaid shall constitute a Revolver Loan, and if both such Lender and Borrower shall have repaid such corresponding amount, Agent shall promptly return to Borrower such corresponding amount in same day funds. A notice of Agent submitted to any Lender with respect to amounts owing under this Section 3.1.2 shall be conclusive, absent manifest error.

          3.1.3.  Settlement and Settlement Loans.

               (i) In order to facilitate the administration of the Revolver Loans under this Agreement, Lenders agree (which agreement shall not be for the benefit of or enforceable by Borrower) that settlement among them with respect to the Revolver Loans may take place on a periodic basis on dates determined from time to time by Agent (each a "Settlement Date"), which may occur before or after the occurrence or during the continuance of a Default or Event of Default and whether or not all of the conditions set forth in
     Section 10 of this Agreement have been met. On each Settlement Date, payment shall be made by or to each Lender in the manner provided herein and in accordance with the Settlement Report delivered by Agent to Lenders with respect to such Settlement Date so that, as of each Settlement Date and after giving effect to the transaction to take place on such Settlement Date, each Lender shall hold its Pro Rata share of all Revolver Loans and participations in LC Outstandings then outstanding. Agent shall request settlement with the Lenders on a basis not less frequently than once every 5 Business Days.

               (ii) Between Settlement Dates, Agent may request Fleet to advance, and Fleet may, but shall in no event be obligated to, advance to Borrower out of Fleet's own funds the entire principal amount of any Borrowing of Revolver Loans that are Base Rate Loans requested or deemed requested pursuant to this Agreement (any such Revolver Loan funded exclusively by Fleet being referred to as a "Settlement Loan"). Each Settlement Loan shall constitute a Revolver Loan hereunder and shall be subject to all of the terms, conditions and security applicable to other Revolver Loans, except that all payments thereon shall be payable to Fleet solely for its own account. The obligation of Borrower to repay such Settlement Loans to Fleet shall be evidenced by the Settlement Note. Agent shall not request Fleet to make any Settlement Loan if (A) Agent shall have received written notice from any Lender that one or more of the applicable conditions precedent set forth in Section 10 hereof will not be satisfied on the requested funding date for the applicable Borrowing or (B) the requested Borrowing would exceed the amount of Availability on the funding date or would cause the then outstanding principal balance of all Settlement Loans to exceed $7,500,000. Fleet shall not be required to determine whether the applicable conditions precedent set forth in Section 10 hereof have been satisfied or the requested Borrowing would exceed the amount of Availability on the funding date applicable thereto prior to making, in its sole discretion, any Settlement Loan. On each Settlement Date, or, if earlier, upon demand by Agent for payment thereof, the then outstanding Settlement Loans shall be immediately due and payable. As provided in Section 3.1.1(ii), Borrower shall be deemed to have requested (without the necessity of submitting any Notice of Borrowing) Revolver Loans to be made on each Settlement Date in the amount of all outstanding Settlement Loans and to have

     Agent cause the proceeds of such Revolver Loans to be applied to the repayment of such Settlement Loans and interest accrued thereon. Agent shall notify the Lenders of the outstanding balance of Revolver Loans prior to 12:00 noon on each Settlement Date and each Lender (other than Fleet) shall deposit with Agent (without setoff, counterclaim or reduction of any kind) an amount equal to its Pro Rata share of the amount of Revolver Loans deemed requested in immediately available funds not later than 2:00 p.m. on such Settlement Date, and without regard to whether any of the conditions precedent set forth in Section 10 hereof are satisfied or the Commitment Termination Date has occurred. If as the result of the commencement by or against Borrower of any Insolvency Proceeding or otherwise any Settlement Loan may not be repaid by the funding by Lenders of Revolver Loans, then each Lender (other than Fleet) shall be deemed to have purchased a participating interest in any unpaid Settlement Loan in an amount equal to such Lender's Pro Rata share of such Settlement Loan and shall transfer to Fleet, in immediately available funds not later than the 2nd Business Day after Fleet's request therefor, the amount of such Lender's participation. The proceeds of Settlement Loans may be used solely for purposes for which Revolver Loans generally may be used in accordance with Section 1.1.3 hereof. If any amounts received by Fleet in respect of any Settlement Loans are later required to be returned or repaid by Fleet to Borrower or any other Obligor or their respective representatives or successors-in-interest, whether by court order, settlement or otherwise, the other Lenders shall, upon demand by Fleet with notice to Agent, pay to Agent for the account of Fleet, an amount equal to each other Lender's Pro Rata share of all such amounts required to be returned by Fleet.

          3.1.4. Disbursement Authorization. Borrower hereby irrevocably authorizes Agent to disburse the proceeds of each Revolver Loan requested, or deemed to be requested pursuant to Section 3.1.1 or Section 3.1.3(ii), as follows: (i) the proceeds of each Revolver Loan requested under Section 3.1.1(i) shall be disbursed by Agent in accordance with the terms of the written disbursement letter from Borrower in the case of the initial Borrowing, and, in the case of each subsequent Borrowing, by wire transfer to such bank account as may be agreed upon by Borrower and Agent from time to time or elsewhere if pursuant to a written direction from Borrower; and (ii) the proceeds of each Revolver Loan requested under Section 3.1.1(ii) or Section 3.1.3(ii) shall be disbursed by Agent by way of direct payment of the relevant interest or other Obligation.

     3.2. Defaulting Lender. If any Lender shall, at any time, fail to make any payment to Agent or Fleet that is required hereunder, Agent may, but shall not be required to, retain payments that would otherwise be made to such defaulting Lender hereunder and apply such payments to such defaulting Lender's defaulted obligations hereunder, at such time, and in such order, as Agent may elect in its sole discretion. With respect to the payment of any funds from Agent to a Lender or from a Lender to Agent, the party failing to make the full payment when due pursuant to the terms hereof shall, upon demand by the other party, pay such amount together with interest on such amount at the Federal Funds Rate. The failure of any Lender to fund its portion of any Revolver Loan or payment in respect of an LC Obligation shall not relieve any other Lender of its obligation, if any, to fund its portion of the Revolver Loan or payment in respect of an LC Obligation on the date of Borrowing, but no Lender shall be responsible for the failure of any other Lender to make any Revolver Loan or payment in respect of an LC Obligation to be made by such Lender on the date of any Borrowing. Solely as among the Lenders and solely for purposes of voting or consenting to matters with respect to any of the Loan Documents, Collateral or any Obligations and determining a defaulting Lender's Pro Rata share of payments and proceeds of Collateral pending such defaulting Lender's cure of its defaults hereunder, a defaulting Lender shall not be deemed to be a "Lender" and such Lender's Revolver Commitment shall be deemed to be zero (0). The provisions of this
Section 3.2 shall be solely for the benefit of Agent and Lenders and may not be enforced by Borrower.

     3.3. Special Provisions Governing LIBOR Loans.

          3.3.1. Number of LIBOR Loans. In no event may the number of Borrowings of LIBOR Loans outstanding at any time to any Lender exceed 6.

          3.3.2  Minimum Amounts.  Each Borrowing of LIBOR Loans pursuant to
Section 3.1.1(i), and each continuation of or conversion to LIBOR Loans pursuant to Section 2.1.2 hereof, shall be in a minimum amount of $1,000,000 and integral multiples of $250,000 in excess of that amount.

          3.3.3 LIBOR Lending Office. Each Lender's initial LIBOR Lending Office is set forth opposite its name on the signature pages hereof. Each Lender shall have the right at any time and from time to time to designate a different office of itself or of any Affiliate as such Lender's LIBOR Lending Office, and to transfer any outstanding LIBOR Loans to such LIBOR Lending Office. No such designation or transfer shall result in any liability on the part of Borrower for increased costs or expenses resulting solely from such designation or transfer. Increased costs for expenses resulting from a change in Applicable Law occurring subsequent to any such designation or transfer shall be deemed not to result solely from such designation or transfer. If any Lender requests compensation under Section 2.7, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.8, then such Lender shall use reasonable efforts to designate a different LIBOR Lending Office for funding or booking its Revolver Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.7 or 4.8, as the case may be, in the future and
(ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

          3.3.4 Funding of LIBOR Loans. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBOR Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBOR Loans; provided, however, that such LIBOR Loans shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of Borrower to repay such LIBOR Loans shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. The calculation of all amounts payable to Lender under Section 2.7 and 2.9 shall be made as if each Lender had actually funded or committed to fund its LIBOR Loan through the purchase of an underlying deposit in an amount equal to the amount of such LIBOR Loan and having a maturity comparable to the relevant Interest Period for such LIBOR Loans; provided, however, each Lender may fund its LIBOR Loans in any manner it deems fit and the foregoing presumption shall be utilized only for the calculation of amounts payable under
Section 2.7 and Section 2.9.

     3.4. All Revolver Loans to Constitute One Obligation.  The Revolver
Loans shall constitute one general Obligation of Borrower and (unless otherwise expressly provided in the Security Documents) shall be secured by Agent's Lien upon all of the Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of Borrower and the holder of a separate claim against Borrower to the extent of any Obligations owed by Borrower to Agent or such Lender.

SECTION 4.  PAYMENTS

     4.1. General Payment Provisions. All payments (including all prepayments) of principal of and interest on the Revolver Loans, LC Outstandings and other Obligations that are payable to Agent or any Lender shall be made to Agent in Dollars without any offset or counterclaim and free and clear of (and without deduction for, subject to the provisions of Section 4.8 and 4.9), any present or future Taxes, and, with respect to payments made other than by application of balances in the Payment Account, in immediately available funds not later than 12:00 noon on the due date (and payment made after such time on the due date to be deemed to have been made on the next succeeding Business Day). All payments received by Agent shall be distributed by Agent in accordance with Section 4.6 hereof, subject to the rights of offset that Agent may have as to amounts otherwise to be remitted to a particular Lender by reason of amounts due Agent from such Lender under any of the Loan Documents.

     4.2. Repayment of Revolver Loans.

          4.2.1. Payment of Principal. The outstanding principal amount of the Revolver Loans shall be repaid as follows:

               (i) Any portion of the Revolver Loans consisting of Base Rate Loans shall be paid by Borrower to Agent, for the Pro Rata benefit of Lenders (or, in the case of Settlement Loans, for the sole benefit of Fleet) unless timely converted to a LIBOR Loan in accordance with this Agreement, immediately upon (a) each receipt by Agent, any Lender or Borrower of any proceeds of any of the Collateral, to the extent of such proceeds, (b) the Commitment Termination Date, and (c) in the case of Settlement Loans, the earlier of Fleet's demand for payment or on each Settlement Date with respect to all Settlement Loans outstanding on such date.

               (ii) Any portion of the Revolver Loans consisting of LIBOR Loans shall be paid by Borrower to Agent, for the Pro Rata benefit of Lenders, unless converted to a Base Rate Loan or continued as a LIBOR Loan in accordance with the terms of this Agreement, immediately upon (a) the last day of the Interest Period applicable thereto and (b) the Commitment Termination Date. In no event shall Borrower be authorized to make a voluntary prepayment with respect to any Revolver Loan outstanding as a LIBOR

     Loan prior to the last day of the Interest Period applicable thereto unless (x) otherwise agreed in writing by Agent or Borrower is otherwise expressly authorized or required by any other provision of this Agreement to pay any LIBOR Loan outstanding on a date other than the last day of the Interest Period applicable thereto, and (y) Borrower pays to Agent, for the Pro Rata benefit of Lenders, concurrently with any prepayment of a LIBOR Loan, any amount due Agent and Lenders under Section 2.9 hereof as a consequence of such prepayment.

               (iii) Notwithstanding anything to the contrary contained elsewhere in this Agreement, if an Out-of-Formula Condition shall exist, Borrower shall, on the sooner to occur of Agent's demand or the first Business Day after Borrower has obtained knowledge of such Out-of-Formula Condition, repay the outstanding Revolver Loans that are Base Rate Loans in an amount sufficient to reduce the aggregate unpaid principal amount of all Revolver Loans by an amount equal to such excess; and, if such payment of Base Rate Loans is not sufficient to eliminate the Out-of-Formula Condition, then Borrower shall immediately either (a) deposit with Agent, for the Pro Rata benefit of Lenders, for application to any outstanding Revolver Loans bearing interest as LIBOR Loans as the same become due and payable (whether at the end of the applicable Interest Periods or on the Commitment Termination Date) cash in an amount sufficient to eliminate such Out-of-Formula Condition, to be held by Agent pending disbursement of same to Lenders, but subject to Agent's Lien thereon and rights of offset with respect thereto, or (b) pay the Revolver Loans outstanding as LIBOR Loans to the extent necessary to eliminate such Out-of-Formula Condition and also pay to Agent for the Pro Rata benefit of Lenders any and all amounts required by Section 2.9 hereof to be paid by reason of the prepayment of a LIBOR Loan prior to the last day of the Interest Period applicable thereto. Notwithstanding the foregoing, if and for so long as each of the Out-of-Formula Facility Conditions is satisfied, Borrower shall not be required to eliminate the Out-of-Formula Condition until the Out-of-Formula Fix Date.

          4.2.2. Payment of Interest. Interest accrued on the Revolver Loans shall be due and payable on (i) the first calendar day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month, with respect to any Revolver Loan that constitutes a Base Rate Loan and (ii) the last day of the applicable Interest Period in the case of a LIBOR Loan and, with respect to LIBOR Loans that have an Interest Period of 3 months or more, on the 90th day after the beginning of such Interest Period and at the end of such Interest Period. Accrued interest shall also be paid by Borrower on the Commitment Termination Date. With respect to any Base Rate Loan converted into a LIBOR Loan pursuant to Section 2.1.2 on a day when interest would not otherwise have been payable with respect to such Base Rate Loan, accrued interest to the date of such conversion on the amount of such Base Rate Loan so converted shall be paid on the conversion date.

     4.3. Payment of Other Obligations. The balance of the Obligations requiring the payment of money, including the LC Outstandings and Extraordinary Expenses incurred by Agent or any Lender, shall be repaid by Borrower to Agent for allocation among Agent and Lenders as provided in the Loan Documents, or, if no date of payment is otherwise specified in the Loan Documents, within 10 days after Agent's demand therefor.

     4.4. Marshaling; Payments Set Aside. None of Agent or any Lender shall be under any obligation to marshall any assets in favor of Borrower or any other Obligor or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to Agent or Lenders or any of such Persons receives payment from the proceeds of any Collateral or exercises its right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person, then, to the extent of any loss by Agent or Lenders, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment or proceeds had not been made or received and any such enforcement or setoff had not occurred. The provisions of the immediately preceding sentence of this Section 4.4 shall survive any termination of the Revolver Commitments and payment in full of the Obligations.

     4.5. Agent's Allocation of Payments and Collections.

          4.5.1. Allocation of Payments. All monies to be applied to the Obligations, whether such monies represent voluntary payments by one or more Obligors or are received pursuant to demand for payment or realized from any disposition of Collateral, shall be allocated among Agent and such of the Lenders as are entitled thereto (and, with respect to monies allocated to Lenders, on a Pro Rata basis unless otherwise provided herein): (i) first, to Agent to pay principal and accrued interest on any portion of the Revolver Loans which Agent may have advanced on behalf of any Lender and for which Agent has not been reimbursed by such Lender or Borrower; (ii) second, to Fleet to pay the principal and accrued interest on any portion of the Settlement Loans outstanding, to be shared with Lenders that have acquired a participating interest in such Settlement Loans; (iii) third, to the extent that Fleet has not received from any Participating Lender a payment as required by Section 1.2.2 hereof, to Fleet to pay all amounts owing to Fleet pursuant to Section 1.2.2(ii) hereof; (iv) fourth, to Agent to pay the amount of Extraordinary Expenses and amounts owing to Agent pursuant to Section 14.10 hereof that have not been reimbursed to Agent by Borrower or Lenders, together with interest accrued thereon at the rate applicable to Revolver Loans that are Base Rate Loans; (v) fifth, to Agent to pay any Indemnified Amount that has not been paid to Agent by Obligors or Lenders, together with interest accrued thereon at the rate applicable to Revolver Loans that are Base Rate Loans; (vi) sixth, to Agent to pay any fees due and payable to Agent; (vii) seventh, to Lenders for any Indemnified Amount that they have paid to Agent and any Extraordinary Expenses that they have reimbursed to Agent or themselves incurred, to the extent that Lenders have not been reimbursed by Obligors therefor; (viii) eighth, to Fleet to pay principal and interest with respect to LC Outstandings (or to the extent any of the LC Outstandings are contingent and an Event of Default then exists, deposited in the Cash Collateral Account to provide security for the payment of the LC Outstandings), which payment shall be shared with the Participating Lenders in accordance with Section 1.2.2(iii) hereof; and (ix) ninth, to Lenders in payment of the unpaid principal and accrued interest in respect of the Revolver Loans and any other Obligations then outstanding to be shared among Lenders on a Pro Rata basis, or on such other basis as may be agreed upon in writing by Lenders (which agreement or agreements may be entered into without notice to or the consent or approval of Borrower). The allocations set forth in this Section 4.5

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

are solely to determine the rights and priorities of Agent and Lenders as among themselves and may be changed by Agent and Lenders without notice to or the consent or approval of Borrower or any other Person.

          4.5.2. Erroneous Allocation. Agent shall not be liable for any allocation or distribution of payments made by it in good faith and, if any such allocation or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from the other Lenders any payment in excess of the amount to which such other Lenders are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

     4.6. Application of Payments and Collateral Proceeds. All Payment Items received by Agent by 12:00 noon on any Business Day shall be deemed received on that Business Day. All Payment Items received by Agent after 12:00 noon on any Business Day shall be deemed received on the following Business Day. Borrower irrevocably waives the right to direct the application of any and all payments and Collateral proceeds at any time or times hereafter received by Agent or any Lender from or on behalf of Borrower, and Borrower does hereby irrevocably agree that Agent shall have the continuing exclusive right to apply and reapply any and all such payments and Collateral proceeds received at any time or times hereafter by Agent or its agent against the Obligations, in such manner as Agent may deem advisable, notwithstanding any entry by Agent upon any of its books and records. If as the result of Agent's collection of proceeds of Accounts and other Collateral as authorized by Section 7.2.6 a credit balance exists, such credit balance shall not accrue interest in favor of Borrower, but shall be available to Borrower at any time or times for so long as no Default or Event of Default exists.

     4.7. Loan Account; the Register; Account Stated.

          4.7.1. Loan Accounts. Each Lender shall maintain in accordance with its usual and customary practices an account or accounts (a "Loan Account") evidencing the Debt of Borrower to such Lender resulting from each Revolver Loan owing to such Lender from time to time, including the amount of principal and interest payable to such Lender from time to time hereunder and under each Note payable to such Lender. Any failure of a Lender to record in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrower hereunder (or under any Note) to pay any amount owing hereunder to such Lender.

          4.7.2. The Register. Agent shall maintain a register (the "Register") which shall include a master account and a subsidiary account for each Lender and in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of each Revolver Loan comprising such Borrowing and any Interest Period applicable thereto, (ii) the effective date and amount of each Assignment and Acceptance delivered to and accepted by it and the parties thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder or under the Notes, and (iv) the amount of any sum received by Agent from Borrower or any other Obligor and each Lender's share thereof. The Register shall be available for inspection by Borrower or any Lender at the offices of Agent at any reasonable time and from time to time upon reasonable prior notice. Any failure of Agent to record in the Register, or any error in doing so, shall not limit or otherwise affect the obligation of Borrower hereunder (or under any Note) to pay any amount owing with respect to the Revolver Loans or provide the basis for any claim against Agent.

          4.7.3. Entries Binding. The entries made in the Register and each Loan Account shall constitute rebuttably presumptive evidence of the information contained therein; provided, however, that if a copy of information contained in the Register or any Loan Account is provided to any Person, or any Person inspects the Register or any Loan Account, at any time or from time to time, then the information contained in the Register or the Loan Account, as applicable shall be conclusive and binding on such Person for all purposes absent manifest error, unless such Person notifies Agent in writing within 30 days after such Person's receipt of such copy or such Person's inspection of the Register or Loan Account of its intention to dispute the information contained therein.

     4.8. Gross Up for Taxes.   If Borrower shall be required by Applicable
Law to withhold or deduct any Taxes from or in respect of any sum payable under this Agreement or any of the other Loan Documents, (a) so long as any Lender to which Section 4.9 is applicable has satisfied the terms of Section 4.9, the sum payable to Agent or such Lender shall be increased as may be necessary so that, after making all required withholding or deductions, Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such withholding or deductions been made, (b) Borrower shall make such withholding or deductions, and (c) Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with Applicable Law.

     4.9. Withholding Tax Exemption. At least 5 Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States or any state thereof agrees that it will deliver to Borrower and Agent 2 duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payment under this Agreement and its Note without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 further undertakes to deliver to Borrower and Agent 2 additional copies of such form (or a successor form) on or before the date that such form expires (currently, 3 successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Borrower or Agent, in each case, certifying that such Lender is entitled to receive payments under this Agreement and its Notes without deduction or withholding of any United States federal income taxes, unless an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required that renders all such forms inapplicable or that would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises Borrower and Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income taxes.

SECTION 5.  TERM AND TERMINATION OF COMMITMENTS

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

     5.1. Term of Revolver Commitments. Subject to each Lender's right to cease making Revolver Loans and other extensions of credit to Borrower when any Default or Event of Default exists or upon termination of the Revolver Commitments as provided in Section 5.2 hereof, the Revolver Commitments shall be in effect for a period of 5 years from the date hereof, through the close of business on February 17, 2005 (the "Term").

     5.2. Termination.

          5.2.1. Termination by Agent. Agent may (and upon the direction of the Required Lenders, shall) terminate the Revolver Commitments without notice if an Event of Default exists; provided, however, that the Revolver Commitments shall automatically terminate as provided in Section 11.2 hereof.

          5.2.2. Termination by Borrower. Upon at least 30 days prior written notice to Agent, Borrower may, at its option, terminate the Revolver Commitments; provided, however, no such termination by Borrower shall be effective until Borrower has satisfied all of the Obligations and executed in favor of and delivered to Agent and Lenders a general release of all Claims that Borrower may have against Agent or any Lender. Any notice of termination given by Borrower shall be irrevocable unless Agent otherwise agrees in writing. Borrower may elect to terminate the Revolver Commitments in their entirety only, but nothing contained herein shall affect Borrower's right to voluntarily reduce the Revolver Commitments as provided in Section 1.1.5 of this Agreement. No section of this Agreement, Type of Revolver Loan available hereunder or Revolver Commitment may be terminated by Borrower singly.

          5.2.3.  Reserved.

          5.2.4. Effect of Termination. On the effective date of termination of the Revolver Commitments by Agent or by Borrower, all of the Obligations shall be immediately due and payable and Lenders shall have no obligation to make any Revolver Loans and Fleet shall have no obligation to procure any Letters of Credit. All undertakings, agreements, covenants, warranties and representations of Borrower contained in the Loan Documents shall survive any such termination and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents notwithstanding such termination until Borrower has satisfied the Obligations to Agent and Lenders, in full. For purposes of this Agreement, the Obligations shall not be deemed to have been satisfied until all Obligations for the payment of money have been paid to Agent in same day funds and all Obligations that are at the time in question contingent (including, all LC Outstandings that exist by virtue of an outstanding Letter of Credit) have been fully cash collateralized in favor and to the satisfaction of Agent or Agent has received as beneficiary a direct pay letter of credit in form and from an issuing bank acceptable to Agent and providing for direct payment to Agent of all such contingent Obligations at the time they become fixed (including reimbursement of all sums paid by Agent under any LC Support). Notwithstanding the payment in full of the Obligations, Agent shall not be required to terminate its security interests in any of the Collateral unless, with respect to any loss or damage Agent may incur as a result of the dishonor or return of any Payment Items applied to the Obligations, Agent shall have received either (i) a written agreement, executed by Borrower and any Person whose loans or other advances to Borrower are used in whole or in part to satisfy the

Obligations, indemnifying Agent and Lenders from any such loss or damage; or
(ii) such monetary reserves and Liens on the Collateral for such period of time as Agent, in its reasonable discretion, may deem necessary to protect Agent from any such loss or damage. The provisions of Sections 2.4, 2.7, 2.8, 2.9, 4.4, 4.9 and this Section 5.2.4 and all obligations of Borrower to indemnify Agent or any Lender pursuant to this Agreement or any of the other Loan Documents, shall in all events survive any termination of the Revolver Commitments.

SECTION 6.  COLLATERAL

     6.1. Grant of Security Interest. To secure the prompt payment and performance of all of the Obligations, Borrower hereby grants to Agent, for the benefit of itself as Agent and for the Pro Rata benefit of Lenders, a continuing security interest in and Lien upon all of the following Property and interests in Property of Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

               (i)    All Accounts;

               (ii)   All Inventory;

               (iii)  All Equipment;

               (iv)   All Instruments;

               (v)    All Chattel Paper;

               (vi)   All Documents;

               (vii)  All General Intangibles;

               (viii) All Deposit Accounts;

               (ix) All Investment Property (but excluding any portion thereof that constitutes Margin Stock unless otherwise expressly provided in any Security Documents);

               (x) All monies now or at any time or times hereafter in the possession or under the control of Agent or a Lender or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral in the Cash Collateral Account;

               (xi) All accessions to, substitutions for and all replacements, products and cash and non-cash proceeds of (i) through (x) above, including proceeds of and unearned premiums with respect to insurance policies insuring any of the Collateral and claims against any Person for loss of, damage to or destruction of any of the Collateral; and

               (xii) All books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs, and other computer materials and records) of Borrower pertaining to any of (i) through (xi) above;

     6.2. Lien on Deposit Accounts. As additional security for the payment and performance of the Obligations, Borrower hereby grants to Agent, for the benefit of itself as Agent and for the Pro Rata benefit of Lenders, a continuing security interest in and Lien upon, and hereby collaterally assigns to Agent, all of Borrower's right, title and interest in and to each Deposit Account of Borrower and in and to any deposits or other sums at any time credited to each such Deposit Account, including any sums in any blocked account or any special lockbox account and in the accounts in which sums are deposited. In connection with the foregoing, Borrower hereby authorizes and directs each such bank or other depository to pay or deliver to Agent upon its written demand therefor made at any time upon the occurrence and during the continuation of an Event of Default and without further notice to Borrower (such notice being hereby expressly waived), all balances in each Deposit Account maintained by Borrower with such depository for application to the Obligations then outstanding, and the rights given Agent in this Section shall be cumulative with and in addition to Agent's other rights and remedies in regard to the foregoing Property as proceeds of Collateral. Borrower hereby irrevocably appoints Agent as Borrower's attorney-in-fact to collect any and all such balances to the extent any such payment is not made to Agent by such bank or other depository after demand thereon is made by Agent pursuant hereto.

     6.3. Other Collateral. In addition to the items of Property referred to in Section 6.1 above, the Obligations shall also be secured by the Cash Collateral to the extent provided herein and all of the other items of Property from time to time described in any of the Security Documents as security for any of the Obligations.

     6.4. Lien Perfection; Further Assurances. Within 5 Business Days after Agent's request therefor, Borrower shall execute or cause to be executed and deliver to Agent such instruments, assignments, title certificates or other documents as are necessary under the UCC or other Applicable Law (including any motor vehicle certificates of title act) to perfect (or continue the perfection
of) Agent's Lien upon the Collateral, and shall take such other action as may be requested by Agent to give effect to or carry out the intent and purposes of this Agreement. Unless prohibited by Applicable Law, Borrower hereby authorizes Agent to execute and file any such financing statement on Borrower's behalf. Unless prohibited by Applicable Law, the parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof.

SECTION 7.  COLLATERAL ADMINISTRATION

     7.1. General Provisions.

          7.1.1. Location of Collateral. All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Borrower at one or more of the business locations of Borrower set forth in Schedule 7.1.1 hereto and shall not be moved therefrom,

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

without the prior written approval of Agent, except that in the absence of an Event of Default and acceleration of the maturity of the Obligations in consequence thereof, Borrower may (i) make sales or other dispositions of any Collateral to the extent authorized by Section 9.2.10 hereof and (ii) move Inventory or Equipment or any record relating to any Collateral to a location in the United States other than those shown on Schedule 7.1.1 hereto so long as Borrower has given Agent at least 15 Business Days prior written notice of such new location and prior to moving any Inventory or Equipment to such location Borrower has executed and delivered to Agent UCC-1 financing statements and any other appropriate documentation to perfect or continue the perfection of Agent's Liens with respect to such Inventory or Equipment. Notwithstanding anything to the contrary contained in this Agreement, Borrower shall not be permitted to keep, store or otherwise maintain any Collateral at any location (including any location described in Section 7.1.1), unless (i) Borrower is the owner of such location, (ii) Borrower leases such location and, if requested by Agent, the landlord has executed in favor of Agent a Landlord Waiver, or (iii) the Collateral consists of Inventory placed with a warehouseman, bailee or processor, and if, requested by Agent, Agent has received from such warehouseman, bailee or processor an acceptable Lien waiver agreement and an appropriate UCC-1 financing statement has been filed with the appropriate Governmental Authority in the jurisdiction where such warehouseman, bailee or processor is located in order to perfect, or to maintain the uninterrupted perfection of, Agent's security interest in such Inventory.

          7.1.2. Insurance of Collateral; Condemnation Proceeds. Borrower shall maintain and pay for insurance upon all Collateral, wherever located, covering casualty, hazard, public liability, theft, malicious mischief, and such other risks in such amounts and with such insurance companies as are reasonably satisfactory to Agent. All proceeds payable under each such policy shall be payable to Agent for application to the Obligations. Borrower shall deliver the originals or certified copies of such policies to Agent with satisfactory lender's loss payable endorsements reasonably satisfactory to Agent naming Agent as sole loss payee, assignee or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever and a clause specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of Borrower or the owner of the Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. If Borrower fails to provide and pay for such insurance, Agent may, at its option, but shall not be required to, procure the same and charge Borrower therefor. Borrower agrees to deliver to Agent, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies. For so long as no Event of Default exists, Borrower shall have the right to settle, adjust and compromise any claim with respect to any insurance maintained by Borrower provided that all proceeds thereof are applied in the manner specified in this Agreement, and Agent agrees promptly to provide any necessary endorsement to any checks or drafts issued in payment of any such claim. At any time that an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims, Agent shall have all rights and remedies with respect to such policies of insurance as are provided for in this Agreement and the other Loan Documents.

          7.1.3. Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes imposed under any

Applicable Law on any of the Collateral or in respect of the sale thereof, and all other payments required to be made by Agent to any Person to realize upon any Collateral shall be borne and paid by Borrower. Agent shall not be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Agent's actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other Person whomsoever, but the same shall be at Borrower's sole risk.

          7.1.4. Defense of Title to Collateral. Borrower shall at all times defend Borrower's title to the Collateral and Agent's Liens therein against all Persons and all claims and demands whatsoever other than Permitted Liens.

     7.2. Administration of Accounts.

          7.2.1. Records and Schedules of Accounts. Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit to Agent on such periodic basis as Agent shall request a sales and collections report for the preceding period, in form satisfactory to Agent. Borrower shall also provide to Agent on or before the 25th day of each month, a detailed aged trial balance of all Accounts existing as of the last day of the preceding month, specifying the names, addresses, face value, dates of invoices and due dates for each Account Debtor obligated on an Account so listed ("Schedule of Accounts"), and, upon Agent's request therefor, copies of proof of delivery and a copy of all documents, including repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as Agent shall reasonably request. At Agent's request, Borrower shall deliver to Agent copies of invoices or invoice registers related to all of its Accounts.

          7.2.2. Discounts, Disputes and Returns. If Borrower grants any discounts, allowances or credits that are not shown on the face of the invoice for the Account involved, Borrower shall report such discounts, allowances or credits, as the case may be to Agent as part of the next required Schedule of Accounts. Upon and after the occurrence of an Event of Default, Agent shall have the right to settle or adjust all disputes and claims directly with the Account Debtor and to compromise the amount or extend the time for payment of any Accounts comprising a part of the Collateral upon such terms and conditions as Agent may deem advisable, and to charge the deficiencies, costs and expenses thereof, including attorneys' fees, to Borrower.

          7.2.3. Taxes. If an Account of Borrower includes a charge for any Taxes payable to any governmental taxing authority, Agent is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of Borrower and to charge Borrower therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due by Borrower.

          7.2.4. Account Verification. Whether or not a Default or an Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or Borrower to verify the validity, amount or any other matter relating to any Accounts of Borrower

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

by mail, telephone, telegraph or otherwise. Borrower shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

          7.2.5. Maintenance of Dominion Account. Borrower shall maintain a Dominion Account pursuant to a lockbox or other arrangement acceptable to Agent and, in the case of such Dominion Account and lockbox arrangement, with such bank as may be selected by Borrower and be acceptable to Agent. Borrower shall issue to each such lockbox bank an irrevocable letter of instruction directing such bank to deposit all payments or other remittances received in the lockbox to the Dominion Account. Borrower shall enter into agreements, in form satisfactory to Agent, with each bank at which a Dominion Account is maintained by which such bank shall immediately transfer to the Payment Account all monies deposited to the Dominion Account. All funds deposited in each Dominion Account shall be subject to Agent's Lien. Borrower shall obtain the agreement (in favor of and in form and content satisfactory to Agent) by each bank at which a Dominion Account is maintained to waive any offset rights against the funds deposited into such Dominion Account, except offset rights in respect of charges incurred in the administration of such Dominion Account. Neither Agent nor Lenders assume any responsibility to Borrower for such lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.

          7.2.6. Collection of Accounts and Proceeds of Collateral. To expedite collection, Borrower shall endeavor in the first instance to make collection of Borrower's Accounts for Agent and Lenders. All Payment Items received by Borrower in respect of its Accounts, together with the proceeds of any other Collateral, shall be held by Borrower as trustee of an express trust for Agent's benefit and Borrower shall immediately deposit same in kind in the Dominion Account. Agent retains the right at all times when a Default or an Event of Default exists to notify Account Debtors of Borrower that Accounts have been assigned to Agent and to collect Accounts directly in its own name and to charge to Borrower the collection costs and expenses, incurred by Agent or Lenders, including reasonable attorneys' fees.

     7.3. Administration of Inventory.

          7.3.1. Records and Reports of Inventory. Borrower shall keep accurate and complete records of its Inventory and shall furnish Agent and Lenders inventory reports respecting such Inventory in form and detail satisfactory to Agent and Lenders at such times as Agent and Lenders may request, but so long as no Default or Event of Default exists, no more frequently than once each week. Borrower shall conduct a physical inventory no less frequently than annually and shall provide to Agent and Lenders a report based on each such physical inventory promptly thereafter, together with such supporting information as Agent shall request.

          7.3.2. Returns of Inventory. Borrower shall not return any of its Inventory to a supplier or vendor thereof, or any other Person, whether for cash, credit against future purchases or then existing payables, or otherwise, unless (i) such return is in the Ordinary Course of Business of Borrower and such Person; (ii) no Default or Event of Default exists or would result therefrom; (iii) the return of such Inventory will not result in an Out-of-Formula Condition; and (iv) any payments received by Borrower in connection with any such return are promptly turned over to Agent for application to the Obligations.

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

     7.4. Administration of Equipment.

          7.4.1. Records and Schedules of Equipment. Borrower shall keep accurate records itemizing and describing the kind, type, quality, quantity and cost of its Equipment and all dispositions made in accordance with Section 7.4.2 hereof.

          7.4.2. Dispositions of Equipment. Borrower will not sell, lease or otherwise dispose of or transfer any of the Equipment or any part thereof without the prior written consent of Agent; provided, however, that the foregoing restriction shall not apply, for so long as no Default or Event of Default exists, to (i) dispositions of Equipment expressly authorized by Section
9.2.10 of this Agreement; (ii) dispositions of Equipment which, in the aggregate during any consecutive 12-month period, has a fair market value or book value, whichever is more, of $1,000,000 or less, provided that all Net Proceeds thereof are remitted to Agent for application to the Obligations; or (iii) any replacement of Equipment that is substantially worn, damaged or obsolete with Equipment of like kind, function and value, provided that the replacement Equipment shall be acquired prior to or concurrently with any disposition of the Equipment that is to be replaced, the replacement Equipment shall be free and clear of Liens other than Permitted Liens that are not Purchase Money Liens, and Borrower shall have given Agent at least 10 days prior written notice of such disposition.

          7.4.3. Condition of Equipment. The Equipment is in good operating condition and repair, and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved, reasonable wear and tear excepted.

     7.5. Borrowing Base Certificates. On the Closing Date and on or before the third Business Day of each week after the Closing Date, Borrower shall deliver to Agent a Borrowing Base Certificate prepared as of the close of business of the previous week, and at such other times as Agent may request; provided, however, that if Consolidated EBITDA in any month is $25,000,000 or more as determined pursuant to Section 9.3.2 of this Agreement, then, during the next succeeding month, Borrower shall not be required to deliver more than one Borrowing Base Certificate (which shall be delivered on or before the 15th day of such next succeeding month) unless a Default or Event of Default exists or Agent determines, in its sole discretion, that more frequent Borrowing Base Certificates are necessary to protect Agent and Lenders against changes in the composition or quality of the Collateral. All calculations of Availability in connection with any Borrowing Base Certificate shall originally be made by Borrower and certified by a Senior Officer to Agent, provided that Agent shall have the right to review and adjust, in the exercise of its reasonable credit judgment, any such calculation (i) to reflect its reasonable estimate of declines in value of any of the Collateral described therein and (ii) to the extent that such calculation is not in accordance with this Agreement or does not accurately reflect the amount of the Availability Reserve.

SECTION 8.  REPRESENTATIONS AND WARRANTIES

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

     8.1. General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Revolver Commitments, Borrower warrants and represents to Agent and Lenders that:

          8.1.1. Organization and Qualification. Each of Borrower and its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Borrower and its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign corporation in each state or jurisdiction listed on
Schedule 8.1.1 hereto and in all other states and jurisdictions in which the failure of Borrower or any of such Subsidiaries to be so qualified would have a Material Adverse Effect.

          8.1.2. Power and Authority. Each of Borrower and its Subsidiaries is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary action and do not and will not (i) require any consent or approval of any of the holders of the Equity Interests of Borrower or any Subsidiary; (ii) contravene Borrower's or any Subsidiary's Organization Documents; (iii) violate, or cause Borrower or any Subsidiary to be in default under, any provision of any Applicable Law, order, writ, judgment, injunction, decree, determination or award in effect having applicability to Borrower or any Subsidiary; (iv) result in a breach of or constitute a default under any Material Contract; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by Borrower or any Subsidiary.

          8.1.3. Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of each of Borrower and its Subsidiaries signatories thereto enforceable against them in accordance with the respective terms of such Loan Documents, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights.

          8.1.4. Capital Structure. As of the date hereof, Schedule 8.1.4 hereto states (i) the correct name of each Subsidiary, its jurisdiction of incorporation and the percentage of its Equity Interests having voting powers owned by each Person, (ii) the name of each of Borrower's corporate Affiliates and the nature of the affiliation and (iii) the number of authorized and issued Equity Interests (and treasury shares) of Borrower that are owned by Affiliates, directors or employees of Borrower and the number of authorized and issued Equity Interests (including treasury shares) of each Subsidiary. Borrower has good title to all of the shares it purports to own of the Equity Interests of each of its Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All such Equity Interests have been duly issued and are fully paid and non-assessable. Except as disclosed on Schedule 8.1.4 hereto, since the date of the financial statements of Borrower referred to in Section 8.1.9 hereof, Borrower has not made, or obligated itself to make, any Distribution except those permitted under Section 9.2.7 of this Agreement. Except as set forth on Schedule 8.1.4 hereto, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any Equity Interests or obligations convertible into, or any powers of attorney relating to, shares of the capital stock of Borrower or any of its Subsidiaries. Except as set forth on
Schedule 8.1.4 hereto, there are no outstanding agreements or instruments binding upon the holders of any Borrower's Equity Interests relating to the ownership of its Equity Interests.

          8.1.5. Corporate Names. During the 5-year period preceding the date of this Agreement, neither Borrower nor any Subsidiary has been known as or used any corporate, fictitious or trade names except those listed on Schedule
8.1.5 hereto. Except as set forth on Schedule 8.1.5, neither Borrower nor any Subsidiary has been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person.

          8.1.6. Business Locations; Consigned Inventory. As of the date hereof, the chief executive office and other places of business of Borrower and each Subsidiary are as listed on Schedule 7.1.1 hereto. Since July 1997, neither Borrower nor any Subsidiary has had an office, place of business or agent for service of process other than as listed on Schedule 7.1.1. Except as shown on Schedule 7.1.1 on the date hereof, no Inventory of Borrower or any Subsidiary is stored with a bailee, warehouseman or similar Person, nor is any Inventory consigned to any Person other than consignments permitted under
Section 9.2.10 hereof.  As of the date hereof, the Persons listed on Schedule
7.1.1 have consigned inventory to Borrower in the amounts referenced therein and at Agent's request, Borrower shall certify to Agent from time to time on the next Borrowing Base Certificate that is to be delivered to Agent by Borrower under this Agreement after any such request, the amount, type and the name of the owner of any consigned inventory.

          8.1.7. Title to Properties; Priority of Liens. Borrower and each Subsidiary has good and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its real Property, and good title to all of its personal Property, including all Property reflected in the financial statements referred to in Section 8.1.9 or delivered pursuant to
Section 9.1.3, in each case free and clear of all Liens except Permitted Liens. Borrower has paid or discharged, and has caused each Subsidiary to pay and discharge, all lawful claims which, if unpaid, might become a Lien against any Properties of Borrower or such Subsidiary that is not a Permitted Lien. The Liens granted to Agent pursuant to this Agreement and the other Security Documents are first priority Liens, subject only to those Permitted Liens which are expressly permitted by the terms of this Agreement to have priority over the Liens of Agent.

          8.1.8. Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrower with respect to any Account. Unless otherwise indicated in writing to Agent or excluded by Borrower in its calculation of the Borrowing Base in any Borrowing Base Certificate, with respect to each Account, Borrower warrants that:

          (i) It is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;

          (ii) It arises out of a completed, bona fide sale and delivery of goods by Borrower in the ordinary course of its business and substantially in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between Borrower and the Account Debtor;

          (iii) It is for a sum certain maturing as stated in the duplicate invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Agent on request;

          (iv) Such Account, and Agent's security interest therein, is not, and will not (by voluntary act or omission of Borrower) be in the future, subject to any offset, Lien, deduction, defense, dispute, counterclaim or any other adverse condition except for disputes resulting in returned goods where the amount in controversy is immaterial, and each such Account is absolutely owing to Borrower and is not contingent in any respect or for any reason;

          (v) The contract under which such Account arose does not condition or restrict Borrower's right to assign to Agent the right to payment thereunder unless Borrower has obtained the Account Debtor's consent to such collateral assignment or complied with any conditions to such assignment;

          (vi) Borrower has not made any agreement with any Account Debtor thereunder for any extension, compromise, settlement or modification of any such Account or any deduction therefrom, except discounts or allowances which are granted by Borrower in the Ordinary Course of Business and which are reflected in the calculation of the net amount of each respective invoice related thereto and are reflected in the Schedules of Accounts submitted to Agent pursuant to
Section 7.2.1 hereof;

          (vii) To the best of Borrower's knowledge, there are no facts, events or occurrences which are reasonably likely to impair the validity or enforceability of any of its Accounts or reduce the amount payable thereunder from the face amount of the invoice and statements delivered to Agent with respect thereto;

          (viii) To the best of Borrower's knowledge, the Account Debtor thereunder (1) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (2) such Account Debtor is Solvent; and

          (ix) To the best of Borrower's knowledge, there are no proceedings or actions which are threatened or pending against any Account Debtor thereunder and which are reasonably likely to result in any material adverse change in such Account Debtor's financial condition or the collectibility of such Account.

          8.1.9. Financial Statements; Fiscal Year. The Consolidated balance sheets of Borrower and such other Persons described therein (including the accounts of all Subsidiaries of Borrower for the respective periods during which a Subsidiary relationship existed) as of December 31, 1999, and the related statements of income, changes in stockholder's equity, and changes in financial position for the periods ended on such dates, have been prepared in accordance with GAAP, and present fairly the financial positions of Borrower and such Persons at such dates and the results of Borrower's operations for such periods. Since December 31, 1999, there has been no material change in the condition, financial or otherwise, of Borrower and such other Persons as shown on the Consolidated balance sheet as of such date and no material change in the aggregate value of Equipment and real Property owned by Borrower or such other Persons.

          8.1.10.  Full Disclosure.  The financial statements referred to in
Section 8.1.9 hereof do not contain any untrue statement of a material fact and neither this Agreement nor any other written statement contains or omits any material fact necessary to make the statements contained herein or therein not materially misleading. There is no fact or circumstances in existence on the date hereof which Borrower has failed to disclose to Agent in writing that may reasonably be expected to have a Material Adverse Effect.

          8.1.11. Solvent Financial Condition. Each of Borrower and its Subsidiaries, after giving effect to the Revolver Loans to be made hereunder, the Letters of Credit to be issued in connection herewith and the consummation of the other transactions described in the Loan Documents, is Solvent.

          8.1.12.  Surety Obligations.  Except as set forth on Schedule
8.1.12 hereto on the date hereof, neither Borrower nor any of its Subsidiaries is obligated as surety or indemnitor under any surety or similar bond or other contract issued or entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any Person.

          8.1.13. Taxes. The FEIN of each of Borrower and the Subsidiaries is as shown on Schedule 8.1.13 hereto. Borrower and each Subsidiary has filed all federal, state and local tax returns and other reports it is required by law to file and has paid, or made provision for the payment of, all Taxes upon it, its income and Properties as and when such Taxes are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of Borrower and each Subsidiary are adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

          8.1.14. Brokers. Except as set forth on Schedule 8.1.14 hereto, there are no claims against Borrower for brokerage commissions, finder's fees or investment banking fees in connection with the transactions contemplated by this Agreement or any of the other Loan Documents.

          8.1.15. Intellectual Property. Borrower and its Subsidiaries each owns or has the lawful right to use all Intellectual Property necessary for the present and planned future conduct of its business without any conflict with the rights of others; there is no objection to, or pending (or, to Borrower's knowledge, threatened) Intellectual Property Claim with respect to, Borrower's or any Subsidiary's right to use any such Intellectual Property which could reasonably be expected to have a Material Adverse Effect, and Borrower is not aware of any grounds for challenge or objection thereto; and, except as may be disclosed on Schedule 8.1.15, neither Borrower nor any Subsidiary pays any royalty or other compensation to any Person for the right to use any Intellectual Property. All such patents, trademarks, service marks, tradenames, copyrights, licenses (other than off-the-shelf software) and other similar rights are listed on Schedule 8.1.15 hereto, to the extent they are registered under any Applicable Law or are otherwise material to Borrower's or any Subsidiary's business.

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

          8.1.16. Governmental Approvals. Each of Borrower and its Subsidiaries has, and is in good standing with respect to, Governmental Approval necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it if the failure to obtain such Governmental Approval could reasonably be expected to have a Material Adverse Effect.

          8.1.17.  Compliance with Laws.  Each of Borrower and its
Subsidiaries has duly complied with, and its Properties, business operations and leaseholds are in compliance in all material respects with, the provisions of all Applicable Law (except to the extent that any such noncompliance with Applicable Law could not reasonably be expected to have a Material Adverse Effect) and there have been no citations, notices or orders of noncompliance issued to Borrower or any of the Subsidiaries under any such law, rule or regulation. No Inventory has been produced in violation of the Fair Labor Standards Act (29 U.S.C. (S) 201 et seq.).

          8.1.18. Restrictions. Neither Borrower nor any of the Subsidiaries is a party or subject to any contract, agreement, or charter or other corporate restriction, which has or could be reasonably expected to have a Material Adverse Effect. Neither Borrower nor any of the Subsidiaries is a party or subject to any Restrictive Agreements, except as set forth on Schedule
8.1.18 hereto, none of which prohibit the execution or delivery of any of the Loan Documents by any Obligor or the performance by any Obligor of its obligations under any of the Loan Documents to which it is a party, in accordance with the terms of such Loan Documents.

          8.1.19. Litigation. Except as set forth on Schedule 8.1.19 hereto, there are no actions, suits, proceedings or investigations pending or, to the knowledge of Borrower, threatened on the date hereof against or affecting Borrower or any of the Subsidiaries, or the business, operations, Properties, prospects, profits or condition of Borrower or any of the Subsidiaries, (i) which relate to any of the Loan Documents or any of the transactions contemplated thereby or (ii) which, if determined adversely to Borrower or any Subsidiary, would reasonably be expected to have a Material Adverse Effect. To the knowledge of Borrower, neither Borrower nor any of its Subsidiaries is in default on the date hereof with respect to any order, writ, injunction, judgment, decree or rule of any court, Governmental Authority or arbitration board or tribunal.

          8.1.20. No Defaults. No event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement or Borrower's performance hereunder, constitute a Default or an Event of Default. Neither Borrower nor any of the Subsidiaries is in default, and no event has occurred and no condition exists which constitutes or which with the passage of time or the giving of notice or both would constitute a default, under any Material Contract or in the payment of any Debt for Money Borrowed in excess of $250,000 of Borrower or a Subsidiary to any Person.

          8.1.21. Leases. Schedule 8.1.21 hereto is a complete listing of all material capitalized and operating leases of Borrower and its Subsidiaries on the date hereof. Each of Borrower and its Subsidiaries is in substantial compliance with all of the terms of each of its respective capitalized and operating leases and there is no basis upon which the lessors under any such leases could terminate same or declare Borrower or any of its Subsidiaries in default thereunder.

          8.1.22. Pension Plans. Except as disclosed on Schedule 8.1.22 hereto, neither Borrower nor any of the Subsidiaries has any Plan on the date hereof. Borrower and each of its Subsidiaries is in substantial compliance with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan. No fact or situation that is reasonably likely to result in a material adverse change in the financial condition of Borrower or any of the Subsidiaries exists in connection with any Plan. Except as disclosed on
Schedule 8.1.22, neither Borrower nor any of its Subsidiaries has any withdrawal liability in connection with a Multi-employer Plan.

          8.1.23. Labor Relations. Except as described on Schedule 8.1.23 hereto, neither Borrower nor any of the Subsidiaries is a party to any collective bargaining agreement on the date hereof. On the date hereof, there are no material grievances, disputes or controversies with any union or any other organization of Borrower's or any Subsidiary's employees, or, to Borrower's knowledge, any threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

          8.1.24. Not a Regulated Entity. No Obligor is (i) an "investment company" or a "person directly or indirectly controlled by or acting on behalf of an investment company" within the meaning of the Investment Company Act of 1940; (ii) a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935; or (iii) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

          8.1.25. Margin Stock. Neither Borrower nor any of the Subsidiaries is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

     8.2. Reaffirmation of Representations and Warranties. Each representation and warranty contained in this Agreement and the other Loan Documents shall be deemed to be reaffirmed by Borrower on each day that any Obligations are outstanding or that Borrower requests or is deemed to have requested an extension of credit hereunder, except for changes in the nature of a Borrower's or, if applicable, any of its Subsidiaries' business or operations that may occur after the date hereof in the Ordinary Course of Business so long as Agent has consented to such changes or such changes are not violative of any provision of this Agreement. Notwithstanding the foregoing, representations and warranties which by their terms are applicable only to a specific date shall be deemed made only at and as of such date.

     8.3. Survival of Representations and Warranties. All representations and warranties of Borrower contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by Agent, Lenders and the parties thereto and the closing of the transactions described therein or related thereto.

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

SECTION 9.  COVENANTS AND CONTINUING AGREEMENTS

     9.1. Affirmative Covenants. For so long as there are any Revolver Commitments outstanding and thereafter until payment in full of the Obligations, Borrower covenants that, unless the Required Lenders have otherwise consented in writing, it shall and shall cause each Subsidiary to:

          9.1.1. Visits and Inspections. Permit representatives of Agent, from time to time, as often as may be reasonably requested, but only during normal business hours and (except when a Default or Event of Default exists) upon reasonable prior notice to Borrower, to visit and inspect the Properties of Borrower and each Subsidiary, inspect, audit and make extracts from Borrower's and each Subsidiary's books and records, and discuss with its officers, its employees and its independent accountants, Borrower's and each Subsidiary's business, financial condition, business prospects and results of operations. Representatives of each Lender shall be authorized to accompany Agent on each such visit and inspection and to participate with Agent therein, but at their own expense, unless a Default or Event of Default exists. Neither Agent nor any Lender shall have any duty to make any such inspection and shall not incur any liability by reason of its failure to conduct or delay in conducting any such inspection.

          9.1.2.  Notices.

          (a) Notify Agent and Lenders in writing, promptly after Borrower's obtaining knowledge thereof, (i) of the commencement of any litigation affecting any Obligor or any of its Properties, whether or not the claims asserted in such litigation are considered by Borrower to be covered by insurance, and of the institution of any administrative proceeding, to the extent that such litigation or proceeding, if determined adversely to such Obligor, would reasonably be expected to have a Material Adverse Effect; (ii) of any material labor dispute to which any Obligor may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which it is a party or by which it is bound; (iii) of any material default by any Obligor under, or termination of, any Material Contract or any note, indenture, loan agreement, mortgage, lease, deed, guaranty or other similar agreement relating to any Debt of such Obligor exceeding $500,000; (iv) of the existence of any Default or Event of Default; (v) of any default by any Person under any note or other evidence of Debt payable to an Obligor in an amount exceeding $500,000; (vi) of any judgment against any Obligor in an amount exceeding $500,000; (vii) of the assertion by any Person of any Intellectual Property Claim, the adverse resolution of which could reasonably be expected to have a Material Adverse Effect; (viii) of any violation or asserted violation by Borrower of any Applicable Law (including ERISA, OSHA, FLSA or any Environmental
Laws), the adverse resolution of which would reasonably be expected to have a Material Adverse Effect; and (ix) of any Environmental Release by an Obligor or on any Property owned or occupied by an Obligor.

          (b) Notify Agent in writing at least 30 days prior to any Obligor's opening of any new office or place of business.

          (c) Notify Agent at least 30 days prior to any proposed change of name of Borrower or any Subsidiary Guarantor and deliver or cause to be delivered to Agent (i) at least 10 Business Days prior thereto all financing statements, amendments to financing statements and other Lien Perfection Documents required by Agent in response to such name change to insure the uninterrupted perfection of Agent's Liens upon the Collateral and upon any assets of a Subsidiary Guarantor; and (ii) within 5 Business Days after the effective date of such name change, written notice of the effective date of such name change and an identification of any state in which such name change is not effective.

          9.1.3. Financial and Other Information. Keep adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions; and cause to be prepared and to be furnished to Agent and Lenders the following (all to be prepared in accordance with GAAP applied on a consistent basis, unless Borrower's certified public accountants concur in any change therein, such change is disclosed to Agent and is consistent with GAAP):

          (i) as soon as available, and in any event within 90 days (or to the extent that a filing extension is granted by the SEC, within 150 days) after the close of each Fiscal Year, unqualified audited balance sheets of Borrower and its Subsidiaries as of the end of such Fiscal Year and the related statements of income, shareholders' equity and cash flow, on a Consolidated basis, certified without material qualification by a firm of independent certified public accountants of recognized national standing selected by Borrower but reasonably acceptable to Agent (except for a qualification for a change in accounting principles with which the accountant concurs), and setting forth in each case in comparative form the corresponding Consolidated figures for the preceding Fiscal Year;

          (ii) as soon as available, and in any event within 30 days after the end of each month hereafter (other than the last month of any Fiscal Quarter or any Fiscal Year), unaudited balance sheets of Borrower and its Subsidiaries as of the end of such month and the related unaudited Consolidated statements of income and cash flow for such month and for the portion of Borrower's financial year then elapsed, on a Consolidated basis, setting forth in comparative form the corresponding figures for the preceding Fiscal Year and certified by the principal financial officer of Borrower as prepared in accordance with GAAP and fairly presenting the Consolidated financial position and results of operations of Borrower and its Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

          (iii) as soon as available, and in any event within 50 days after the end of each Fiscal Quarter hereafter, including the last Fiscal Quarter of Borrower's Fiscal Year, unaudited balance sheets of Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited Consolidated statements of income and cash flow for such Fiscal Quarter and for the portion of Borrower's financial year then elapsed, on a Consolidated basis, setting forth in comparative form the corresponding figures for the preceding Fiscal Year and certified by the principal financial officer of Borrower as prepared in accordance with GAAP and fairly presenting the Consolidated financial position and results of operations of Borrower and its Subsidiaries for such Fiscal Quarter and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

          (iv) as soon as available, and in any event within 30 days after the end of each Fiscal Quarter (except the last Fiscal Quarter of each Fiscal
     Year), a financial highlight report that contains sales and gross margins of Borrower and its Subsidiaries for the immediately preceding month, in form and substance satisfactory to Agent, and that is certified by the principal financial officer of Borrower;

          (v) as soon as available, and in any event within 60 days after the end of each Fiscal Year, drafts of the financial statements referenced in
     Section 9.1.3(i) above;

          (vi) not later than 25 days after each month, a listing of all of Borrower's trade payables as of the last Business Day of such month, specifying the name of and balance due each trade creditor, and, at Agent's request, monthly detailed trade payable agings in form acceptable to Agent; and

          (vii) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which Borrower has made generally available to its shareholders and copies of any regular, periodic and special reports or registration statements which Borrower files with the SEC or any Governmental Authority which may be substituted therefor, or any national securities exchange.

     Concurrently with the delivery of the financial statements described in clause (i) of this Section 9.1.3, Borrower shall deliver to Agent and Lenders a copy of the accountants' letter to Borrower's management that is prepared in connection with such financial statements and also shall cause to be prepared and shall deliver to Agent and Lenders a certificate of the aforesaid certified public accountants stating to Agent and Lenders that, based upon such accountants' audit of the Consolidated financial statements of Borrower and its Subsidiaries performed in connection with their examination of said financial statements, nothing came to their attention that caused them to believe that Borrower was not in compliance with Sections 9.2.16 or 9.3 hereof, or, if they are aware of such noncompliance, specifying the nature thereof. Concurrently with the delivery of the financial statements described in clauses (i) and (ii) of this Section 9.1.3, or more frequently if requested by Agent or any Lender during any period that a Default or Event of Default exists, Borrower shall cause to be prepared and furnished to Agent and Lenders a Compliance Certificate executed by the chief financial officer of Borrower.

     Promptly after the sending or filing thereof, Borrower shall also provide to Agent copies of any annual report to be filed in accordance with ERISA in connection with each Plan (other than the annual report of any Multi-Employer
Plan) and such other data and information (financial and otherwise) as Agent, from time to time, may reasonably request, bearing upon or related to the Collateral or Borrower's and each of its Subsidiaries' financial condition or results of operations.

          9.1.4. Landlord and Storage Agreements. At Agent's request, provide Agent with copies of all existing and future agreements between Borrower and any landlord, warehouseman or bailee which owns any premises at which any Collateral may, from time to time, be kept.

          9.1.5. Projections. No later than 30 days prior to the end of each Fiscal Year of Borrower, deliver to Agent and Lenders the Projections of Borrower for the forthcoming 3 Fiscal Years, year by year, and for the forthcoming Fiscal Year, month by month.

          9.1.6. Taxes. Pay and discharge all Taxes prior to the date on which such Taxes become delinquent or penalties attach thereto, except and to the extent only that such Taxes are being Properly Contested.

          9.1.7. Compliance with Laws. Comply with all Applicable Law, including ERISA, all Environmental Laws, OSHA, FLSA and all laws, statutes, regulations and ordinances regarding the collection, payment and deposit of Taxes, and obtain and keep in force any and all Governmental Approvals necessary to the ownership of its Properties or to the conduct of its business, to the extent that any such failure to comply, obtain or keep in force could be reasonably expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release shall occur at or on any of the Properties of Borrower or any Subsidiary, Borrower shall, or shall cause the applicable Subsidiary to, act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release all in accordance with applicable Environmental Laws.

          9.1.8. Insurance. In addition to the insurance required herein with respect to the Collateral, maintain with financially sound and reputable insurers, (i) insurance with respect to its Properties and business against such casualties and contingencies of such type (including product liability, workers' compensation, larceny, embezzlement, or other criminal misappropriation insurance) and in such amounts as is customary in the business of Borrower or such Subsidiary and (ii) business interruption insurance in an amount not less than $15,000,000.

          9.1.9. Year 2000 Compatibility. Take all action necessary to assure that Borrower's computer based systems are (and remain) able to operate and effectively process data (including dates) after January 1, 2000.

          9.1.10. Intellectual Property. Promptly after applying for or otherwise acquiring any Intellectual Property, deliver to Lender, in form and substance acceptable to Lender and in recordable form, all documents necessary for Lender to perfect its Lien on such Intellectual Property.

          9.1.11. License Agreements. Keep each License Agreement in full force and effect for so long as Borrower has any Eligible Inventory, the manufacture, sale or distribution of which is in any manner governed by or subject to such License Agreement.

          9.1.12. Dividends of Subsidiaries After Default. Promptly (but in no case more than 5 Business Days) after the occurrence of an Event of Default, cause each Subsidiary to declare and pay cash Distributions on, or to make payments or Distributions on account of, the shares of all classes of Equity Interests of such Subsidiary in an amount equal to the maximum amount permitted by Applicable Law at such time to such Subsidiary for the payment of Distributions, and promptly turn over all such Distributions to Agent for application to the Obligations.

          9.1.13. Pledged Shares. Pledge to Agent, for the benefit itself and Lenders, 100% of the Equity Interests of each of their respective Domestic Subsidiaries and 65% of the Equity Interests of each of their respective Foreign Subsidiaries pursuant to a Pledge Agreement.

     9.2. Negative Covenants.  For so long as there are any Revolver
Commitments outstanding and thereafter until payment in full of the Obligations, Borrower covenants that, unless the Required Lenders have otherwise consented in writing, it shall not and shall not permit any Subsidiary to:

          9.2.1. Fundamental Changes. Merge, reorganize, consolidate or amalgamate with any Person, or liquidate, wind up its affairs or dissolve itself, except for mergers or consolidations of (i) any Subsidiary with another Subsidiary or (ii) subject to 10 Business Days notice to Agent a Subsidiary into Borrower if no Default or Event of Default exists at the time of or would result from any such consolidation or merger; conduct business under any new fictitious name except in the event a Subsidiary is acquired in connection with a Permitted Acquisition and the name of such Subsidiary in use at the time of such Permitted Acquisition is retained; or change Borrower's FEIN.

          9.2.2. Revolver Loans. Make any loans or other advances of money to any Person other than (i) to an officer or employee of Borrower or a Subsidiary for salary, travel advances, advances against commissions and other similar advances in the Ordinary Course of Business; (ii) to an officer or employee of Borrower in the Ordinary Course of Business, provided that the total of such loans to officers or employees of Borrower under this clause (ii) shall not exceed $500,000 in the aggregate at any time; and (iii) for so long as no Default or Event of Default exists, loans to a Subsidiary that is either a Subsidiary Guarantor or a Co-Borrower.

          9.2.3. Permitted Debt. Create, incur, assume, guarantee or suffer to exist any Debt, except:

          (i)   the Obligations;

          (ii) Subordinated Debt existing on the Closing Date, including Debt evidenced by the Vendor Notes;

          (iii) accounts payable by Borrower or a Subsidiary to trade creditors in the Ordinary Course of Business;

          (iv)   Permitted Purchase Money Debt;

          (v) Debt for accrued payroll, Taxes and other operating expenses (other than for Money Borrowed) incurred in the Ordinary Course of Business of Borrower or such Subsidiary, so long as payment thereof is not past due and payable unless, in the case of Taxes only, such Taxes are being Properly Contested;

          (vi) Debt for Money Borrowed by Borrower (other than the Obligations), but only to the extent that such Debt is outstanding on the date of this Agreement and is not to be satisfied on or about the Closing Date from the proceeds of the initial Revolver Loans;

          (vii)  Permitted Contingent Obligations;

          (viii) Debt that is not included in any of the preceding clauses of this Section 9.2.3, is not secured by a Lien (unless such Lien is a Permitted Lien) and does not exceed at any time, in the aggregate, the sum of $100,000 as to Borrower and all of its Subsidiaries;

          (ix) Refinancing Debt so long as each of the Refinancing Conditions is met; and

          (x) Debt owing by a Subsidiary to Borrower for loans permitted under Section 9.2.2(iii) of this Agreement.

          9.2.4. Affiliate Transactions. Enter into, or be a party to any transaction with any Affiliate, except: (i) the transactions contemplated by the Loan Documents; (ii) payment of reasonable compensation to officers and employees for services actually rendered to Borrower or its Subsidiaries; (iii) payment of customary directors' fees and indemnities; (iv) transactions with Affiliates that were consummated prior to the date hereof and have been disclosed to Agent prior to the Closing Date; (v) transactions with Affiliates in the Ordinary Course of Business and pursuant to the reasonable requirements of Borrower's or such Subsidiary's business and upon fair and reasonable terms that are fully disclosed to Agent and are no less favorable to Borrower or such Subsidiary than Borrower or such Subsidiary would obtain in a comparable arm's length transaction with a Person not an Affiliate of Borrower or such Subsidiary; (vi) transactions contemplated by the Securities Purchase Agreement and Shareholder Agreement; (vii) provided no Event of Default exists at the time of or after giving effect thereto, payment of management fees to Littlejohn & Co. LLC and Quilvest on such terms and conditions as are first disclosed in writing to Agent; and (viii) Distributions to the extent permitted by Section
9.2.7 of this Agreement.

          9.2.5. Limitation on Liens. Create or suffer to exist any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except the following (collectively, "Permitted Liens"):

          (i)    Liens at any time granted in favor of Agent;

          (ii) Liens for Taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due or being Properly Contested;

          (iii) statutory Liens (excluding any Lien imposed pursuant to any of the provisions of ERISA) arising in the Ordinary Course of Business of Borrower or a Subsidiary, but only if and for so long as (x) payment in respect of any such Lien is not at the time required or the Debt secured by any such Liens is being Properly Contested and (y) such Liens do not materially detract from the value of the Property of Borrower or such Subsidiary and do not materially impair the use thereof in the operation of Borrower's or such Subsidiary's business;

          (iv)   Purchase Money Liens securing Permitted Purchase Money Debt;

          (v) Liens securing Debt of a Subsidiary of Borrower to Borrower or to another such Subsidiary;

          (vi) Liens arising by virtue of the rendition, entry or issuance against Borrower or any Subsidiary, or any Property of Borrower or any Subsidiary, of any judgment, writ, order, or decree for so long as each such Lien (a) is in existence for less than 20 consecutive days after it first arises or is being Properly Contested and (b) is at all times junior in priority to any Liens in favor of Agent;

          (vii) Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Money Borrowed), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts, provided that, to the extent any such Liens attach to any of the Collateral, such Liens are at all times subordinate and junior to the Liens upon the Collateral in favor of Agent;

          (viii) easements, rights-of-way, restrictions, covenants or other agreements of record and other similar charges or encumbrances on real Property of Borrower or a Subsidiary that do not interfere with the ordinary conduct of the business of Borrower or such Subsidiary;

          (ix) normal and customary rights of setoff upon deposits of cash in favor of banks and other depository institutions and Liens of a collection bank arising under the UCC on Payment Items in the course of collection;

          (x) Liens in existence immediately prior to the Closing Date that are satisfied in full and released on the Closing Date as a result of the application of Borrower's cash on hand at the Closing Date or the proceeds of Revolver Loans to be made on the Closing Date;

          (xi) Liens in favor of the Vendor Agent that are neither obtained nor enforced in violation of the Vendor Lien Subordination or the Vendor Debt Subordination;

          (xii) such other Liens as appear on Schedule 9.2.5 hereto, to the extent provided therein; and

          (xiii) such other Liens as Agent in its sole discretion may hereafter approve in writing.

          9.2.6. Subordinated Debt. Make any payment of all or any part of any Subordinated Debt or take any other action or omit to take any other action in respect of any Subordinated Debt, except in accordance with the subordination agreement relative thereto; or amend or modify the terms of any agreement applicable to any Subordinated Debt, other than to extend the time of payment thereof or to reduce the rate of interest payable in connection therewith. To the extent that any payment is permitted to be made with respect to any Subordinated Debt pursuant to the provisions of the subordination agreement relative thereto, as a condition precedent to Borrower's authorization make any such payment, Borrower shall provide to Agent at least 5 Business Days prior to the scheduled payment, a certificate from a Senior Officer of Borrower stating that no Default or Event of Default is in existence as of the date of the certificate or will be in existence as of the date of such payment (both with and without giving effect to the making of such payment), and specifying the amount of principal and interest to be paid.

          9.2.7.  Distributions.  Declare or make any Distributions, except
(i) for Upstream Payments, (ii) as otherwise provided in Section 9.1.13, (iii) dividends paid by the issuance of (A) any Series A Preferred Shares (as defined in the Securities Purchase Agreement as in effect on the date hereof) or warrants to purchase Series A Preferred Shares in respect of the Series A Preferred Shares issued pursuant to the Securities Purchase Agreement or the Series A Designation (as defined in the Securities Purchase Agreement as in effect on the date hereof) and (B) any Additional Preferred Shares (as defined in the Securities Purchase Agreement as in effect on the date hereof) issued pursuant to the Securities Purchase Agreement or an Additional Preferred Share Designation (as defined in the Securities Purchase Agreement as in effect on the date hereof) and (iv) after February 16, 2003, so long as no Default or Event of Default exists or would result therefrom, cash dividends payable under Section 3(a)(ii) of either the Series A Designation or any Additional Preferred Share Designation (as defined in the Securities Purchase Agreement as in effect on the date hereof).

          9.2.8. Upstream Payments. Create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for encumbrances or restrictions (i) pursuant to the Loan Documents, (ii) existing under Applicable Law and (iii) identified and fully disclosed in Schedule 9.2.8.

          9.2.9. Capital Expenditures. Make Capital Expenditures (including expenditures by way of capitalized leases) which in the aggregate, as to Borrower and its Subsidiaries, exceed $6,000,000 during the period from the date of this Agreement through February 28, 2001 or $8,000,000 during any Fiscal Year after February 28, 2001.

          9.2.10. Disposition of Assets. Sell, assign, lease, consign or otherwise dispose of any of its Properties or any interest therein, including any disposition of Property as part of a sale and leaseback transaction, to or in favor of any Person, except (i) sales of Inventory in the Ordinary Course of Business; (ii) consignments of Inventory to the extent such consignments were made on or before the Closing Date and are described on Schedule 7.1.1 hereto (all of which consigned Inventory Borrower warrants does not exceed in Value $900,000); (iii) dispositions of Equipment to the extent authorized by Section
7.4.2 hereof; (iv) a transfer of Property to Borrower by a Subsidiary; (v) dispositions of Equipment, Inventory or leasehold interests in connection with the closing of any business location of Borrower so long as (a) such dispositions occur in the Ordinary Course of Business, (b) Borrower gives Agent written notice of such closure in the next Compliance Certificate to be delivered to Agent after such closure, and (c) all proceeds from such disposition are promptly delivered to Agent for application to the Obligations; and (vi) other dispositions expressly authorized by other provisions of the Loan Documents.

          9.2.11. Equity Interests of Subsidiaries. Form or acquire any Subsidiary after the Closing Date (except in connection with a Permitted Acquisition) or permit any existing Subsidiary to issue any additional Equity Interests except director's qualifying shares.

          9.2.12. Bill-and-Hold Sales, Etc. On or after the Closing Date, make any sale to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval or consignment basis, or any sale on a repurchase or return basis.

          9.2.13.  Restricted Investments.  Make or have any Restricted
Investment.

          9.2.14. Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than a Subsidiary.

          9.2.15. Accounting Changes. Make any significant change in accounting treatment or reporting practices, except as may be required by GAAP, or establish a fiscal year different from the Fiscal Year.

          9.2.16. Organization Documents. Amend, modify or otherwise change any of the terms or provisions in any of its Organization Documents as in effect on the date hereof, except for changes that do not affect in any way Borrower's or such Subsidiary's rights and obligations to enter into and perform the Loan Documents to which it is a party and to pay all of the Obligations and that do not otherwise have a Material Adverse Effect.

          9.2.17. Restrictive Agreements. Enter into or become party to any Restrictive Agreement other than those disclosed in Schedule 8.1.18 hereto, provided that none of such disclosed agreements shall be amended without prior notice to and the consent of Agent.

          9.2.18. Conduct of Business. Engage in any business other than the business engaged in by it on the Closing Date and any business or activities which are substantially similar, related or incidental thereto.

          9.2.19. Vendor Subordinated Note Documents. Amend, restate, modify or replace any of the Vendor Subordinated Note Documents.

     9.3. Financial Covenants. For so long as there are any Revolver Commitments outstanding and thereafter until payment in full of the Obligations, Borrower covenants that, unless otherwise consented to by the Required Lenders in writing, it shall:

          9.3.1. Consolidated Net Worth. Maintain a Consolidated Net Worth of at least $54,000,000, tested as of the last day of each month; provided, however, that the foregoing amount shall be increased as of the last day of the second month following the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending May 31, 2001, by an amount equal to 50% of Consolidated Net Income during each such Fiscal Quarter, but no reduction in the foregoing amount shall be made if Consolidated Net Income in any Fiscal Quarter is a negative number.

          9.3.2. Consolidated EBITDA. Achieve Consolidated EBITDA of at least the amount shown below for the period corresponding thereto:

          Period                                          Amount
          ------                                          ------
          February 29, 2000 through March 31, 2000        $(7,000,000)
          February 29, 2000 through April 30, 2000        $(7,000,000)
          February 29, 2000 through May 31, 2000          $(5,000,000)
          February 29, 2000 through June 30, 2000         $         0
          February 29, 2000 through July 31, 2000         $ 4,500,000
          February 29, 2000 through August 31, 2000       $ 8,000,000
          February 29, 2000 through September 30, 2000    $10,000,000
          February 29, 2000 through October 31, 2000      $11,500,000
          February 29, 2000 through November 30, 2000     $11,500,000
          February 29, 2000 through December 31, 2000     $11,500,000
          February 29, 2000 through January 30, 2001      $11,500,000
          February 29, 2000 through February 28, 2001     $12,000,000

          Commencing on March 1, 2001, Borrower shall achieve Consolidated EBITDA each month of at least the amount shown below for the period corresponding thereto, based upon the immediately preceding 12-month period:

               Each month during the period from
                March through April 2001                  $12,000,000
               Each month during the period from
                May through July 2001                     $16,000,000
               Each month during the period from
                August 2001 through January 2002          $18,000,000
               The month ending February 28, 2002         $19,000,000

          9.3.3. Consolidated Fixed Charge Coverage Ratio. Achieve a Consolidated Fixed Charge Coverage Ratio of at least the ratio shown below for the period corresponding thereto:

               Fiscal Quarter ended 5/31/02          1.30 to 1.00
               Each Fiscal Quarter thereafter        1.40 to 1.00


SECTION 10.  CONDITIONS PRECEDENT

     10.1.  Conditions Precedent to Initial Credit Extensions.  Initial
Lenders shall not be required to fund any Revolver Loan requested by Borrower, procure any Letter of Credit, or otherwise extend credit to Borrower, unless, on or before February 29, 2000, each of the following conditions has been satisfied:

          10.1.1. Loan Documents. Each of the Loan Documents shall have been duly executed and delivered to Agent by each of the signatories thereto (and, with the exception of the Notes, in sufficient counterparts for each Lender) and accepted by Agent and Initial Lenders and each Obligor shall be in compliance with all of the terms thereof.

          10.1.2. Availability. Agent shall have determined, and Initial Lenders shall be satisfied that, immediately after Initial Lenders have made the initial Revolver Loans to be made on the Closing Date, Bank has issued the Letters of Credit to be issued on the Closing Date, and Borrower has paid (or made provision for payment of) all closing costs incurred in connection with the Revolver Commitments, and after giving effect to the other transactions to occur on the Closing Date (including those described in Section 10.1.16 and 10.1.17), Availability is not less than $10,000,000.

          10.1.3. Evidence of Perfection and Priority of Liens. Agent shall have received copies of all filing receipts or acknowledgments issued by any Governmental Authority to evidence any filing or recordation necessary to perfect the Liens of Agent in the Collateral and evidence in form satisfactory to Agent and Initial Lenders that such Liens constitute valid and perfected security interests and Liens, and that there are no other Liens upon any Collateral except for Permitted Liens.

          10.1.4. Organization Documents. Agent shall have received copies of the Organization Documents of each Obligor, and all amendments thereto, certified by the Secretary of State or other appropriate officials of the jurisdiction of Borrower's and each Obligor's states of organization.

          10.1.5. Good Standing Certificates. Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor's jurisdiction of organization and each jurisdiction where the conduct of such Obligor's business activities or ownership of its Property necessitates qualification.

          10.1.6. Opinion Letters. Agent shall have received a favorable, written opinion of Kilpatrick Stockton LP and the respective local counsel to Borrower and Agent, covering, to Agent's satisfaction, the matters set forth on Exhibit E attached hereto, and shall have received from Littlejohn's counsel a favorable, written opinion regarding the due authorization, due execution, validity and enforceability of the Littlejohn Guaranty.

          10.1.7. Insurance. Agent shall have received certified copies of the property and casualty insurance policies, insurance certificates regarding such insurance with respect to the Collateral, together with loss payable endorsements on Agent's standard form of loss payee endorsement naming Agent as loss payee with respect to each such policy and certified copies of Borrower's liability insurance policies, including product liability policies, together with endorsements naming Agent as an additional insured, all as required by the Loan Documents.

          10.1.8. Lockbox and Dominion Accounts. Agent shall have received the duly executed agreements establishing the Lockbox and each Dominion Account, in each case with a financial institution acceptable to Agent for the collection or servicing of the Accounts.

          10.1.9. Solvency Certificates. Agent and Initial Lenders shall have received certificates satisfactory to them from one or more knowledgeable Senior Officers of Borrower that, after giving effect to the financing under this Agreement and the issuance of the Letters of Credit, Borrower is Solvent.

          10.1.10. No Labor Disputes. Agent shall have received assurances satisfactory to it that there are no threats of strikes or work stoppages by any employees, or organization of employees, of any Obligor which Agent reasonably determines may have a Material Adverse Effect.

          10.1.11. Compliance with Laws and Other Agreements. Agent shall have determined that none of the Loan Documents or any of the transactions contemplated thereby violate any Applicable Law, court order or agreement binding upon any Obligor.

          10.1.12. No Material Adverse Change. No material adverse change in the financial condition of any Obligor or in the quality, quantity or value of any Collateral shall have occurred since November 30, 1999.

          10.1.13. Vendor Arrangements. Agent shall have reviewed and found acceptable Borrower's accounts payable and vendor arrangements.

          10.1.14. Payment of Fees. Borrower shall have paid, or made provision for the payment on the Closing Date of, all fees and expenses to be paid hereunder to Agent and Lenders on the Closing Date.

          10.1.15. LC Conditions. With respect to the procurement of any Letter of Credit on the Closing Date, each of the LC Conditions shall have been satisfied.

          10.1.16. Capital Contributions. Agent shall have received evidence satisfactory to it that (i) on or within 5 days prior to the Closing Date, Borrower received capital contributions of not less than $35,000,000 in the aggregate in cash, $28,000,000 of which shall have been contributed by Littlejohn and $7,000,000 of which shall have been contributed by Quilvest; and
(ii) the Schedule 14(f)(1), in the form delivered to Agent prior to the Closing Date, has been filed with the SEC and mailed to all shareholders of record of Borrower and not less than 10 days has elapsed since the date of the filing of such Schedule.

          10.1.17. Vendor Subordinated Debt. Borrower shall have received from Vendors at least $20,000,000 in proceeds from the issuance of the Vendor Notes, the terms of which shall be acceptable in all respects to Agent and Lenders, and the Vendor Lien Subordination and the Vendor Debt Subordination shall have been duly executed and delivered by each of the signatories thereto.

          10.1.18. Vendor Supply Agreements. Borrower and Vendors shall have executed, and Borrower shall have delivered to Agent copies of, the Vendor Supply Agreements.

     10.2. Conditions Precedent to All Credit Extensions. Lenders shall not be required to fund any Revolver Loans, procure any Letters of Credit, or otherwise extend any credit to or for the benefit of Borrower, unless and until each of the following conditions has been and continues to be satisfied:

          10.2.1. No Defaults. No Default or Event of Default exists at the time, or would result from the funding, of any Revolver Loan or other extension of credit.

          10.2.2. Satisfaction of Conditions in Other Loan Documents. Each of the conditions precedent set forth in any other Loan Document shall have been and shall remain satisfied.

          10.2.3. No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, this Agreement or any of the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

          10.2.4. No Material Adverse Effect. No event shall have occurred and no condition shall exist which has or could be reasonably expected to have a Material Adverse Effect.

          10.2.5.  Borrowing Base Certificate.     Agent shall have received
each Borrowing Base Certificate required by the terms of this Agreement or otherwise requested by Agent.

          10.2.6. LC Conditions. With respect to the procurement of any Letter of Credit after the Closing Date, each of the LC Conditions shall have been satisfied.

     10.3. Inapplicability of Conditions. None of the conditions precedent set forth in Sections 10.1 or 10.2 shall be conditions to the obligation of (i) each Participating Lender to make payments to Fleet pursuant to Section 1.2.2, (ii) each Lender to deposit with Agent such Lender's Pro Rata share of a Borrowing in accordance with Section 3.1.2, (iii) each Lender to fund its Pro Rata share of a Revolver Loan to repay outstanding Settlement Loans to Fleet as provided in
Section 3.1.3(ii), (iv) each Lender to pay any amount payable to Agent or any other Lender pursuant to this Agreement or (v) Agent to pay any amount payable to any Lender pursuant to this Agreement.

     10.4. Limited Waiver of Conditions Precedent. If Lenders shall make any Revolver Loan, procure any Letter of Credit, or otherwise extend any credit to Borrower under this Agreement at a time when any of the foregoing conditions precedent are not satisfied (regardless of whether the failure of satisfaction of any such conditions precedent was known or unknown to Agent or Lenders), the funding of such Revolver Loan shall not operate as a waiver of the right of Agent and Lenders to insist upon the satisfaction of all conditions precedent with respect to each subsequent Borrowing requested by Borrower or a waiver of any Default or Event of Default as a consequence of the failure of any such conditions to be satisfied, unless Agent, with the prior written consent of the Required Lenders, in writing waives the satisfaction of any condition precedent, in which event such waiver shall only be applicable for the specific instance given and only to the extent and for the period of time expressly stated in such written waiver.

SECTION 11.  EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

     11.1. Events of Default. The occurrence or existence of any one or more of the following events or conditions shall constitute an "Event of Default" (each of which Events of Default shall be deemed to exist unless and until waived by Agent and Lenders in accordance with the provisions of Section
12.9 hereof):

          11.1.1. Payment of Obligations. Borrower shall fail to pay any of the Obligations on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise).

          11.1.2. Misrepresentations. Any representation, warranty or other written statement to Agent or any Lender by or on behalf of any Obligor, whether made in or furnished in compliance with or in reference to any of the Loan Documents, proves to have been false or misleading in any material respect when made or furnished or when reaffirmed pursuant to Section 8.2 hereof.

          11.1.3. Breach of Specific Covenants. Borrower shall fail or neglect to perform, keep or observe (i) any covenant contained in Sections 6.4, 7.1.1, 7.2.5, 7.2.6, 9.1.1, 9.1.2(c), 9.2 or 9.3 hereof on the date that Borrower is required to perform, keep or observe such covenant, (ii) any covenant contained in Section 7.5 hereof within 2 days after the date on which Borrower was required to perform, keep or observe such covenant (provided that Borrower may not avail itself of such 2-day cure period more than 6 times during any Fiscal
Year), or (iii) any covenant contained in Section 9.1.3 within 3 days after the date on which

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Borrower was required to perform, keep or observe such covenant (provided that
Borrower may not avail itself of such 3-day cure period more than 3 times during any Fiscal Year).

          11.1.4. Breach of Other Covenants. Borrower shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in Section 11.1 hereof) and the breach of such other covenant is not cured to Agent's and the Required Lender's satisfaction within 15 days after the sooner to occur of any Senior Officer's receipt of notice of such breach from Agent or the date on which such failure or neglect first becomes known to any Senior Officer; provided, however, that such notice and opportunity to cure shall not apply in the case of any failure to perform, keep or observe any covenant which is not capable of being cured at all or within such 15-day period or which is a willful and knowing breach by Borrower.

          11.1.5. Default Under Security Documents/Other Agreements. Borrower or any other Obligor shall default in the due and punctual observance or performance of any liability or obligation to be observed or performed by it under any of the Other Agreements or Security Documents.

          11.1.6. Other Defaults. There shall occur any default or event of default on the part of Borrower or any Subsidiary under any agreement, document or instrument to which Borrower or any Subsidiary is a party or by which Borrower or any Subsidiary or any of their respective Properties is bound, creating or relating to any Debt for Money Borrowed (other than the Obligations) in excess of $250,000 if the payment or maturity of such Debt for Money Borrowed may be accelerated in consequence of such event of default or demand for payment of such Debt for Money Borrowed may be made.

          11.1.7. Uninsured Losses. Any loss, theft, damage or destruction of any of the Collateral not fully covered (subject to such deductibles as Agent shall have permitted) by insurance if the amount not covered by insurance exceeds $1,000,000.

          11.1.8. Material Adverse Effect. There shall occur any event or condition that has a Material Adverse Effect.

          11.1.9.  Solvency.  Any Obligor shall cease to be Solvent.

          11.1.10. Insolvency Proceedings. Any Insolvency Proceeding shall be commenced by any Obligor; an Insolvency Proceeding is commenced against any Obligor and any of the following events occur: such Obligor consents to the institution of the Insolvency Proceeding against it, the petition commencing the Insolvency Proceeding is not timely controverted by such Obligor, the petition commencing the Insolvency Proceeding is not dismissed, discharged or bonded within 60 days after the date of the filing thereof (provided that, in any event, during the pendency of any such period, Lenders shall be relieved from their obligation to make Revolver Loans or otherwise extend credit to or for the benefit of Borrower hereunder), an interim trustee is appointed to take possession all or a substantial portion of the Properties of such Obligor or to operate all or any substantial portion of the business of such Obligor or an order for relief shall have been issued or entered in connection

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with such Insolvency Proceeding; or any Obligor shall make an offer of settlement extension or composition to its unsecured creditors generally.

          11.1.11. Business Disruption; Condemnation. There shall occur a cessation of a substantial part of the business of any Obligor for a period which may be reasonably expected to have a Material Adverse Effect; or any Obligor shall suffer the loss or revocation of any license or permit now held or hereafter acquired by such Obligor which is necessary to the continued or lawful operation of its business; or any Obligor shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; or any material lease or agreement pursuant to which any Obligor leases or occupies any premises on which any Collateral is located shall be canceled or terminated prior to the expiration of its stated term and such cancellation or termination has a Material Adverse Effect or results in an Out-of-Formula Condition; or any material part of the Collateral shall be taken through condemnation or the value of such Property shall be materially impaired through condemnation.

          11.1.12.  Change of Control.  A Change of Control shall occur.

          11.1.13. ERISA. A Reportable Event shall occur which could reasonably be expected to constitute grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if Borrower, any Subsidiary or any Obligor is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from Borrower's, such Subsidiary's or such Obligor's complete or partial withdrawal from such Plan.

          11.1.14. Challenge to Loan Documents. Any Obligor or any of its Affiliates shall challenge or contest in any action, suit or proceeding the validity or enforceability of any of the Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Agent, or any of the Loan Documents ceases to be in full force or effect for any reason other than a full or partial waiver or release by Agent and Lenders in accordance with the terms thereof.

          11.1.15. Judgment. One or more judgments or orders for the payment of money in an amount that exceeds, individually or in the aggregate, $250,000 shall be entered against Borrower or any other Obligor and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

          11.1.16. Repudiation of or Default Under Guaranty. Any Guarantor shall revoke or attempt to revoke the Guaranty signed by such Guarantor, shall repudiate such Guarantor's liability thereunder, shall be in default under the terms thereof, or shall fail to confirm in writing, promptly after receipt of Agent's written request therefor, such Guarantor's ongoing liability under the Guaranty in accordance with its terms.

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

          11.1.17. Criminal Forfeiture. Any Obligor shall be convicted under any criminal law that could lead to a forfeiture of any material Property of such Obligor.

          11.1.18. Vendor Subordinated Note Documents. Any default or event of default shall occur under any of the Vendor Subordinated Note Documents.

     11.2. Acceleration of Obligations; Termination of Revolver Commitments. Without in any way limiting the right of Agent to demand payment of any portion of the Obligations payable on demand in accordance with this Agreement:

          11.2.1. Upon or at any time after the occurrence of an Event of Default (other than pursuant to Section 11.1.10 hereof) and for so long as such Event of Default shall exist, Agent may in its discretion (and, upon receipt of written instructions to do so from the Required Lenders, shall) (a) declare the principal of and any accrued interest on the Revolver Loans and all other Obligations owing under any of the Loan Documents to be, whereupon the same shall become without further notice or demand (all of which notice and demand Borrower expressly waives), forthwith due and payable and Borrower shall forthwith pay to Agent the entire principal of and accrued and unpaid interest on the Revolver Loans and other Obligations plus reasonable attorneys' fees and expenses if such principal and interest are collected by or through an attorney-at-law and (b) terminate the Revolver Commitments.

          11.2.2.  Upon the occurrence of an Event of Default specified in
Section 11.1.10 hereof, all of the Obligations shall become automatically due and payable without declaration, notice or demand by Agent to or upon Borrower and the Revolver Commitments shall automatically terminate as if terminated by Agent pursuant to Section 5.2.1 hereof and with the effects specified in Section
5.2.4 hereof; provided, however, that, if Agent or Lenders shall continue to make Revolver Loans or otherwise extend credit to Borrower pursuant to this Agreement after an automatic termination of the Revolver Commitments by reason of the commencement of an Insolvency Proceeding by or against Borrower, such Revolver Loans and other credit shall nevertheless be governed by this Agreement and enforceable against and recoverable from each Obligor as if such Insolvency Proceeding had never been instituted.

     11.3. Other Remedies. Upon and after the occurrence of an Event of Default and for so long as such Event of Default shall exist, Agent may in its discretion (and, upon receipt of written direction of the Required Lenders, shall) exercise from time to time the following rights and remedies (without prejudice to the rights of Agent or any Lender to enforce its claim against any or all Obligors):

          11.3.1. All of the rights and remedies of a secured party under the UCC or under other Applicable Law, and all other legal and equitable rights to which Agent may be entitled under any of the Loan Documents, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.

          11.3.2. The right to collect all amounts at any time payable to Borrower from any Account Debtor or other Person at any time indebted to Borrower.

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

          11.3.3. The right to take immediate possession of any of the Collateral, and to (i) require Borrower to assemble the Collateral, at Borrower's expense, and make it available to Agent at a place designated by Agent which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of Borrower, then Borrower agrees not to charge Agent for storage thereof).

          11.3.4. The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by Applicable Law, in lots or in bulk, for cash or on credit, all as Agent, in its sole discretion, may deem advisable. Borrower agrees that any requirement of notice to Borrower or any other Obligor of any proposed public or private sale or other disposition of Collateral by Agent shall be deemed reasonable notice thereof if given at least 10 days prior thereto, and such sale may be at such locations as Agent may designate in said notice. Agent shall have the right to conduct such sales on Borrower's or any other Obligor's premises, without charge therefor, and such sales may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Agent may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale or other disposition of any Collateral may be applied, after allowing 2 Business Days for collection, first to any Extraordinary Expenses incurred by Agent, second to interest accrued with respect to any of the Obligations; and third, to the principal balance of the Obligations. If any deficiency shall arise, Obligors shall remain jointly and severally liable to Agent and Lenders therefor.

          11.3.5 The right to the appointment of a receiver, without notice of any kind whatsoever, to take possession of all or any portion of the Collateral and to exercise such rights and powers as the court appointing such receiver shall confer upon such receiver.

          11.3.6. The right to require Borrower to deposit with Agent funds equal to the LC Outstandings and, if Borrower fails promptly to make such deposit, Lenders may (and shall upon the direction of the Required Lenders) advance such amount as a Revolver Loan (whether or not an Out-of-Formula Condition exists or is created thereby). Any such deposit or advance shall be held by Agent as a reserve to fund future payments on any LC Support. At such time as the LC Support has been paid or terminated and all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or, if all Obligations have been indefeasibly paid in full, returned to Borrower. Agent is hereby irrevocably granted a license or other right to use, without charge, any or all of Borrower's Intellectual Property and all of Borrower's computer hardware and software trade secrets, brochures, customer lists, promotional and advertising materials, labels, and packaging materials, and any Property of a similar nature, in advertising for sale, marketing, selling and collecting and in completing the manufacturing of any Collateral, and Borrower's rights under all licenses and all franchise agreements shall inure to Agent's benefit.

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     11.4.  Setoff.  In addition to any Liens granted under any of the Loan
Documents and any rights now or hereafter available under Applicable Law, Agent and each Lender (and each of their respective Affiliates) is hereby authorized by Borrower at any time that an Event of Default exists, without notice to Borrower or any other Person (any such notice being hereby expressly waived) to set off and to appropriate and to apply any and all deposits, general or special (including Debt evidenced by certificates of deposit whether matured or unmatured (but not including trust accounts)) and any other Debt at any time held or owing by Agent, such Lender or any of their Affiliates to or for the credit or the account of Borrower against and on account of the Obligations of Borrower arising under the Loan Documents to Agent, such Lender or any of their Affiliates, including all Revolver Loans and LC Outstandings and all claims of any nature or description arising out of or in connection with this Agreement, irrespective of whether or not (i) Agent or such Lender shall have made any demand hereunder, (ii) Agent, at the request or with the consent of the Required Lenders, shall have declared the principal of and interest on the Revolver Loans and other amounts due hereunder to be due and payable as permitted by this Agreement and even though such Obligations may be contingent or unmatured or
(iii) the Collateral for the Obligations is adequate. Notwithstanding the foregoing, each of Agent and Lenders agree with each other that it shall not, without the express consent of the Required Lenders, and that it shall (to the extent that it is lawfully entitled to do so) upon the request of the Required Lenders, exercise its setoff rights hereunder against any accounts of Borrower now or hereafter maintained with Agent, such Lender or any Affiliate of any of them, but Borrower shall have no claim or cause of action against Agent or any Lender for any setoff made without the consent of the Required Lenders and the validity of any such setoff shall not be impaired by the absence of such consent. If any party (or its Affiliate) exercises the right of setoff provided for hereunder, such party shall be obligated to share any such setoff in the manner and to the extent required by Section 12.5.

     11.5.  Remedies Cumulative; No Waiver.

          11.5.1. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrower contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule or in any Guaranty given to Agent or any Lender or contained in any other agreement between Agent or any Lender and Borrower, heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrower herein contained. The rights and remedies of Agent and Lenders under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies that Agent or any Lender would otherwise have.

          11.5.2. The failure or delay of Agent or any Lender to require strict performance by Borrower of any provision of any of the Loan Documents or to exercise or enforce any rights, Liens, powers or remedies under any of the Loan Documents or with respect to any Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Revolver Loans and all other Obligations owing or to become owing from Borrower to Agent and Lenders shall have been fully satisfied. None of the undertakings, agreements,

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warranties, covenants and representations of Borrower contained in this
Agreement or any of the other Loan Documents and no Event of Default by Borrower under this Agreement or any other Loan Documents shall be deemed to have been suspended or waived by Agent or any Lender, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Agent or such Lender and directed to Borrower.

          11.5.3. If Agent or any Lender shall accept performance by Borrower, in whole or in part, of any obligation that Borrower is required by any of the Loan Documents to perform only when a Default or Event of Default exists, or if Agent or any Lender shall exercise any right or remedy under any of the Loan Documents that may not be exercised other than when a Default or Event of Default exists, Agent's or Lender's acceptance of such performance by Borrower or Agent's or Lender's exercise of any such right or remedy shall not operate to waive any such Event of Default or to preclude the exercise by Agent or any Lender of any other right or remedy, unless otherwise expressly agreed in writing by Agent or such Lender, as the case may be.

SECTION 12.  AGENT

     12.1.  Appointment, Authority and Duties of Agent.

          12.1.1. Each Lender hereby irrevocably appoints and designates Fleet as Agent to act as herein specified. Agent may, and each Lender by its acceptance of a Note shall be deemed irrevocably to have authorized Agent to, enter into all Loan Documents to which Agent is or is intended to be a party and all amendments hereto and all Security Documents at any time executed by Borrower, for its benefit and the Pro Rata benefit of Lenders and, except as otherwise provided in this Section 12, to exercise such rights and powers under this Agreement and the other Loan Documents as are specifically delegated to Agent by the terms hereof and thereof, together with such other rights and powers as are reasonably incidental thereto. Each Lender agrees that any action taken by Agent or the Required Lenders in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by Agent or the Required Lenders of any of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive right and authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with this Agreement and the other Loan Documents; (b) execute and deliver as Agent each Loan Document and accept delivery of each such agreement delivered by Borrower or any other Obligor; (c) act as collateral agent for Lenders for purposes of the perfection of all security interests and Liens created by this Agreement or the Security Documents with respect to all material items of the Collateral and, subject to the direction of the Required Lenders, for all other purposes stated therein, provided that Agent hereby appoints, authorizes and directs each Lender to act as a collateral sub-agent for Agent and the other Lenders for purposes of the perfection of all security interests and Liens with respect to Borrower's Deposit Accounts maintained with, and all cash and Cash Equivalents held by, such Lender; (d) subject to the direction of the Required Lenders, manage, supervise or otherwise deal with the Collateral; and (e) except as may be otherwise specifically

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restricted by the terms of this Agreement and subject to the direction of the
Required Lenders, exercise all remedies given to Agent with respect to any of the Collateral under the Loan Documents relating thereto, Applicable Law or otherwise. The duties of Agent shall be ministerial and administrative in nature, and Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship with any Lender (or any Lender's participants). Unless and until its authority to do so is revoked in writing by Required Lenders, Agent alone shall be authorized to determine whether any Accounts or Inventory constitute Eligible Accounts or Eligible Inventory (basing such determination in each case upon the meanings given to such terms in Appendix A), or whether to impose or release any reserve, and to exercise its own credit judgment in connection therewith, which determinations and judgments, if exercised in good faith, shall exonerate Agent from any liability to Lenders or any other Person for any errors in judgment.

          12.1.2. Agent (which term, as used in this sentence, shall include reference to Agent's officers, directors, employees, attorneys, agents and Affiliates and to the officers, directors, employees, attorneys and agents of Agent's Affiliates) shall not: (a) have any duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents or (b) be required to take, initiate or conduct any litigation, foreclosure or collection proceedings hereunder or under any of the other Loan Documents except to the extent directed to do so by the Required Lenders during the continuance of any Event of Default. The conferral upon Agent any right hereunder shall not imply a duty on Agent's part to exercise any such right unless instructed to do so by the Required Lenders in accordance with this Agreement.

          12.1.3. Agent may perform any of its duties by or through its agents and employees and may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Borrower shall promptly (and in any event, on demand) reimburse Agent for all reasonable expenses (including all Extraordinary Expenses) incurred by Agent pursuant to any of the provisions hereof or of any of the other Loan Documents or in the execution of any of Agent's duties hereby or thereby created or in the exercise of any right or power herein or therein imposed or conferred upon it or Lenders (excluding, however, general overhead expenses), and each Lender agrees promptly to pay to Agent, on demand, such Lender's Pro Rata share of any such reimbursement for expenses (including Extraordinary Expenses) that is not timely made by Borrower to Agent.

          12.1.4. The rights, remedies, powers and privileges conferred upon Agent hereunder and under the other Loan Documents may be exercised by Agent without the necessity of the joinder of any other parties unless otherwise required by Applicable Law. If Agent shall request instructions from the Required Lenders with respect to any act or action (including the failure to act) in connection with this Agreement or any of the other Loan Documents, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any of the Loan Documents pursuant to or in accordance with the instructions of the Required Lenders except for Agent's own gross negligence or willful misconduct in connection with any action taken by it.
Notwithstanding anything to the contrary contained in

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this Agreement, Agent shall not be required to take any action that is in its opinion contrary to Applicable Law or the terms of any of the Loan Documents or that would in its reasonable opinion subject it or any of its officers, employees or directors to personal liability; provided, however, that if Agent shall fail or refuse to take action that is not contrary to Applicable Law or to any of the terms of any of the Loan Documents even if such action in Agent's opinion would subject it to potential liability, the Required Lenders may remove Agent and appoint a successor Agent in the same manner and with the same effects as is provided in this Agreement with respect to Agent's resignation.

          12.1.5. Agent shall promptly, upon receipt thereof, forward to each Lender (i) copies of any significant written notices, reports, certificates and other information received by Agent from any Obligor (but only if and to the extent such Obligor is not required by the terms of the Loan Documents to supply such information directly to Lenders) and (ii) copies of the results of any field audits by Agent with respect to Borrower. Agent shall have no liability to any Lender for any errors in or omissions from any field audit or other examination of Borrower or the Collateral, unless such error or omission was the direct result of Agent's willful misconduct.

     12.2. Agreements Regarding Collateral. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien upon any Collateral (i) upon the termination of the Revolver Commitments and payment or satisfaction of all of the Obligations, (ii) constituting Equipment sold or disposed of in accordance with the terms of this Agreement if Borrower certifies to Agent that the disposition is made in compliance with the terms of this Agreement (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) if approved or ratified by the Required Lenders. Agent shall have no obligation whatsoever to any of the Lenders to assure that any of the Collateral exists or is owned by Borrower or is cared for, protected or insured or has been encumbered, or that Agent's Liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or entitled to any particular priority or to exercise any duty of care with respect to any of the Collateral.

     12.3. Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in so relying, upon any certification, notice or other communication (including any thereof by telephone, telex, telegram, telecopier message or cable) believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent. As to any matters not expressly provided for by this Agreement or any of the other Loan Documents, Agent shall in all cases be fully protected in acting or refraining from acting hereunder and thereunder in accordance with the instructions of the Required Lenders, and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding upon Lenders.

     12.4. Action Upon Default. Agent shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default unless it has received written notice from a Lender or Borrower specifying the occurrence and nature of such Default or Event of Default. If Agent shall receive such a notice of a Default or an Event of Default or shall otherwise acquire actual knowledge of any Default or Event of Default, Agent shall promptly notify Lenders in

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writing and Agent shall take such action and assert such rights under this
Agreement and the other Loan Documents, or shall refrain from taking such action and asserting such rights, as the Required Lenders shall direct from time to time. If any Lender shall receive a notice of a Default or an Event of Default or shall otherwise acquire actual knowledge of any Default or Event of Default, such Lender shall promptly notify Agent and the other Lenders in writing. As provided in Section 12.3 hereof, Agent shall not be subject to any liability by reason of acting or refraining to act pursuant to any request of the Required Lenders except for its own willful misconduct or gross negligence in connection with any action taken by it. Before directing Agent to take or refrain from taking any action or asserting any rights or remedies under this Agreement and the other Loan Documents on account of any Event of Default, the Required Lenders shall consult with and seek the advice of (but without having to obtain the consent of) each other Lender, and promptly after directing Agent to take or refrain from taking any such action or asserting any such rights, the Required Lenders will so advise each other Lender of the action taken or refrained from being taken and, upon request of any Lender, will supply information concerning actions taken or not taken. In no event shall the Required Lenders, without the prior written consent of each Lender, direct Agent to accelerate and demand payment of the Revolver Loans held by one Lender without accelerating and demanding payment of all other Revolver Loans or to terminate the Revolver Commitments of one or more Lenders without terminating the Revolver Commitments of all Lenders. Each Lender agrees that, except as otherwise provided in any of the Loan Documents and without the prior written consent of the Required Lenders, it will not take any legal action or institute any action or proceeding against any Obligor with respect to any of the Obligations or Collateral or accelerate or otherwise enforce its portion of the Obligations. Without limiting the generality of the foregoing, none of Lenders may exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar sales or dispositions of any of the Collateral except as authorized by the Required Lenders. Notwithstanding anything to the contrary set forth in this Section 12.4 or elsewhere in this Agreement, each Lender shall be authorized to take such action to preserve or enforce its rights against any Obligor where a deadline or limitation period is otherwise applicable and would, absent the taken of specified action, bar the enforcement of Obligations held by such Lender against such Obligor, including the filing of proofs of claim in any Insolvency Proceeding.

     12.5. Ratable Sharing. If any Lender shall obtain any payment or reduction (including any amounts received as adequate protection of a bank account deposit treated as cash collateral under the Bankruptcy Code) of any Obligation of Borrower hereunder (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in excess of its Pro Rata share of payments or reductions on account of such Obligations obtained by all of the Lenders, such Lender shall forthwith (i) notify the other Lenders and Agent of such receipt and (ii) purchase from the other Lenders such participations in the affected Obligations as shall be necessary to cause such purchasing Lender to share the excess payment or reduction, net of costs incurred in connection therewith, on a Pro Rata basis, provided that if all or any portion of such excess payment or reduction is thereafter recovered from such purchasing Lender or additional costs are incurred, the purchase shall be rescinded and the purchase price restored to the extent of such recovery or such additional costs, but without interest. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 12.5 may, to the fullest extent permitted by Applicable Law, exercise all of its rights of payment (including the right of

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set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

     12.6.  Indemnification of Agent Indemnitees.

          12.6.1. Each Lender agrees to indemnify and defend the Agent Indemnitees (to the extent not reimbursed by Borrower under this Agreement, but without limiting the indemnification obligation of Borrower under this Agreement), on a Pro Rata basis, and to hold each of the Agent Indemnitees harmless from and against, any and all Claims which may be imposed on, incurred by or asserted against any of the Agent Indemnitees in any way related to or arising out of this Agreement or any of the other Loan Documents or any other document contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses which Borrower is obligated to pay under Section 14.2 hereof or amounts Agent may be called upon to pay in connection with any lockbox or Dominion Account arrangement contemplated hereby, including any amounts arising from any automated clearinghouse transfers) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Lender shall be liable to any Agent Indemnitee for any of the foregoing to the extent that they result solely from the willful misconduct or gross negligence of such Agent Indemnitee.

          12.6.2. Without limiting the generality of the foregoing provisions of this Section 12.6, if Agent should be sued by any receiver, trustee in bankruptcy, debtor-in-possession or other Person on account of any alleged preference or fraudulent transfer received or alleged to have been received from Borrower or any other Obligor as the result of any transaction under the Loan Documents, then in such event any monies paid by Agent in settlement or satisfaction of such suit, together with all Extraordinary Expenses incurred by Agent in the defense of same, shall be promptly reimbursed to Agent by Lenders to the extent of each Lender's Pro Rata share.

          12.6.3. Without limiting the generality of the foregoing provisions of this Section 12.6, if at any time (whether prior to or after the Commitment Termination Date) any action or proceeding shall be brought against any of the Agent Indemnitees by an Obligor or by any other Person claiming by, through or under an Obligor, to recover damages for any act taken or omitted by Agent under any of the Loan Documents or in the performance of any rights, powers or remedies of Agent against any Obligor, any Account Debtor, the Collateral or with respect to any Revolver Loans, or to obtain any other relief of any kind on account of any transaction involving any Agent Indemnitees under or in relation to any of the Loan Documents, each Lender agrees to indemnify, defend and hold the Agent Indemnitees harmless with respect thereto and to pay to the Agent Indemnitees such Lender's Pro Rata share of such amount as any of the Agent Indemnitees shall be required to pay by reason of a judgment, decree, or other order entered in such action or proceeding or by reason of any compromise or settlement agreed to by the Agent Indemnitees, including all interest and costs assessed against any of the Agent Indemnitees in defending or compromising such action, together with attorneys' fees and other legal expenses paid or incurred by the Agent Indemnitees in connection therewith; provided, however, that no Lender shall be liable to any Agent Indemnitee for any of the foregoing to the extent that they arise solely from the willful misconduct or gross negligence of such Agent

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Indemnitee.  In Agent's discretion, Agent may also reserve for or satisfy any such judgment, decree or order from proceeds of Collateral prior to any distributions therefrom to or for the account of Lenders.

     12.7. Limitation on Responsibilities of Agent. Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.6 hereof against any and all Claims which may be incurred by Agent by reason of taking or continuing to take any such action. Neither Agent nor Arranger shall be liable to Lenders (or any Lender's participants) for any action taken or omitted to be taken under or in connection with this Agreement or the other Loan Documents except as a result of actual gross negligence or willful misconduct on the part of Agent. Agent does not assume any responsibility for any failure or delay in performance or breach by any Obligor or any Lender of its obligations under this Agreement or any of the other Loan Documents. Agent does not make to Lenders, and no Lender makes to Agent or the other Lenders, any express or implied warranty, representation or guarantee with respect to the Revolver Loans, the Collateral, the Loan Documents or any Obligor. Neither Agent nor any of its officers, directors, employees, attorneys or agents shall be responsible to Lenders, and no Lender nor any of its agents, attorneys or employees shall be responsible to Agent or the other Lenders, for: (i) any recitals, statements, information, representations or warranties contained in any of the Loan Documents or in any certificate or other document furnished pursuant to the terms hereof; (ii) the execution, validity, genuineness, effectiveness or enforceability of any of the Loan Documents; (iii) the validity, genuineness, enforceability, collectibility, value, sufficiency or existence of any Collateral, or the perfection or priority of any Lien therein; or (iv) the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or any Account Debtor. Neither Agent nor any of its officers, directors, employees, attorneys or agents shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any of the duties or agreements of such Obligor under any of the Loan Documents or the satisfaction of any conditions precedent contained in any of the Loan Documents. Agent may consult with and employ legal counsel, accountants and other experts and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts.

     12.8.  Successor Agent and Co-Agents.

          12.8.1. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days written notice thereof to each Lender and Borrower. Upon receipt of any notice of such resignation, the Required Lenders, after prior consultation with (but without having to obtain consent of) each Lender, shall have the right to appoint a successor Agent which shall be (i) a Lender, (ii) a United States based affiliate of a Lender, or (iii) a commercial bank that is organized under the laws of the United States or of any State thereof and has a combined capital surplus of at least $100,000,000 and, provided no Default or Event of Default then exists, is reasonably acceptable to Borrower (and for purposes hereof, any successor to Fleet shall be deemed acceptable to Borrower). Upon the acceptance by a successor Agent of an appointment to serve as an Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the rights, powers,

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privileges and duties of the retiring Agent without further act, deed or conveyance, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 12 (including the provisions of Section
12.6 hereof) shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent. Notwithstanding anything to the contrary contained in this Agreement, any successor by merger or acquisition of the stock or assets of Fleet shall continue to be Agent hereunder unless such successor shall resign in accordance with the provisions hereof.

          12.8.2. It is the purpose of this Agreement that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business as agent or otherwise in any jurisdiction. It is recognized that, in case of litigation under any of the Loan Documents, or in case Agent deems that by reason of present or future laws of any jurisdiction Agent might be prohibited from exercising any of the powers, rights or remedies granted to Agent or Lenders hereunder or under any of the Loan Documents or from holding title to or a Lien upon any Collateral or from taking any other action which may be necessary hereunder or under any of the Loan Documents, Agent may appoint an additional Person as a separate collateral agent or co-collateral agent which is not so prohibited from taking any of such actions or exercising any of such powers, rights or remedies. If Agent shall appoint an additional Person as a separate collateral agent or co-collateral agent as provided above, each and every remedy, power, right, claim, demand or cause of action intended by any of the Loan Documents to be exercised by or vested in or conveyed to Agent with respect thereto shall be exercisable by and vested in such separate collateral agent or co-collateral agent, but only to the extent necessary to enable such separate collateral agent or co-collateral agent to exercise such powers, rights and remedies, and every covenant and obligation necessary to the exercise thereof by such separate collateral agent or co-collateral agent shall run to and be enforceable by either of them. Should any instrument from Lenders be required by the separate collateral agent or co-collateral agent so appointed by Agent in order more fully and certainly to vest in and confirm to him or it such rights, powers, duties and obligations, any and all of such instruments shall, on request, be executed, acknowledged and delivered by Lenders whether or not a Default or Event of Default then exists. In case any separate collateral agent or co-collateral agent, or a successor to either, shall die, become incapable of acting, resign or be removed, all the estates, properties, rights, powers, duties and obligations of such separate collateral agent or co-collateral agent, so far as permitted by Applicable Law, shall vest in and be exercised by the Agent until the appointment of a new collateral agent or successor to such separate collateral agent or co-collateral agent.

     12.9.  Consents, Amendments and Waivers; Out-of-Formula Loans.

          12.9.1. To be effective against Agent and Lenders, any amendment or modification of this Agreement and any waiver of any Default or Event of Default must be in writing and must be signed by the Required Lenders; provided, however, that (i) without the prior written consent of Agent, no amendment or waiver shall be effective with respect to any provision in any of the Loan Documents that affects Agent or relates to the rights, duties or immunities of Agent (including Section 12 hereof); (ii) without the prior written consent of Fleet, no amendment to the provisions of Sections 1.2 or 3.1.3 shall be effective; (iii) without the prior consent of all Lenders, no waiver of any Default or Event of Default shall be effective if the

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Default or Event of Default relates to Borrower's failure to observe or perform any covenant that may not be amended without the unanimous written consent of Lenders (and, where so provided hereinafter, the written consent of Agent) as hereinafter set forth in this Section 12.9.1; written agreement of all Lenders (except a defaulting Lender as provided in Section 3.2 of this Agreement) shall be required to effectuate any amendment, modification or waiver that would (a) alter the provisions of Sections 2.2, 2.4, 2.6, 2.7, 2.8, 2.9, 4.5, 4.9, 5.1,
12, 13, 14.2, or 14.3 or 14.14, the definitions of "Availability Reserve," "Borrowing Base" and the other defined terms used in such definitions, "Pro Rata," "Required Lenders" or any provision of this Agreement obligating Agent to take certain actions at the direction of the Required Lenders, or any provision of any of the Loan Documents regarding the Pro Rata treatment or obligations of Lenders; (b) increase or otherwise modify any of the Revolver Commitments (other than to reduce proportionately each Lender's Revolver Commitment in connection with any overall reduction in the amount of the Revolver Commitments); (c) alter or amend (other than to increase) the rate of interest payable in respect of the Revolver Loans (except as may be expressly authorized by the Loan Documents or as may be necessary, in Agent's judgement, to comply with Applicable Law); (d) waive or agree to defer collection of any fee or other expense reimbursement provided for under any of the Loan Documents (except to the extent that the Required Lenders agree after and during the continuance of any Event of Default to a waiver or deferral of any termination charge provided for in Section 5.2.3 hereof) or the unused line fee in Section 2.2.3 hereof; (e) subordinate the payment of any of the Obligations to any other Debt or the priority of any Liens granted to Agent under any of the Loan Documents to Liens granted to any other Person, except as currently provided in or contemplated by the Loan Documents in connection with Borrower's incurrence of Permitted Purchase Money Debt, and except for Liens granted by an Obligor to financial institutions with respect to amounts on deposit with such financial institutions to cover returned items, processing and analysis charges and other charges in the Ordinary Course of Business that relate to deposit accounts with such financial institutions; (f) alter the time or amount of repayment of any of the Revolver Loans or waive any Event of Default resulting from nonpayment of the Revolver Loans on the due date thereof (or within any applicable period of grace); (g) forgive any of the Obligations, except any portion of the Obligations held by a Lender who consents in writing to such forgiveness; or (h) release any Obligor from liability for any of the Obligations. No Lender shall be authorized to amend or modify any Note held by it, unless such amendment or modification is consented to in writing by all Lenders; providedn, however, that the foregoing shall not be construed to prohibit an amendment or modification to any provision of this Agreement that may be effected pursuant to this Section 12.9.1 by agreement of Borrower and the Required Lenders even though such an amendment or modification results in an amendment or modification of the Notes by virtue of the incorporation by reference in each of the Notes of this Agreement. The making of any Revolver Loans hereunder by any Lender during the existence of a Default or Event of Default shall not be deemed to constitute a waiver of such Default or Event of Default. Any waiver or consent granted by Lenders hereunder shall be effective only if in writing and then only in the specific instance and for the specific purpose for which it was given.

          12.9.2. In connection with any proposed amendment to any of the Loan Documents or waiver of any of the terms thereof or any Default or Event of Default thereunder, Borrower shall not solicit, request or negotiate for or with respect to any such proposed amendment or waiver of any of the provisions of this Agreement or any of the other Loan

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Documents unless each Lender shall be informed thereof by Borrower or Agent (to the extent known by Agent) and shall be afforded an opportunity of considering the same and supplied by Borrower with sufficient information to enable it to make an informed decision with respect thereto. Borrower will not, directly or indirectly, pay or cause to be paid any remuneration or other thing of value, whether by way of supplemental or additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for or as an inducement to the consent to or agreement by such Lender with any waiver or amendment of any of the terms and provisions of this Agreement or any of the other Loan Documents unless such remuneration or thing of value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders.

          12.9.3. On any date that Lenders are not otherwise required to provide Out-of-Formula Loans pursuant to Section 1.1.2 at Borrower's request, Agent may (unless otherwise instructed in writing by the Required Lenders) call upon Lenders to fund, and Lenders shall fund, their Pro Rata share of Out-of-Formula Loans as hereinafter set forth, provided that, both prior to and after the funding thereof, the aggregate amount of all of the Revolver Loans and LC Outstandings does not exceed the Revolver Commitments. If no Event of Default exists (or if an Event of Default exists, the existence thereof is not known by Agent) at the time that Agent calls upon Lenders to make Out-of-Formula Loans pursuant to this Section 12.9.3, then Lenders shall be required to fund Out-of-Formula Loans only for periods that do not exceed 15 consecutive days, following each of which periods the Out-of-Formula Condition may not exceed, for a period of at least 15 consecutive days, the amount of the Out-of-Formula Condition at the commencement of the preceding 15-consecutive day period during which Out-of-Formula Loans were funded; and during each 15-day consecutive period during which Out-of-Formula Loans are required to be funded, the Out-of-Formula Condition is not increased by more than $3,000,000 above the amount in existence at the commencement of such 15-day period. The amount of such Out-of-Formula Condition shall be determined by Agent. If an Event of Default exists, Lenders shall not be obligated to fund Out-of-Formula Loans for a period exceeding 5 Business Days and then only to the extend that the Out-of-Formula Condition is not increased by more than $3,000,000 above the amount determined by Agent to exist on the date that Agent calls upon Lenders pursuant to this Section 12.9.3 to fund Out-of-Formula Loans. In no event shall Borrower or any other Obligor be deemed to be a beneficiary of this Section 12.9.3 or authorized to enforce any of the provisions of this Section 12.9.3.

     12.10. Due Diligence and Non-Reliance. Each Lender hereby acknowledges and represents that it has, independently and without reliance upon Agent or the other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund the Revolver Loans to be made by it hereunder and to purchase participations in the LC Outstandings pursuant to Section 1.2.2 hereof, and each Lender has made such inquiries concerning the Loan Documents, the Collateral and each Obligor as such Lender feels necessary and appropriate, and has taken such care on its own behalf as would have been the case had it entered into the other Loan Documents without the intervention or participation of the other Lenders or Agent. Each Lender hereby further acknowledges and represents that the other Lenders and Agent have not made any representations or warranties to it concerning any Obligor, any of the Collateral or the legality, validity, sufficiency or enforceability of any of the Loan Documents. Each Lender also hereby acknowledges that it will, independently and without

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reliance upon the other Lenders or Agent, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Revolver Loans and in taking or refraining to take any other action under this Agreement or any of the other Loan Documents. Except for notices, reports and other information expressly required to be furnished to Lenders by Agent hereunder, Agent shall not have any duty or responsibility to provide any Lender with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or any of Agent's Affiliates.

     12.11. Representations and Warranties of Lenders. By its execution of this Agreement, each Lender hereby represents and warrants to Borrower and the other Lenders that it has the power to enter into and perform its obligations under this Agreement and the other Loan Documents, and that it has taken all necessary and appropriate action to authorize its execution and performance of this Agreement and the other Loan Documents to which it is a party, each of which will be binding upon it and the obligations imposed upon it herein or therein will be enforceable against it in accordance with the respective terms of such documents.

     12.12. The Required Lenders. As to any provisions of this Agreement or the other Loan Documents under which action may or is required to be taken upon direction or approval of the Required Lenders, the direction or approval of the Required Lenders shall be binding upon each Lender to the same extent and with the same effect as if each Lender had joined therein. Notwithstanding anything to the contrary contained in this Agreement, Borrower shall not be deemed to be a beneficiary of, or be entitled to enforce, sue upon or assert as a defense to any of the Obligations, any provisions of this Agreement that requires Agent or any Lender to act, or conditions their authority to act, upon the direction or consent of the Required Lenders; and any action taken by Agent or any Lender that requires the consent or direction of the Required Lenders as a condition to taking such action shall, insofar as Borrower is concerned, be presumed to have been taken with the requisite consent or direction of the Required Lenders.

     12.13. Several Obligations. The obligations and commitments of each Lender under this Agreement and the other Loan Documents are several and neither Agent nor any Lender shall be responsible for the performance by the other Lenders of its obligations or commitments hereunder or thereunder. Notwithstanding any liability of Lenders stated to be joint and several to third Persons under any of the Loan Documents, such liability shall be shared, as among Lenders, Pro Rata according to the respective Revolver Commitments of Lenders.

     12.14. Agent in its Individual Capacity. With respect to its obligation to lend under this Agreement, the Revolver Loans made by it and each Note issued to it, Agent shall have the same rights and powers hereunder and under the other Loan Documents as any other Lender or holder of a Note and may exercise the same as though it were not performing the duties specified herein; and the terms "Lenders," "Required Lenders," or any similar term shall, unless the context clearly otherwise indicates, include Agent in its capacity as a Lender. Agent and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with Borrower or any other Obligor, or any affiliate of Borrower or any

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other Obligor, as if it were any other bank and without any duty to account therefor (or for any fees or other consideration received in connection therewith) to the other Lenders.

     12.15. No Third Party Beneficiaries. This Section 12 is not intended to confer any rights or benefits upon Borrower or any other Person except Lenders and Agent, and no Person (including Borrower) other than Lenders and Agent shall have any right to enforce any of the provisions of this Section 12 except as expressly provided in Section 12.17 hereof. As between Borrower and Agent, any action that Agent may take or purport to take on behalf of Lenders under any of the Loan Documents shall be conclusively presumed to have been authorized and approved by Lenders as herein provided.

     12.16. Notice of Transfer. Agent may deem and treat a Lender party to this Agreement as the owner of such Lender's portion of the Revolver Loans for all purposes, unless and until a written notice of the assignment or transfer thereof executed by such Lender has been received by Agent.

     12.17. Replacement of Certain Lenders. If a Lender ("Affected Lender") shall have (i) failed to fund its Pro Rata share of any Revolver Loan requested (or deemed requested) by Borrower which such Lender is obligated to fund under the terms of this Agreement and which such failure has not been cured, (ii) requested compensation from Borrower under Section 2.7 to recover increased costs incurred by such Lender (or its parent or holding company) which are not being incurred generally by the other Lenders (or their respective parents or holding companies), or (iii) delivered a notice pursuant to Section 2.6 hereof claiming that such Lender is unable to extend LIBOR Loans to Borrower for reasons not generally applicable to the other Lenders, then, in any such case and in addition to any other rights and remedies that Agent, any other Lender or Borrower may have against such Affected Lender, Borrower or Agent may make written demand on such Affected Lender (with a copy to Agent in the case of a demand by Borrower and a copy to Borrower in the case of a demand by Agent) for the Affected Lender to assign, and such Affected Lender shall assign pursuant to one or more duly executed Assignment and Acceptances within 5 Business Days after the date of such demand, to one or more Lenders willing to accept such assignment or assignments, or to one or more Eligible Assignees designated by Agent, all of such Affected Lender's rights and obligations under this Agreement (including its Revolver Commitments and all Revolver Loans owing to it) in accordance with Section 13 hereof. Agent is hereby irrevocably authorized to execute one or more Assignment and Acceptances as attorney-in-fact for any Affected Lender which fails or refuses to execute and deliver the same within 5 Business Days after the date of such demand. The Affected Lender shall be entitled to receive, in cash and concurrently with execution and delivery of each such Assignment and Acceptance, all amounts owed to the Affected Lender hereunder or under any other Loan Document, including the aggregate outstanding principal amount of the Revolver Loans owed to such Lender, together with accrued interest thereon through the date of such assignment. Upon the replacement of any Affected Lender pursuant to this Section 12.17, such Affected Lender shall cease to have any participation in, entitlement to, or other right to share in the Liens of Agent in any Collateral and such Affected Lender shall have no further liability to Agent, any Lender or any other Person under any of the Loan Documents (except as provided in Section 12.6 hereof as to events or transactions which occur prior to the replacement of such

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Affected Lender), including any commitment to make Revolver Loans or purchase participations in LC Outstandings.

     12.18.  Remittance of Payments and Collections.

          12.18.1. All payments by any Lender to Agent shall be made not later than the time set forth elsewhere in this Agreement on the Business Day such payment is due; provided, however, that if such payment is due on demand by Agent and such demand is made on the paying Lender after 11:00 a.m. on such Business Day, then payment shall be made by 11:00 p.m. on the next Business Day. Payment by Agent to any Lender shall be made by wire transfer, promptly following Agent's receipt of funds for the account of such Lender and in the type of funds received by Agent; provided, however, that if Agent receives such funds at or prior to 1:00 p.m., Agent shall pay such funds to such Lender by 2:00 p.m. on such Business Day, but if Agent receives such funds after 1:00 p.m., Agent shall pay such funds to such Lender by 2:00 p.m. on the next Business Day.

          12.18.2. With respect to the payment of any funds from Agent to a Lender or from a Lender to Agent, the party failing to make full payment when due pursuant to the terms hereof shall, on demand by the other party, pay such amount together with interest thereon at the Federal Funds Rate. In no event shall Borrower be entitled to receive any credit for any interest paid by Agent to any Lender, or by any Lender to Agent, at the Federal Funds Rate as provided herein.

          12.18.3. If Agent pays any amount to a Lender in the belief or expectation that a related payment has been or will be received by Agent from an Obligor and such related payment is not received by Agent, then Agent shall be entitled to recover such amount from each Lender that receives such amount. If Agent determines at any time that any amount received by it under this Agreement or any of the other Loan Documents must be returned to an Obligor or paid to any other Person pursuant to any Applicable Law, court order or otherwise, then, notwithstanding any other term or condition of this Agreement or any of the other Loan Documents, Agent shall not be required to distribute such amount to any Lender.

SECTION 13.   BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS

     13.1. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrower, Agent and Lenders and their respective successors and assigns (which, in the case of Agent, shall include any successor Agent appointed pursuant to Section 12.8 hereof), except that (i) Borrower shall not have the right to assign its rights or delegate performance of any of its obligations under any of the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 13.3 hereof. Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 13.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or

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consent is the holder of a Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

     13.2.  Participations.

          13.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to one or more banks or other Persons (each a "Participant") a participating interest in any of the Obligations owing to such Lender, any Revolver Commitment of such Lender or any other interest of such Lender under any of the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any Note for all purposes under the Loan Documents, all amounts payable by Borrower under this Agreement and any of the Notes shall be determined as if such Lender had not sold such participating interests, and Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents. If a Lender sells a participation to a Person other than an Affiliate of such Lender, then such Lender shall give prompt written notice thereof to Borrower and the other Lenders.

          13.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than an amendment, modification or waiver with respect to any Revolver Loans or Revolver Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the stated interest rate or the stated rates at which fees are payable with respect to any such Revolver Loan or Revolver Commitment, postpones the Commitment Termination Date, or any date fixed for any regularly scheduled payment of interest or fees on such Revolver Loan or Revolver Commitment, or releases from liability Borrower or any Guarantor or releases any substantial portion of any of the Collateral.

          13.2.3. Benefit of Set-Off. Borrower agrees that each Participant shall be deemed to have the right of set-off provided in Section 11.4 hereof in respect of its participating interest in amounts owing under the Loan Documents to the same extent and subject to the same requirements under this Agreement (including Section 12.5) as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of set-off provided in Section 11.4 hereof with respect to the amount of participating interests sold to each Participant. Lenders agree to share with each Participant, and each Participant by exercising the right of set-off provided in Section 11.4 agrees to share with each Lender, any amount received pursuant to the exercise of its right of set-off, such amounts to be shared in accordance with Section 12.5 hereof as if each Participant were a Lender.

          13.2.4. Notices. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent that any such notice may be required, and neither Agent nor any other Lender shall have any obligation, duty or liability to any Participant of any other Lender. Without limiting the generality of the foregoing, neither

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

Agent nor any Lender shall have any obligation to give notices or to provide documents or information to a Participant of another Lender.

     13.3.  Assignments.

          13.3.1. Permitted Assignments. Subject to its giving at least 2 Business Days notice to Agent and Borrower, any Lender may, in accordance with Applicable Law, at any time assign to any Eligible Assignee all or any part of its rights and obligations under the Loan Documents, so long as (i) each assignment is of a constant, and not a varying, ratable percentage of all of the transferor Lender's rights and obligations under the Loan Documents with respect to the Revolver Loans and the LC Outstandings and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount; (ii) except in the case of an assignment in whole of a Lender's rights and obligations under the Loan Documents or an assignment by one original signatory to this Agreement to another such signatory, immediately after giving effect to any assignment, the aggregate amount of the Revolver Commitments retained by the transferor Lender shall in no event be less than $10,000,000; and (iii) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing contained herein shall limit in any way the right of Lenders to assign (i) to any Eligible Assignee all of their rights and obligations under the Loan Documents or (ii) all or any portion of the Revolver Loans owing to it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, provided that in the case of this clause (ii) any payment in respect of such assigned Revolver Loans made by Borrower to the assigning Lender in accordance with the terms of this Agreement shall satisfy Borrower's obligations hereunder in respect of such assigned Revolver Loans to the extent of such payment, but no such assignment shall release the assigning Lender from its obligations hereunder.

          13.3.2. Effect; Effective Date. Upon (i) delivery to Agent of a notice of assignment substantially in the form attached as Exhibit G hereto, together with any consents required by Section 13.3.1, and (ii) payment of a $5,000 fee to the Agent for processing any assignment to an Eligible Assignee that is not an Affiliate of the transferor Lender, such assignment shall become effective on the effective date specified in such notice of assignment. On and after the effective date of such assignment, such Eligible Assignee shall for all purposes be a Lender party to the Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of the Lender under the Loan Documents to the same extent as if it were an original party thereto, and no further consent or action by Borrower, Lenders or Agent shall be required to release the transferor Lender with respect to the Revolver Commitment (or portion thereof) of such Lender and Obligations assigned to such Eligible Assignee. Upon the consummation of any assignment to an Eligible Assignee pursuant to this Section 13.3, the transferor Lender, Agent and Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Eligible Assignee, in each case in principal amounts reflecting their respective Revolver Commitments, as adjusted pursuant to such assignment. If the transferor Lender shall have assigned all of its interests, rights and obligations under this Agreement pursuant to Section 13.3.1 hereof, such transferor Lender shall no longer have any

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

obligation to indemnify Agent with respect to any transactions, events or occurrences that transpire after the effective date of such assignment, and each Eligible Assignee to which such transferor shall make an assignment shall be responsible to Agent to indemnify Agent in accordance with this Agreement with respect to transactions, events and occurrences transpiring on and after the effective date of such assignment to it.

          13.3.3. Dissemination of Information. Each Lender and Agent may disclose to any Participant, any Eligible Assignee or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee"), and any prospective Transferee, any and all information in Agent's or such Lender's possession concerning Borrower, the Subsidiaries or the Collateral so long as prior to any such disclosure, each such Transferee or prospective Transferee agrees with Borrower, Agent or such Lender to preserve the confidentiality of any confidential information relating to Borrower and received from Borrower, Agent or any Lender in the same manner and to the same extent that Agent and Lenders are so required pursuant to Section 14.16.

     13.4. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee that is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 4.10 hereof.

SECTION 14.    MISCELLANEOUS

     14.1. Power of Attorney. Borrower hereby irrevocably designates, makes, constitutes and appoints Agent (and all Persons designated by Agent) as Borrower's true and lawful attorney (and agent-in-fact) and Agent, or Agent's designee, may, without notice to Borrower and in either Borrower's or Agent's name, but at the cost and expense of Borrower:

          14.1.1. At such time or times as Agent or said designee, in its sole discretion, may determine, endorse Borrower's name on any Payment Item or proceeds of the Collateral which come into the possession of Agent or under Agent's control; and

          14.1.2. At any time that an Event of Default exists: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of Borrower's rights and remedies with respect to the collection of the Accounts;
(ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Agent deems advisable; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign Borrower's name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of Lien, assignment or satisfaction of Lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to Borrower and to notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse the name of Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Agent on

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

account of the Obligations; (viii) endorse the name of Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to any Accounts or Inventory of any Obligor and any other Collateral; (ix) use Borrower's stationery and sign the name of Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory, Equipment or any other Collateral; (xi) make and adjust claims under policies of insurance; and (xii) do all other acts and things necessary, in Agent's determination, to fulfill Borrower's obligations under this Agreement.

     14.2. General Indemnity. Borrower hereby agrees to indemnify and defend the Indemnitees and to hold the Indemnitees harmless from and against any Claim ever suffered or incurred by any of the Indemnitees arising out of or related to this Agreement or any of the other Loan Documents, the performance by any Indemnitee of its duties or the exercise of any of its rights or remedies under this Agreement or any of the other Loan Documents, or as a result of Borrower's failure to observe, perform or discharge any of Borrower's duties hereunder. Borrower shall also indemnify and defend the Indemnitees against and save the Indemnitees harmless from all Claims of any Person arising out of, related to, or with respect to any transactions entered into pursuant to this Agreement or Agent's Lien upon the Collateral. Without limiting the generality of the foregoing, this indemnity shall extend to any Claims asserted against or incurred by any of the Indemnitees by any Person under any Environmental Laws or similar laws by reason of Borrower's or any other Person's failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances. Additionally, if any Taxes (excluding Taxes imposed upon or measured solely by the net income of Agent and Lenders, but including any intangibles tax, stamp tax, recording tax or franchise tax) shall be payable by Agent or any Obligor on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the other Loan Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Borrower will pay (or will promptly reimburse Agent and Lenders for the payment of) all such Taxes, including any interest and penalties thereon, and will indemnify and hold Indemnitees harmless from and against all liability in connection therewith.
The foregoing indemnities shall not apply to Claims incurred by any of the Indemnitees as a direct and proximate result of their own gross negligence or willful misconduct or that arise out of any disputes arising solely out of the relationship between Agent and any Lender.

     14.3. Survival of All Indemnities. Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, the obligation of Borrower and each Lender with respect to each indemnity given by it in this Agreement, whether given by Borrower to Agent Indemnitees, Lender Indemnitees or Fleet Indemnitees or by any Lender to any Agent Indemnitees or Fleet Indemnitees, shall survive the payment in full of the Obligations and the termination of any of the Revolver Commitments.

     14.4. Modification of Agreement. This Agreement may not be modified, altered or amended, except by an agreement in writing signed by Borrower and Agent and Lenders (or, where otherwise expressly allowed by Section 12 hereof, the Required Lenders in lieu of Agent and Lenders); provided, however, that no consent, written or otherwise, of Borrower shall be

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

necessary or required in connection with any amendment of any of the provisions of Section 12 (other than Section 12.17) or any other provision of this Agreement that affects only the rights, duties and responsibilities of Lenders and Agent as among themselves so long as no such amendment imposes any additional obligations on Borrower.

     14.5. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     14.6. Cumulative Effect; Conflict of Terms. The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Without limiting the generality of the foregoing, the parties acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters and that such limitations, tests and measures are cumulative and each must be performed, except as may be expressly stated to the contrary in this Agreement. Except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

     14.7. Execution in Counterparts. This Agreement and any amendments hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

     14.8. Consent. Whenever Agent's, Lenders' or Required Lenders' consent is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event (including any waiver or amendment), Agent and each Lender shall be authorized to give or withhold its consent in its sole and absolute discretion and to condition its consent upon the giving of additional collateral security for the Obligations, the payment of money or any other matter.

     14.9. Notices. All notices, requests and demands to or upon a party hereto shall be in writing and shall be sent by certified or registered mail, return receipt requested, personal delivery against receipt or by telecopier or other facsimile transmission and shall be deemed to have been validly served, given or delivered when delivered against receipt or, in the case of facsimile transmission, when received (if on a Business Day and, if not received on a Business Day, then on the next Business Day after receipt) at the office where the noticed party's telecopier is located, in each case addressed to the noticed party at the address shown for such party on the signature page hereof or, in the case of a Person who becomes a Lender after the date hereof, at the address shown on the Assignment and Acceptance by which such Person became a Lender. Notwithstanding the foregoing, no notice to or upon Agent pursuant to Sections 1.2, 2.1, 3.1 or 5.2.2 shall be effective until after actually received by the individual to whose attention at Agent such notice is required to be sent. Any written notice, request or

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

demand that is not sent in conformity with the provisions hereof shall nevertheless be effective on the date that such notice, request or demand is actually received by the individual to whose attention at the noticed party such notice, request or demand is required to be sent.

     14.10.  Performance of Borrower's Obligations.    If Borrower shall fail to
discharge any covenant, duty or obligation hereunder or under any of the other Loan Documents, Agent may, in its sole discretion at any time or from time to time, for Borrower's account and at Borrower's expense, pay any amount or do any act required of Borrower hereunder or under any of the Loan Documents or otherwise lawfully requested by Agent to enforce any of the Loan Documents or Obligations, preserve, protect, insure or maintain any of the Collateral, or preserve, defend, protect or maintain the validity or priority of Agent's Liens in any of the Collateral, including the payment of any judgement against Borrower, any insurance premium, any warehouse charge, any finishing or processing charge, any landlord claim, any other Lien upon or with respect to any of the Collateral. All payments that Agent may make under this Section and all out-of-pocket costs and expenses (including Extraordinary Expenses) that Agent pays or incurs in connection with any action taken by it hereunder shall be reimbursed to Agent by Borrower on demand with interest from the date such payment is made or such costs or expenses are incurred to the date of payment thereof at the Default Rate applicable for Revolver Loans that are Base Rate Loans. Any payment made or other action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed thereafter as provided herein or in any of the other Loan Documents.

     14.11. Credit Inquiries. Borrower hereby authorizes and permits Agent and Lenders (but Agent and Lenders shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning Borrower or any Subsidiaries.

     14.12. Time of Essence. Time is of the essence of this Agreement, the Other Agreements and the Security Documents.

     14.13. Entire Agreement; Appendix A, Exhibits and Schedules. This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written. Appendix A, each of the Exhibits and each of the Schedules attached hereto are incorporated into this Agreement and by this reference made a part hereof.

     14.14. Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having, or being deemed to have, structured, drafted or dictated such provision.

     14.15. Obligations Several. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Revolver Commitment of any other Lender. Nothing contained in this Agreement and no action taken by Lenders pursuant hereto shall be

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deemed to constitute the Lenders to be a partnership, association, joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled, to the extent not otherwise restricted hereunder, to protect and enforce its rights arising out of this Agreement and any of the other Loan Documents and it shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purpose.

     14.16. Confidentiality. Agent and Lenders each agrees to exercise reasonable efforts (and, in any event, with at least the same degree of care as it ordinarily exercises with respect to its other customers) to keep any Confidential Information that is delivered or made available by Borrower to it, including Confidential Information made available to Agent or any Lender in connection with a visit or investigation by any Person contemplated in Section
9.1.1 hereof, confidential from any Person other than individuals employed or retained by Agent or such Lender who are or are expected to become engaged in evaluating, approving, structuring, administering or otherwise giving professional advice with respect to any of the Revolver Loans or Collateral; provided, however, that nothing herein shall prevent Agent or any Lender from disclosing such Confidential Information (i) to any party to this Agreement from time to time or any Participant, (ii) pursuant to the order of any court or administrative agency, (iii) upon the request or demand of any regulatory agency or authority having jurisdiction over Agent or such Lender, (iv) which has been publicly disclosed other than by an act or omission of Agent or such Lender except as permitted herein, (v) to the extent reasonably required in connection with any litigation (with respect to any of the Loan Documents or any of the transactions contemplated thereby) to which Agent, any Lender or their respective Affiliates may be a party, (vi) to the extent reasonably required in connection with the exercise of any rights or remedies hereunder, (vii) to Agent's or any Lender's legal counsel and independent auditors, (viii) to any actual or proposed Participant, Assignee or other Transferee of all or part of a Lender's rights hereunder so long as such Transferee has agreed in writing to be bound by the provisions of this Section, and (ix) to the National Association of Insurance Commissioners or any similar organization or to any nationally recognized rating agency that requires access to information about a Lender's portfolio in connection with ratings issued with respect to such Lender.

     14.17. Governing Law; Consent to Forum. This Agreement has been negotiated, executed and delivered at and shall be deemed to have been made in Atlanta, Georgia. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia; provided, however, that if any of the Collateral shall be located in any jurisdiction other than Georgia, the laws of such jurisdiction shall govern the method, manner and procedure for foreclosure of Agent's Lien upon such Collateral and the enforcement of Agent's other remedies in respect of such Collateral to the extent that the laws of such jurisdiction are different from or inconsistent with the laws of the State of Georgia. As part of the consideration for new value received, and regardless of any present or future domicile or principal place of business of Borrower, any Lender or Agent, Borrower hereby consents and agrees that the Superior Court of Cobb County, Georgia, or, at Agent's option, the United States District Court for the Northern District of Georgia, Atlanta Division, shall have jurisdiction to hear and determine any claims or disputes among Borrower, Agent and Lenders pertaining to this Agreement or to any matter arising out of or related to this Agreement. Borrower expressly submits and consents in advance

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to such jurisdiction in any action or suit commenced in any such Court, and
Borrower hereby waives any objection which Borrower may have based upon lack of personal jurisdiction, improper venue or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such Court. Borrower hereby waives personal service of the summons, complaint and other process issued in any such action or suit and agrees that service of such summons, complaint and other process may be made by certified mail addressed to Borrower at the address set forth in this Agreement and that service so made shall be deemed completed upon the earlier of Borrower's actual receipt thereof or 3 days after deposit in the U.S. mails, proper postage prepaid. Nothing in this Agreement shall be deemed or operate to affect the right of Agent to serve legal process in any other manner permitted by law, or to preclude the enforcement by Agent of any judgment or order obtained in such forum or the taking of any action under this Agreement to enforce same in any other appropriate forum or jurisdiction.

     14.18. Waivers by Borrower. To the fullest extent permitted by Applicable Law, Borrower waives (i) the right to trial by jury (which Agent and each Lender hereby also waives) in any action, suit, proceeding or counterclaim of any kind arising out of or related to any of the Loan Documents, the Obligations or the Collateral; (ii) presentment, demand and protest and notice of presentment, protest, default, non payment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which Borrower may in any way be liable and hereby ratifies and confirms whatever Agent may do in this regard; (iii) notice prior to taking possession or control of the Collateral or any bond or security which might be required by any court prior to allowing Agent to exercise any of Agent's remedies; (iv) the benefit of all valuation, appraisement and exemption laws; and (v) notice of acceptance hereof. Borrower acknowledges that the foregoing waivers are a material inducement to Agent's and Lender's entering into this Agreement and that Agent and Lenders are relying upon the foregoing waivers in its future dealings with Borrower. Borrower warrants and represents that it has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the Court.

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

     IN WITNESS WHEREOF, this Agreement has been duly executed in Atlanta, Georgia, on the day and year specified at the beginning of this Agreement.

                                   Borrower:

                                   PAMECO CORPORATION


                                   By:  /s/ Mark S. Sellers
                                      ------------------------------------------
                                        Mark S. Sellers, Chief Financial Officer


                                   Attest:  /s/ Richard S. Martin
                                          --------------------------------------
                                            Richard S. Martin, Vice-President of
                                            Finance, Treasurer and Secretary


                                         [CORPORATE SEAL]

                                   Address:
                                   1000 Center Place
                                   Norcross, Georgia 30093
                                   Attention: President
                                   Telecopier No.: (770) 798-0636


                                   Lender:

                                   FLEET CAPITAL CORPORATION


Revolver Commitment:
$130,000,000.00                    By:  /s/ Dennis Losin
                                      ------------------------------------------
                                      Title: Vice President


                                   LIBOR Lending Office:
                                   6100 Fairview Road
                                   Suite 200
                                   Charlotte, North Carolina 28210
                                   Attention: Loan Administration Manager
                                   Telecopier No.: (704) 553-6738


                                   Agent:


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

                                    FLEET CAPITAL CORPORATION,
                                    as Agent


                                    By:  /s/ Dennis Losin
                                       -----------------------------------------
                                       Title: Vice President

                                    Address:
                                    300 Galleria Parkway, N.W.
                                    Suite 800
                                    Atlanta, Georgia  30339
                                    Attention: Loan Administration Manager
                                    Telecopier No.:  (770) 859-2483


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                                  APPENDIX  A


                              GENERAL  DEFINITIONS


     When used in the Loan and Security Agreement dated February 17, 2000 (as at any time amended, the "Loan Agreement"), by and among Pameco Corporation, a Georgia corporation ("Borrower"), the various financial institutions listed on the signature pages attached thereto as lenders ("Lenders") and Fleet Capital Corporation ("Agent"), in its capacity as collateral and administrative agent for itself and the Lenders, the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

          Accounts - all of Borrower's now owned and hereafter acquired accounts and all other rights to payment for goods sold or leased or for services rendered that are not evidenced by an Instrument or Chattel Paper, whether or not they have been earned by performance.

          Account Debtor - any Person who is or may become obligated under or on account of an Account.

          Accounts Formula Amount - on any date of determination thereof, an amount equal to 85% of the net amount of Eligible Accounts (other than Eligible Guam Accounts) on such date.

          Acquisition - any transaction, or any series of related transactions, by which Borrower directly or indirectly (i) acquires any ongoing business or all or substantially all of the assets of any Person, whether through the purchase of assets, merger or otherwise, (ii) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority of the Voting Stock of a corporation having ordinary voting power for the election of directors, or (iii) acquires control of 50% or more of the Equity Interests in any other Person.

          Acquisition Subsidiary - a Subsidiary that is formed by Borrower to purchase assets or stock of a Person in connection with a Permitted Acquisition or an existing Subsidiary that purchases assets or stock of another Person in connection with a Permitted Acquisition.

          Adjusted LIBOR Rate - with respect to each Interest Period for a LIBOR Loan, an interest rate per annum (rounded upwards, to the next 1/16th of 1%) equal to the quotient of (a) the LIBOR Rate in effect for such Interest Period divided by (b) a percentage (expressed as a decimal) equal to 100% minus Statutory Reserves.

          Affiliate - a Person (other than a Subsidiary): (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, another

     Person; (ii) which beneficially owns or holds 10% or more of any class of the Equity Interests of a Person; or (iii) 10% or more of the Equity Interests with power to vote of which is beneficially owned or held by another Person or a Subsidiary of another Person. For purposes hereof, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of any Equity Interest, by contract or otherwise.

          Agent Indemnitees - Agent in its capacity as agent for the Lenders under the Loan Documents and all of Agent's present and future officers, directors, agents and attorneys.

          Agreement - the Loan and Security Agreement referred to in the first sentence of this Appendix A, all Exhibits and Schedules thereto and this Appendix A.

          Applicable Law - all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Loan Document or Material Contract in question, including all applicable common law and equitable principles; all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations and orders of governmental bodies; and all orders, judgments and decrees of all courts and arbitrators.

          Applicable Margin - a percentage equal to 0.75% with respect to Revolver Loans that are Base Rate Loans, 2.75% with respect to Revolver Loans that are LIBOR Loans, and 0.375% with respect to the Unused Line Fee, provided that, commencing August 1, 2000, the Applicable Margin shall be increased or (if no Default or Event of Default exists) decreased, based upon the Average Availability, as follows:

                                               Applicable Margin
-------------------------------------------------------------------------------------
Average                          Base Rate         LIBOR Rate       Unused Line Fee
Availability
-------------------------------------------------------------------------------------
Less than $2,500,000                1.00%             3.00%                 0.50%
-------------------------------------------------------------------------------------
Less than $10,000,00 but            0.75%             2.75%                0.375%
 greater than or equal to
 $2,500,000
-------------------------------------------------------------------------------------
Less than $20,000,000 but           0.50%             2.50%                0.375%
 greater than or equal to
 $10,000,000
-------------------------------------------------------------------------------------
Less than $30,000,000 but           0.25%             2.25%                 0.35%
 greater than or equal to
 $15,000,000
-------------------------------------------------------------------------------------
Greater than or equal to            0.00%             2.00%                 0.25%
 $30,000,000
-------------------------------------------------------------------------------------

     The Applicable Margin shall be subject to reduction or increase, as applicable and as set forth in the table above, on a quarterly basis, as measured by Average Availability, (i) as of August 31, 2000, for the period from the Closing Date through August 31, 2000, (ii) as of November 30, 2000, for the period from the Closing Date through November 30, 2000, (iii) as of February 28, 2001, for the period from the Closing Date through February 28, 2001, and (iv) as of the end of each Fiscal Quarter thereafter, based upon the immediately preceding 4 Fiscal Quarters of Borrower. Except as set forth in the last sentence hereof, any such increase or reduction in the Applicable Margin provided for herein shall be effective 3 Business Days after receipt by Agent of Borrower's quarterly financial statements and Compliance Certificate; provided, however, that any reduction in the Applicable Margin shall not apply to any LIBOR Loans outstanding on the effective date of such reduction that have an Interest Period commencing prior to the effective date of such reduction. If the financial statements and the Compliance Certificate of Borrower setting forth the Average Availability are not received by Agent by the date required pursuant to Section 9.1.3 of the Agreement, the Applicable Margin shall be determined as if the Average Availability was less than $2,500,000 until such time as such financial statements and Compliance Certificate are received and any Event of Default resulting from a failure timely to deliver such financial statements or Compliance Certificate is waived in writing by Agent and Lenders; provided, however, that nothing herein shall be deemed to prevent Agent and Lenders from charging interest at the Default Rate at any time that an Event of Default exists.

          Assignment and Acceptance - an assignment and acceptance entered into by a Lender and an Eligible Assignee and accepted by Agent, in the form of Exhibit F.

          Availability - on any date, the amount that Borrower is entitled to borrow from time to time as Revolver Loans on such date, such amount being the difference derived when the sum of the principal amount of Revolver Loans then outstanding (including any amounts that Agent or Lenders may have paid for the account of Borrower pursuant to any of the Loan Documents and that have not been reimbursed by Borrower and any outstanding Settlement Loans) is subtracted from the Borrowing Base on such date. If the amount outstanding is equal to or greater than the Borrowing Base, Availability is zero.

          Availability Reserve - on any date of determination thereof, an amount equal to the sum of the following (without duplication): (i) the LC Reserve, (ii) aggregate amount of reserves established by Agent in its reasonable discretion in respect of obligations of Borrower under any Interest Rate Contract or any indemnity or guaranty of Agent or Lender with respect to such obligations, (iii) the Slow Period Reserve Amount or the Normal Period Reserve Amount, as appropriate and (iv) such additional reserves as Agent in its reasonable credit judgment may elect to impose from time to time.

          Average Availability - for any period, the Availability at the end of each day for the period in question and by dividing such sum by the number of days in such period.

          Average Revolver Loan Balance - for any period, the amount obtained by adding the aggregate of the unpaid balance of Revolver Loans and LC Outstandings at the end of each day for the period in question and by dividing such sum by the number of days in such period.

          Bank - Fleet National Bank.

          Bankruptcy Code - title 11 of the United States Code.

          Base Rate - the rate of interest announced or quoted by Bank from time to time as its prime rate. The prime rate announced by Bank is a reference rate and does not necessarily represent the lowest or best rate charged by Bank. Bank may make loans or other extensions of credit at, above or below its announced prime rate. If the prime rate is discontinued by Bank as a standard, a comparable reference rate designated by Bank as a substitute therefor shall be the Base Rate.

          Base Rate Loan - a Revolver Loan, or portion thereof, during any period in which it bears interest at a rate based upon the Base Rate.

          Board of Governors - the Board of Governors of the Federal Reserve System.

          Borrowing - a borrowing consisting of Revolver Loans of one Type made on the same day by Lenders (or by Fleet in the case of a Borrowing funded by Settlement Loans) or a conversion of a Revolver Loan or Revolver Loans of one Type from Lenders on the same day.

          Borrowing Base - on any date of determination thereof, an amount equal to the lesser of: (a) the aggregate amount of the Revolver Commitments on such date minus the LC Outstandings on such date, or (b) an amount equal to
     (i) the sum of the Accounts Formula Amount, the Inventory Formula Amount and the Guam Formula Amount on such date minus (ii) the Availability Reserve on such date.

          Borrowing Base Certificate - a certificate, in the form requested by Agent, by which Borrower shall certify to Agent and Lenders, with such frequency as Agent may request, the amount of the Borrowing Base as of the date of the certificate (which date shall be not more than 3 Business Days earlier than the date of submission of such certificate to Agent) and the calculation of such amount.

          Business Day - any day excluding Saturday, Sunday and any other day that is a legal holiday under the laws of the State of Georgia or is a day on which banking institutions located in such state are closed; provided, however, that when used with reference to a LIBOR Loan (including the making, continuing, prepaying or repaying of any LIBOR Loan), the term "Business Day" shall also exclude any day on which banks are not open for dealings in Dollar deposits on the London interbank market.

          Business Interruption Insurance Assignment - the Collateral Assignment of Business Interruption Insurance to be executed by Borrower on or about the Closing Date in favor of Agent, in form and substance satisfactory to Agent, as security for the payment of the Obligations.

          Capital Expenditures - expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations.

          Capitalized Lease Obligation - any Debt represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

          Cash Collateral - cash or Cash Equivalents, and any interest earned thereon, that is deposited with Agent in accordance with the Agreement for the Pro Rata benefit of Lenders as security for the Obligations to the extent provided in the Agreement.

          Cash Collateral Account - a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its discretion, which account shall be in Agent's name and subject to Agent's Liens for the Pro Rata benefit of Lenders.

          Cash Equivalents - (i) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government having maturities of not more than 12 months from the date of acquisition; (ii) domestic certificates of deposit and time deposits having maturities of not more than 12 months from the date of acquisition, bankers' acceptances having maturities of not more than 12 months from the date of acquisition and overnight bank deposits, in each case issued by any commercial bank organized under the laws of the United States, any state thereof or the District of Columbia, which at the time of acquisition are rated A-1 (or better) by S&P or P-1 (or better) by Moody's, and (unless issued by a Lender) not subject to offset rights in favor of such bank arising from any banking relationship with such bank; (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (i) and (ii) entered into with any financial institution meeting the qualifications specified in clause (ii) above; and
     (iv) commercial paper having at the time of investment therein or a contractual commitment to invest therein a rating of A-1 (or better) by S&P or P-1 (or better) by Moody's, and having a maturity within 9 months after the date of acquisition thereof.

          Cash Management Agreements - any agreement entered into from time to time between Borrower or any of its Subsidiaries, on the one hand, and Bank or any of its Affiliates or any other banking or financial institution, on the other, in connection with cash management services for operating, collections, payroll and trust accounts of Borrower or its Subsidiaries provided by such banking or financial institution, including automatic clearinghouse services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services.

          CERCLA - the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. (S) 9601 et seq. and its implementing regulations.

          Change of Control - Littlejohn shall cease to beneficially own (as determined under Rule 13d-3(a)(1) under the Exchange Act) 20% of the common stock, par value $.01 per share of Borrower, or otherwise cease to have pursuant to contractual rights, a controlling interest in Borrower.

          Chattel Paper - shall have the meaning given to"chattel paper" in the UCC.

          Claims - any and all claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, awards, remedial response costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys', accountants', consultants' or paralegals' fees and expenses), whether arising under or in connection with the Loan Documents, any Applicable Law (including any Environmental Laws) or otherwise, that may now or hereafter be suffered or incurred by a Person and whether suffered or incurred in or as a result of any investigation, litigation, arbitration or other judicial or non-judicial proceeding or any appeals related thereto.

          Closing Date - the date on which all of the conditions precedent in
     Section 10 of the Agreement are satisfied and the initial Revolver Loans are made under the Agreement.

          Co-Borrower - a Person which is a direct or indirect wholly-owned Subsidiary of Borrower and which, with the consent of Agent and the Required Lenders, joins in the Agreement (and the other Loan Documents signed by Borrower) as a co-borrower of Revolver Loans and other extensions of credit hereunder, and has joint and several liability with Borrower for all of the Obligations, but subject in all events to the execution by such Person, Borrower, Agent and Lenders of acceptable documentation (including appropriate amendments to the Agreement) to evidence such Person's status as a co-borrower.

          Collateral - all of the Property and interests in Property described in Section 6 of the Agreement; all Property described in any of the Security Documents as security for the payment or performance of any of the Obligations; and all other Property and interests in Property that now or hereafter secure (or are intended to secure) the payment and performance of any of the Obligations.

          Commitment Termination Date - the date that is the soonest to occur of
     (i) the last day of the Term; (ii) the date on which either Borrower or Agent terminates the Revolver Commitments pursuant to Section 5.2 of the Agreement; or (iii) the date on which the Revolver Commitments are automatically terminated pursuant to Section 11.2 of the Agreement.

          Compliance Certificate - a Compliance Certificate to be provided by Borrower to Lender in accordance with, and in the form annexed as Exhibit D to, the Agreement.

          Confidential Information - information that is furnished to either Agent or any Lender by or on behalf of any Borrower or any of its Subsidiaries on a confidential basis in connection with the Loan Documents or any of the transactions contemplated thereby, but does not include any such information that (a) is or becomes generally available to the public (other than as a result of a breach by any such Agent or any Lender of its confidentiality obligations hereunder), (b) was available to any Agent or any Lender on a nonconfidential basis prior to its disclosure to such Agent or any Lender by any Borrower or any of its Subsidiaries, or (c) is or becomes available to Agent or Lender on a nonconfidential basis from a source that is not, to the best of such Agent's or such Lender's knowledge, as the case may be, bound by a confidentiality arrangement with Borrower or any of its Subsidiaries in respect of such information or otherwise prohibited from disclosing such information.

          Consolidated - the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

          Consolidated Adjusted Net Earnings - with respect to any fiscal period, the net earnings (or loss) for such fiscal period of Borrower and its Subsidiaries, all as reflected on the financial statements of Borrower and its Subsidiaries supplied to Agent pursuant to Section 9.1.3 hereof, but excluding: (i) any gain or loss arising from the sale of capital assets; (ii) any gain or loss arising from any write-up (or write-down) of assets during such period; (iii) earnings of any Subsidiary accrued prior to the date it became a Subsidiary; (iv) earnings of any Person, substantially all the assets of which have been acquired in any manner by Borrower, realized by such Person prior to the date of such acquisition;
     (v) net earnings of any entity (other than a Subsidiary of Borrower) in which Borrower has an ownership interest unless such net earnings have actually been received by Borrower in the form of cash Distributions; (vi) any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of Distributions to Borrower; (vii) the earnings of any Person to which any assets of Borrower shall have been sold, transferred or disposed of, or into which Borrower shall have merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction; (viii) any gain arising from the acquisition of any Securities of Borrower; and (ix) any gain or loss arising from extraordinary or non-recurring items, all as determined on a Consolidated basis in accordance with GAAP.

          Consolidated Debt Service - for any period, the aggregate of all scheduled payments of principal and interest on Debt for Money Borrowed of Borrower and its Subsidiaries due during such period.

          Consolidated EBITDA - for any fiscal period of Borrower, an amount equal to the sum for such fiscal period of (i) Consolidated Adjusted Net Earnings, plus (ii) provision for Taxes based on income, plus (iii) Consolidated Interest Expense, plus (iv) depreciation, amortization and other non-cash charges minus other non-cash gains of Borrower and its Subsidiaries on a Consolidated basis.

          Consolidated Fixed Charge Coverage Ratio - for any fiscal period, the ratio of (i) Consolidated EBITDA minus cash Taxes and Unfinanced Capital Expenditures in such period, to (ii) Consolidated Fixed Charges for such period.

          Consolidated Fixed Charges - for any fiscal period, the sum during such period of Borrower's and its Subsidiaries, (a) Consolidated Interest Expense plus (b) the aggregate of all scheduled principal payments of Debt for Money Borrowed, plus (c) cash Distributions permitted by the Agreement.

          Consolidated Interest Expense - for any period, total interest expense (including that portion attributable to capitalized leases in accordance with GAAP and capitalized interest) of Borrower and its Subsidiaries on a Consolidated basis with respect to all outstanding Debts of Borrower and its Subsidiaries, including all commissions, discounts, and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net cost under Interest Rate Contracts.

          Consolidated Net Income - net income of Borrower and its Subsidiaries on a Consolidated basis, as determined in accordance with GAAP.

          Consolidated Net Worth - on any date of determination thereof, the sum on such date of (i) the Consolidated net worth of Borrower and its Subsidiaries after deducting therefrom the amount of all intangible items reflected therein, including all unamortized debt discount and expense, unamortized research and development expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, unamortized excess cost of investment in Subsidiaries over equity at dates of acquisition and all similar items that could properly be treated as intangibles in accordance with GAAP, (ii) Subordinated Debt and (iii) accrued but undeclared Distributions with respect to preferred stock as reflected on a Consolidated balance sheet of Borrower and its Subsidiaries.

          Consolidated Operating Cash Flow - for any period, an amount equal to Consolidated EBITDA for such period, minus Taxes paid during such period and Capital Expenditures of Borrower and its Subsidiaries.

          Contingent Obligation - with respect to any Person, any obligation of such Person arising from any guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the Ordinary Course of Business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement,
     (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligations or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase Property, Securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

          Controlled Disbursement Account - a demand deposit account maintained by Borrower at Bank and to which proceeds of Revolver Loans will be wired from time to time.

          Current Assets - at any date, the amount at which all of the current assets of a Person would be properly classified as current assets shown on a balance sheet at such date in accordance with GAAP except that amounts due from Affiliates and investments in Affiliates shall be excluded therefrom.

          Debt - as applied to a Person means, without duplication: (i) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as of the date as of which Debt is to be determined, including Capitalized Lease Obligations; (ii) all Contingent Obligations of such Person; (iii) all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person; and (iv) in the case of Borrower (without duplication), the Obligations. The Debt of a Person shall include any recourse Debt of any partnership or joint venture in which such Person is a general partner or joint venturer.

          Default - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

          Default Rate - a fluctuating rate per annum which, on any date and for each Revolver Loan oustanding, is equal to the rate otherwise in effect for such Revolver Loan under Section 2.1, plus 2%.

          Deposit Accounts - all of a Person's demand, time, savings, passbook, money market or other depository accounts, and all certificates of deposit, maintained by such Person with any bank, savings and loan association, credit union or other depository institution.

          Dilution Amount - 3% (or such greater or lesser percentage determined by Agent in its reasonable credit judgment) of the gross amount of all Accounts.

          Distribution - in respect of any entity, (i) any payment of any dividends or other distributions on Equity Interests of the entity (except distributions in such Equity Interests) and (ii) any purchase, redemption or other acquisition or retirement for value of any Equity Interests of the entity or any Affiliate of the entity unless made contemporaneously from the net proceeds of the sale of Equity Interests.

          Document - shall have the meaning given to"document" in the UCC.

          Dollars and the sign $ - lawful money of the United States of America.

          Domestic Subsidiary - a Subsidiary of Borrower that is incorporated under the laws of a state of the United States or the District of Columbia.

          Dominion Account - a special account of Agent established by Borrower at a bank selected by Borrower, but acceptable to Agent and Lenders in their discretion, and over which Agent shall have sole and exclusive access and control for withdrawal purposes.

          Dupont - E.I. du Pont de Nemours and Company.

          Eligible Account - an Account which arises in the Ordinary Course of Business of Borrower from the sale of goods, is payable in Dollars, is subject to Agent's duly perfected Lien, and is deemed by Agent, in its reasonable credit judgment, to be an Eligible Account. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if: (i) it arises out of a sale made by Borrower to a Subsidiary or an Affiliate of Borrower or to a Person controlled by an Affiliate of Borrower; (ii) it is unpaid for more than 60 days after the original due date shown on the invoice, provided, that for the period from the Closing Date through August 16, 2001, Accounts that are more than 60 days but less than 75 days past due shall not be deemed ineligible solely because of this clause (ii); (iii) 50% or more of the Accounts from the Account Debtor are not deemed Eligible Accounts hereunder by virtue of clause (ii) above; (iv) the total unpaid Accounts of the Account Debtor exceed a credit limit established by Agent for such Account Debtor, to the extent of such excess;
     (v) any covenant, representation or warranty contained in the Agreement with respect to such Account has been breached; (vi) the Account Debtor is also Borrower's creditor or supplier, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to Borrower, or the Account otherwise is or may become subject to any right of setoff, counterclaim, reserve or chargeback, provided that, the Accounts of such Account Debtor shall be ineligible only to the extent of such offset, counterclaim, disputed amount, reserve or chargeback; (vii) an Insolvency Proceeding has been commenced by or against the Account Debtor or the Account Debtor has failed, suspended business or ceased to be Solvent;
     (viii) it arises from a sale to an Account Debtor with its principal office, assets or place of business outside the United States, unless the sale is backed by an irrevocable letter of credit issued or confirmed by a bank acceptable to Agent and that is in form and substance acceptable to Agent and payable in the full amount of the Account in freely convertible Dollars at a place of payment within the United States and, if requested by

     Agent, such letter of credit, or amounts payable thereunder, is assigned to Agent; (ix) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis; (x) the Account Debtor is located in any state which imposes similar conditions on the right of a creditor to collect accounts receivable unless Borrower has either qualified to transact business in such state as a foreign entity or filed a Notice of Business Activities Report or other required report with the appropriate officials in those states for the then current year; (xi) the Account Debtor is located in a state in which Borrower is deemed to be doing business under the laws of such state and which denies creditors access to its courts in the absence of qualification to transact business in such state or of the filing of any reports with such state, unless Borrower has qualified as a foreign entity authorized to transact business in such state or has filed all required reports; (xii) the Account is subject to a Lien other than a Permitted Lien; (xiii) the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by Borrower and accepted by the Account Debtor or the Account otherwise does not represent a final sale;
     (xiv) the Account is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (xv) the Account represents a progress billing or a retainage; (xvi) Borrower has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the Ordinary Course of Business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or (xvii) Borrower has made an agreement with the Account Debtor to extend the time of payment thereof; (xviii) a Payment Item has been received for such Account but such Payment Item has been returned unpaid for non-sufficient funds, to the extent of the amount of such Payment Item; (xix) payment in respect of such Account has been received, but not applied, to the payment of such Account; (xx) the Account represents, in whole or in part, a billing for interest, fees or late charges, provided that such Account shall be ineligible only to the extent of the amount of such billing. The net amount of Eligible Accounts on any date shall be reduced by the Dilution Amount.

          Eligible Assignee - a Lender or a U.S. based Affiliate of a Lender; a commercial bank organized under the laws of the United States or any state and having total assets in excess of $15 billion; or any other Person (except Borrower or a Guarantor, or an Affiliate of either) approved by Agent and, unless a Default or an Event of Default exists, Borrower (such approval by Borrower, when required, not to be unreasonably withheld or delayed and to be deemed given by Borrower if no objection is received by the assigning Lender and Agent from Borrower within 2 Business Days after notice of such proposed assignment has been provided by the assigning Lender as set forth in Section 13.3 of the Agreement).

          Eligible Guam Account - an Account that would otherwise constitute an Eligible Account but for the fact that the Account Debtor liable therefor has its principal office, assets or place of business in Guam.

          Eligible Guam Inventory - Inventory that would otherwise constitute Eligible Inventory but for the fact that it is located in Guam.

          Eligible Inventory - Inventory of Borrower consisting of Finished Goods which Agent, in its reasonable credit judgment, deems to be Eligible Inventory. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory unless: (i) it is owned by Borrower and not held by it on consignment or other sale or return terms; (ii) it is in good, new and saleable condition and is not damaged or defective; (iii) it is not slow-moving, obsolete or unmerchantable and is not goods returned to Borrower by or repossessed from an Account Debtor; (iv) it meets all standards imposed by any Governmental Authority; (v) it conforms in all respects to the warranties and representations set forth in the Agreement;
     (vi) it is at all times subject to Agent's duly perfected, first priority security interest and no other Lien except a Permitted Lien; (vii) it is in Borrower's possession and control at a location in compliance with the Agreement, is not in transit (other than in-transit between other locations of Borrower or a Subsidiary Guarantor or Co-Borrower) or outside the United States and is not consigned to any Person; (viii) it is not the subject of a negotiable warehouse receipt or other negotiable Document; (ix) it is not subject to any License Agreement or other agreement that limits, conditions or restricts Borrower's or Agent's right to sell or otherwise dispose of such Inventory unless the Licensor has entered into a Licensor/Lender Agreement with Agent; and (x) it is not the subject of an Intellectual Property Claim.

          Emerson - Emerson Electric Co.

          Environmental Laws - all federal, state and local laws, rules, regulations, codes, ordinances, programs, permits, guidance documents promulgated by regulatory agencies, orders and consent decrees, now or hereafter in effect and relating to human health and safety or the protection or pollution of the environment, including CERCLA.

          Environmental Release - a release as defined in CERCLA or under any applicable Environmental Laws.

          Equipment - all of Borrower's machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal Property (other than Inventory) of every kind and description, whether now owned or hereafter acquired by Borrower and wherever located, and all parts, accessories and special tools therefor, all accessions thereto, and all substitutions and replacements thereof.

          Equity Interest - the interest of (i) a shareholder in a corporation,
     (ii) a partner (whether general or limited) in a partnership (whether general, limited or limited liability), (iii) a member in a limited liability company, or (iv) any other Person having any other form of equity security or ownership interest.

          ERISA - the Employee Retirement Income Security Act of 1974 and all rules and regulations from time to time promulgated thereunder.

          Event of Default - as defined in Section 11 of the Agreement.

          Exchange Act - Securities Exchange Act of 1934.

          Extraordinary Expenses - all costs, expenses, fees or advances that Agent or any Lender may suffer or incur, whether prior to or after the occurrence of an Event of Default, and whether prior to, after or during the pendency of an Insolvency Proceeding of any Obligor, on account of or in connection with (i) the audit, inspection, repossession, storage, repair, appraisal, insuring, completion of the manufacture of, preparing for sale, advertising for sale, selling, collecting or otherwise preserving or realizing upon any Collateral; (ii) the defense of Agent's Lien upon any Collateral or the priority thereof or any adverse claim with respect to the Revolver Loans, the Loan Documents or the Collateral asserted by any Obligor, any receiver or trustee for any Obligor or any creditor or representative of creditors of any Obligor; (iii) the settlement or satisfaction of any Liens upon any Collateral (whether or not such Liens are Permitted Liens); (iv) the collection or enforcement of any of the Obligations; (v) the negotiation, documentation, and closing of any restructuring or forbearance agreement with respect to the Loan Documents or Obligations; (vi) amounts advanced by Agent pursuant to Section 7.1.3 of the Agreement; (vii) the enforcement of any of the provisions of any of the Loan Documents; or (viii) any payment under indemnity or other payment agreement provided by Agent to Bank or any other financial institution in connection with any Dominion Account or any lockbox arrangement. Such costs, expenses and advances may include transfer fees, taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers' fees and commissions, auctioneers' fees and commissions, accountants' fees, environmental study fees, wages and salaries paid to employees of Borrower or independent contractors in completing the manufacturing of or liquidating any Collateral, travel expenses, all other fees and expenses payable or reimbursable by Borrower or any other Obligor under any of the Loan Documents, and all other fees and expenses associated with the enforcement of rights or remedies under any of the Loan Documents, but excluding compensation paid to employees (including inside legal counsel who are employees) of Agent or any Lender.

          Federal Funds Rate - for any period, a fluctuating interest rate per annum equal for each date during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business
     Day) in Atlanta, Georgia by the Federal Reserve Bank of Atlanta, or if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from 3 federal funds brokers of recognized standing selected by Agent.

          Fee Letter - the fee letter agreement between Agent and Borrower.

          FEIN - with respect to any Person, the Federal Employer Identification Number of such Person.

          Finished Goods - Inventory of Borrower consisting of goods held for sale in the Ordinary Course of Business including HVAC residential equipment, HVAC installation supplies, HVAC parts and accessories, HVAC motors, refrigeration equipment, refrigeration installation supplies, refrigeration parts and accessories, refrigerant, copper, tools and instruments, oils and chemicals, and food service equipment and parts.

          Fiscal Quarter - each 3-month period ending May 31, August 31, November 30 and the last day of February of each Fiscal Year.

          Fiscal Year - the fiscal year of Borrower and its Subsidiaries for accounting and tax purposes, which ends on February 28/29 of each year.

          Fleet - shall have the meaning ascribed to it on the first page of the Agreement.

          Fleet Indemnitees - Fleet and all of its present and future officers, directors and agents.

          FLSA - the Fair Labor Standards Act of 1938.

          Foreign Subsidiary - a Subsidiary of Borrower that is not incorporated under the laws of a state of the United States or the District of Columbia.

          GAAP - generally accepted accounting principles in the United States of America in effect from time to time.

          General Intangibles - all general intangibles of Borrower, whether now owned or hereafter created or acquired by Borrower, including all choses in action, causes of action, company or other business records, inventions, blueprints, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, service marks, goodwill, brand names, copyrights, registrations, licenses, franchises, customer lists, tax refund claims, computer programs, operational manuals, all claims under guaranties, security interests or other security held by or granted to Borrower to secure payment of any of any of Borrower's Accounts by an Account Debtor, all rights to indemnification and all other intangible property of Borrower of every kind and nature (other than Accounts).

          Governmental Approvals - all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

          Governmental Authority - any federal, state, municipal, national, foreign or other governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the District of Columbia or a foreign entity or government.

          Guam Formula Amount - the lesser of (i) $500,000 or (ii) the sum of 85% of the net amount of Eligible Guam Accounts on such date plus 50% of the Value of Eligible Guam Inventory on such date.

          Guarantor Security Documents - (i) the Pameco Investment Security, Agreement, (ii) each security agreement that is executed after the Closing Date by a direct or indirect Subsidiary of Borrower in favor of Agent in connection with a Permitted Acquisition and by which such Subsidiary shall grant a security interest in favor of Agent, for its benefit and for the ratable benefit of Lenders, in all of such Subsidiary's Properties as security for the payment of the Obligations and such Guarantor's Guaranty, and (iii) all Lien Perfection Documents requested by Agent from any Guarantor.

          Guarantors - Pameco Investment, Littlejohn and each other Person who guarantees payment or performance of the whole or any part of the Obligations.

          Guaranty - each guaranty agreement now or hereafter executed by a Guarantor in favor of Agent with respect to any of the Obligations, including each Subsidiary Guaranty and the Littlejohn Guaranty.

          Indemnified Amount - in the case of Agent Indemnitees, the amount of any loss, cost, expenses or damages suffered or incurred by Agent Indemnitees and against which Lenders or any Obligor have agreed to indemnify Agent Indemnitees pursuant to the terms of the Agreement or any of the other Loan Documents; in the case of Lender Indemnitees, the amount of any loss, cost, expenses or damages suffered or incurred by Lender Indemnitees and against which Lender or any Obligor have agreed to indemnify Lender Indemnitees pursuant to the terms of the Agreement or any of the other Loan Documents; and, in the case of Fleet Indemnitees, the amount of any loss, cost, expenses or damages suffered or incurred by Fleet Indemnitees and against which Lenders or any Obligor have agreed to indemnify Fleet Indemnitees pursuant to the terms of the Agreement or any of the other Loan Documents.

          Indemnitees - the Agent Indemnitees, the Lender Indemnitees and the Fleet Indemnitees.

          Initial Lenders - Fleet, in its capacity as a Lender, and any other Person that is a Lender on the Closing Date.

          Insolvency Proceeding - any action, case or proceeding commenced by or against a Person, or any agreement of such Person, for (i) the entry of an order for relief under any chapter of the Bankruptcy Code or other insolvency or debt adjustment law (whether state, federal or foreign), (ii) the appointment of a receiver, trustee, liquidator or other custodian for such Person or any part of its Property, (iii) an assignment or trust mortgage for the benefit of creditors of such Person, or (iv) the liquidation, dissolution or winding up of the affairs of such Person.

          Instrument - shall have the meaning ascribed to the term "instrument" in the UCC.

          Intellectual Property - Property constituting under any Applicable Law a patent, patent application, copyright, trademark, service mark, tradename, mask work, trade secret or license or other right to use any of the foregoing.

          Intellectual Property Claim - the assertion by any Person of a claim (whether asserted in writing, by action, suit or proceeding or otherwise) that Borrower's ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property is violative of any ownership or right to use any Intellectual Property of such Person.

          Interest Period - shall have the meaning ascribed to it in Section
     2.1.3 of the Agreement.

          Interest Rate Contract - any interest rate agreement, interest rate collar agreement, interest rate swap agreement, or other agreement or arrangement at any time entered into by a Borrower with Bank that is designed to protect against fluctuations in interest rates.

          International - International Comfort Products Corporation (USA), a Delaware corporation.

          Inventory - all of Borrower's inventory, whether now owned or hereafter acquired, including all goods intended for sale or lease by Borrower, to be furnished by Borrower under contracts of service, or for display or demonstration; all work in process; all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, printing, packing, shipping, advertising, selling, leasing or furnishing of such goods or otherwise used or consumed in Borrower's business; and all Documents evidencing and General Intangibles relating to any of the foregoing, whether now owned or hereafter acquired by Borrower.

          Inventory Formula Amount - on any date of determination thereof, an amount equal to 50% of the Value of Eligible Inventory (other than Eligible Guam Inventory) on such date.

          Investment Property - shall have the meaning given to "investment property" under the UCC and shall include all Securities (whether certificated or uncertificated), security entitlements, securities accounts, commodity contracts and commodity accounts.

          Landlord Waiver - an agreement duly executed in favor of Agent, in form and content acceptable to Agent, by which an owner or mortgagee of premises upon which any Property of an Obligor is located agrees to waive or subordinate any Lien it may have with respect to such Property in favor of Agent's Lien therein and to permit Agent to enter upon such premises and to remove such Property or to use such premises to store or dispose of such Property.

          LC Application - an application by Borrower to Bank (on which Fleet may be a co-applicant), pursuant to a form approved by Bank for the issuance of a Letter of Credit, that is submitted to Bank at least 5 Business Days prior to the requested issuance of such Letter of Credit.

          LC Conditions - the following conditions, the satisfaction of each of which is required before Fleet shall be obligated to provide any LC Support to Bank for the issuance of a Letter of Credit: (i) each of the conditions set forth in Section 10 of the Agreement has been and continues to be satisfied, including the absence of any Default or Event of Default; (ii) after giving effect to the issuance of the requested Letter of Credit and all other unissued Letters of Credit for which an LC Application has been signed by Fleet, the LC Outstandings would not exceed $15,000,000 and no Out-of-Formula Condition would exist, and, if no Revolver Loans are outstanding, the LC Outstandings do not, and would not upon the issuance of the requested Letter of Credit, exceed the Borrowing Base; (iii) the expiry date of the Letter of Credit does not extend beyond the earlier to occur of 365 days from the date of issuance or the 10th Business Day prior to the last Business Day of the Term; and (iv) the currency in which payment is to be made under the Letter of Credit is Dollars.

          LC Documents - any and all agreements, instruments and documents (other than an LC Application or an LC Support) required by Bank to be executed by Borrower or any other Person and delivered to Bank for the issuance of a Letter of Credit.

          LC Facility - a subfacility of the Revolver Facility established pursuant to Section 1.2 of the Agreement.

          LC Outstandings - on any date of determination thereof, an amount (in Dollars) equal to the sum of (i) all amounts then due and payable by any Obligor on such date by reason of any payment made on or before such date by Fleet under any LC Support plus (ii) the aggregate undrawn amount of all Letters of Credit then outstanding or to be issued by Bank under an LC Application theretofore submitted to Bank.

          LC Request - a Letter of Credit Procurement Request from Borrower to Fleet in the form of Exhibit H annexed hereto.

          LC Reserve - at any date, the aggregate of all LC Outstandings outstanding on such date arising from the issuance of standby Letters of Credit and 50% of the aggregate amount of all LC Outstandings on such date arising from the issuance of documentary Letters of Credit, but excluding LC Outstandings that are fully secured by Cash Collateral.

          LC Support - a guaranty or other support agreement from Fleet in favor of Bank pursuant to which Fleet shall guarantee or otherwise assure the payment or performance by the parties (other than Fleet, if a party) to an LC Application of such parties' obligations with respect to such Letter of Credit, including the obligation of such parties to reimburse Bank for any payment made by Bank under such Letter of Credit.

          Lender Indemnitee - a Lender and its present and future officers, directors, agents and attorneys.

          Lenders - Fleet (whether in its capacity as a provider of Revolver Loans under Section 1 of the Agreement, as the provider of Settlement Loans under Section 3.1.3 of the Agreement, or as the procurer of Letters of Credit under Section 1.2 of the Agreement) and each other Person who becomes a "Lender" under the Agreement, and their respective successors and permitted assigns.

          Letter of Credit - any standby letter of credit or documentary letter of credit issued by Bank for the account of Borrower.

          LIBOR Lending Office - with respect to a Lender, the office designated as a LIBOR Lending Office for such Lender on the signature page hereof (or on any Assignment and Acceptance, in the case of an assignee) and such other office of such Lender or any of its Affiliates that is hereafter designated by written notice to Agent.

          LIBOR Loan - a Revolver Loan, or portion thereof, during any period in which it bears interest at a rate based upon the applicable Adjusted LIBOR Rate.

          LIBOR Rate - with respect to an Interest Period, the rate per annum reported to Agent by Bank as the rate at which deposits of U.S. Dollars approximately equal in principal amount to or comparable to the amount of the LIBOR Loan to which such Interest Period relates and for a term comparable to such Interest Period are offered to Bank by prime banks in the London interbank foreign currency deposits market at approximately 11:00 a.m., London time, 2 Business Days prior to the commencement of such Interest Period. Each determination by Agent of any LIBOR Rate shall, in the absence of any manifest error, be conclusive.

          License Agreement - any agreement between Borrower and a Licensor pursuant to which Borrower is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of Borrower.

          Licensor/Lender Agreement - an agreement between Agent and a Licensor by which Agent is given the unqualified right, vis-a-vis such Licensor, to enforce Agent's Liens with respect to and to dispose of Borrower's Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of Borrower's default under any License Agreement with such Licensor and which is otherwise in form and substance satisfactory to Agent.

          Licensor - any Person from whom Borrower obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with Borrower's manufacture, marketing, sale or other distribution of any Inventory.

          Lien - any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract. The term "Lien" shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of the Agreement, a Person shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes. The interest of a Person who delivers goods to another Person (the "consignee") under a consignment which is not a security interest, where the goods are not the Property of the consignee, shall not be deemed to constitute a "Lien" for purposes of this Agreement.

          Lien Perfection Documents - all instruments, agreements, filings and recordings necessary or, in Agent's reasonable determination, necessary or desirable to perfect, maintain or continue the perfection of, or achieve or maintain the first priority status of any Lien granted to Agent pursuant to any of the Loan Documents by Borrower or any Guarantor, including all UCC-1 financing statements, pledges, assignments, hypothecations, registrations of pledge, notifications, bailment agreements, landlord or mortgagee waivers, processor waivers, intercreditor agreements, subordination agreements, chattel mortgage filings or similar instruments, agreements or documents.

          Littlejohn - Littlejohn Fund II, L.P., a Delaware limited partnership.

          Littlejohn Guaranty - the Limited Guaranty Agreement dated on or about the Closing Date from Littlejohn in favor of Agent and Lenders, in the form of Exhibit J hereto.

          Loan Account - the loan account established by each Lender on its books pursuant to Section 4.7 of the Agreement.

          Loan Documents - the Agreement, the Other Agreements and the Security Documents.

          Margin Stock - shall have the meaning ascribed to it in Regulation U and of the Board of Governors.

          Material Adverse Effect - the effect of any event or condition which, alone or when taken together with other events or conditions occurring or existing concurrently therewith, (i) has a material adverse effect upon the business, operations, Properties or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole; (ii) has or may be reasonably expected to have any material adverse effect whatsoever upon the validity or enforceability of the Agreement or any of the other Loan Documents; (iii) has any material adverse effect upon the value of the whole or any material part of the Collateral, the Liens of Agent with respect to such Collateral or the priority of any such Liens; (iv) materially impairs the ability of any other Obligor to perform its obligations under the Agreement or any of the other Loan Documents, including repayment of any of the Obligations when due; or (v) materially impairs the ability of Agent or any Lender to enforce or collect the Obligations or realize upon any of the Collateral in accordance with the Loan Documents and Applicable Law.

          Material Contract - an agreement to which an Obligor is a party (other than the Loan Documents) (i) which is deemed to be a material contract as provided in Regulation S-K promulgated by the SEC under the Securities Act of 1933 or (ii) for which breach, termination, cancellation, nonperformance or failure to renew would reasonably be expected to have a Material Adverse Effect.

          Maximum Rate - the maximum non-usurious rate of interest permitted by Applicable Law that at any time, or from time to time, may be contracted for, taken, reserved, charged or received on the Debt in question or, to the extent that at any time Applicable Law may thereafter permit a higher maximum non-usurious rate of interest, then such higher rate. Notwithstanding any other provision hereof, the Maximum Rate shall be calculated on a daily basis (computed on the actual number of days elapsed over a year of 365 or 366 days, as the case may be).

          Money Borrowed - as applied to any Person, (i) Debt arising from the lending of money by any other Person to such Person; (ii) Debt, whether or not in any such case arising from the lending of money by another Person to such Person, (A) which is represented by notes payable or drafts accepted that evidence extensions of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (C) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property;
     (iii) Debt that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit; and (v) Debt of such Person under any guaranty of obligations that would constitute Debt for Money Borrowed under clauses (i) through (iii) hereof, if owed directly by such Person.

          Moody's - Moody's Investors Services, a division of McGraw Hill, Inc.

          Mueller - Mueller Industries, Inc.

          Multi-Employer Plan - a Plan described in Section 4001(a)(3) of ERISA.

          Net Proceeds - with respect to a disposition of any Collateral, proceeds (including cash receivable (when received) by way of deferred payment) received by Borrower in cash from the sale, lease, transfer or other disposition of any Property, including insurance proceeds and awards of compensation received with respect to the destruction or condemnation of all or part of such Property, net of: (i) the reasonable and customary costs of such sale, lease, transfer or other disposition (including legal fees and sales commissions); (ii) amounts applied to repayment of Debt (other than the Obligations) secured by a Permitted Lien on the Collateral disposed of that is senior to Agent's Liens with respect to such Collateral; and (iii) provided no Default or Event of Default exists, amounts paid or retained for the payment of any tax liability incurred by Borrower as a result of such disposition.

          Normal Period Reserve Amount - for each month, or portion thereof, that the Slow Period Reserve is not in effect, an amount equal to $10,000,000; provided that, commencing April 1, 2000, and for each month thereafter (other than a month, or portion thereof, that the Slow Period Reserve Amount is in effect), the amount shall be $5,000,000 if the ratio of Consolidated Operating Cash Flow to Consolidated Debt Service is equal to or greater than 1.25 to 1. The foregoing ratio shall be calculated for a period (not to exceed 12 consecutive months) ending on the month preceding the month for which the reserve amount is to be determined, but the first month of such period shall be February 2000 until March 2001 (at which time a rolling 12-month period shall be utilized to calculate the ratio).

          Note Agreement - the Note Agreement to be entered into on or before the Closing Date among Borrower and Vendors pursuant to which the Vendor Notes are issued.

          Notes - each Revolver Note, the Settlement Note and any other promissory note executed by Borrower at Agent's request to evidence any of the Obligations.

          Notice of Borrowing - as defined in Section 3.1.1(i) of the Agreement.

          Notice of Conversion/Continuation - as defined in Section 2.1.2(ii) of the Agreement.

          Obligations - in each case, whether now in existence or hereafter arising, (i) the principal of, and interest and premium, if any, on, the Revolver Loans; (ii) all LC Outstandings and all other obligations of any Obligor to Agent or Fleet arising in connection with the issuance of any Letter of Credit; (iii) all Debt and other obligations of Borrower to Agent or Fleet under any Interest Rate Contract, including any premature termination or breakage costs; and (iv) all other Debts, covenants, duties and obligations (including Contingent Obligations) now or at any time or times hereafter owing by Borrower to Agent or any Lender under or pursuant to the Agreement or any of the other Loan Documents, whether evidenced by any note or other writing, whether arising from any extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several, including all interest, charges, expenses, fees or other sums (including Extraordinary Expenses) chargeable to any or all Obligors hereunder or under any of the other Loan Documents.

          Obligor - Borrower, each Guarantor, and any other Person who is at any time liable for the payment of the whole or any part of the Obligations or that has granted in favor of Agent a Lien upon any of any of such Person's assets to secure payment of any of the Obligations.

          Ordinary Course of Business - with respect to any transaction involving any Person, the ordinary course of such Person's business, as conducted by such Person in accordance with past practices and undertaken by such Person in good faith and not for the purpose of evading any covenant or restriction in any Loan Document.

          Organization Documents - with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, operating agreement, members agreement, partnership agreement, voting trust, or similar agreement or instrument governing the formation or operation of such Person.

          OSHA - the Occupational Safety and Hazard Act of 1970.

          Other Agreements - the Notes, each LC Support, the Fee Letter, the Vendor Lien Subordination, the Vendor Debt Subordination, each Interest Rate Contract with Bank and any and all agreements, instruments and documents (other than the Agreement and the Security Documents), heretofore, now or hereafter executed by Borrower, any Obligor or any other Person and delivered to Agent or any Lender in respect of the transactions contemplated by the Agreement.

          Out-of-Formula Condition - as defined in Section 1.1.2 of the Agreement.

          Out-of-Formula Facility Conditions - shall have the meaning ascribed to it in Section 1.1.2 of the Agreement.

          Out-of-Formula Fix Date - as defined in the Littlejohn Guaranty.

          Out-of-Formula Loan - a Revolver Loan made when an Out-of-Formula Condition exists or the amount of any Revolver Loan which, when funded, results in an Out-of-Formula Condition.

          Pameco Investment - Pameco Investment Company, Inc., a Delaware corporation.

          Pameco Investment Security Agreement - the Security Agreement to be executed by Pameco Investment on or before the Closing Date in favor of Agent and by which Pameco Investment shall grant to Agent, for its benefit as Agent and for the Pro Rata benefit of Lenders, a security interest in all or substantially all of its assets as security for the payment and performance of the Obligations.

          Participant - as defined in Section 13.2.1.

          Participating Lender - as defined in Section 1.3.2(i).

          Payment Account - an account maintained by Agent to which all monies from time to time deposited to a Dominion Account shall be transferred and all other payments shall be sent in immediately available federal funds.

          Payment Items - all checks, drafts, or other items of payment payable to Borrower, including proceeds of any of the Collateral.

          Pending Revolver Loans - at any date, the aggregate principal amount of all Revolver Loans which have been requested in any Notice of Borrowing received by Agent but which have not theretofore been advanced by Agent or Lenders.

          Permitted Acquisition - any Acquisition by Borrower (or by an Acquisition Subsidiary) in which each of the following conditions is satisfied: (i) the business to be acquired is related or substantially similar to the business of Borrower; (ii) immediately before and after giving effect to such Acquisition, no Default or Event of Default shall exist or result therefrom; (iii) Availability is at least $10,000,000 at the time of and after giving effect to such Acquisition; (iv) Borrower has a Consolidated Fixed Charge Coverage Ratio of at least 1.25 to 1.0 at the time of and after giving effect to such Acquisition; (v) Borrower shall have given Agent not less than 20 days written notice prior to the proposed consummation of the Acquisition and shall have provided to Agent and each Lender complete and accurate copies of all term sheets, letters of intent, commitment letters, proposals and drafts of Acquisition Documents, promptly after Borrower's receipt thereof; (vi) any Debt incurred by Borrower or Acquisition Subsidiary to the seller in any such Acquisition shall constitute Subordinated Debt and such seller shall have executed in favor of Agent a subordination agreement in form and substance satisfactory to Agent; (vii) Borrower's consummation of the Acquisition shall be in compliance with all Applicable Law and Borrower shall have obtained all required Governmental Approvals; (viii) each direct or indirect Subsidiary of Borrower (including any Acquisition Subsidiary) created in connection with or resulting from the Acquisition shall be wholly-owned, directly or indirectly, by Borrower, and such Subsidiary, shall execute a Subsidiary Guaranty and Guarantor Security Documents or, with the consent of agent and the Required Lenders, shall become a Co-Borrower; and (ix) the aggregate of all Acquisitions during the period from (a) the Closing Date through February 28, 2001, does not exceed $1,000,000, (b) March 1, 2001 through February 28, 2002, does not exceed $5,000,000 and (c) during each 12-month period thereafter, does not exceed $10,000,000.

          Permitted Contingent Obligations - Contingent Obligations arising from endorsements for collection or deposit in the Ordinary Course of Business; Contingent Obligations arising from Interest Rate Contracts entered into in the Ordinary Course of Business pursuant to the Agreement or with Agent's prior written consent; Contingent Obligations of Borrower and its Subsidiaries existing as of the Closing Date, including extensions and renewals thereof that do not increase the amount of such Contingent Obligations as of the date of such extension or renewal; Contingent Obligations incurred in the Ordinary Course of Business with respect to surety bonds, appeal bonds, performance bonds and other similar obligations; Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent title insurance policies; and Contingent Obligations with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted under Section 7.4.2 of the Agreement.

          Permitted Lien - a Lien of a kind specified in Section 9.2.5 of the Agreement.

          Permitted Purchase Money Debt - Purchase Money Debt of Borrower and its Subsidiaries which is incurred after the date of the Agreement and which is secured by no Lien or only by a Purchase Money Lien, provided that the aggregate amount of Purchase Money Debt outstanding at any time does not exceed $3,000,000 and the incurrence of such Purchase Money Debt does not violate any limitation in the Loan Documents regarding Capital Expenditures. For the purposes of this definition, the principal amount of any Purchase Money Debt consisting of capitalized leases shall be computed as a Capitalized Lease Obligation.

          Person - an individual, partnership, corporation, limited liability company, limited liability partnership, joint stock company, land trust, business trust, or unincorporated organization, or a Governmental Authority.

          Plan - an employee benefit plan now or hereafter maintained for employees of Borrower that is covered by Title IV of ERISA.

          Pledge Agreement - each stock pledge agreement executed by Borrower in favor of Agent, pursuant to which Borrower pledges to Agent, for its benefit as Agent and for the Pro Rata benefit of Lenders, all of its Equity Interests in a Subsidiary.

          Prior Lenders - Quilvest, General Electric Capital Corporation, Wachovia Bank, N.A., Bank of America, N.A. and SunTrust Bank.

          Pro Rata - a share of or in all Revolver Loans, participations in LC Outstandings (or, in the case of Fleet, the portion of the LC Outstandings in which Fleet does not sell a participation interest pursuant to Section
     1.2.2 of the Agreement), liabilities, payments, proceeds, collections, Collateral and Extraordinary Expenses, which share for any Lender on any date shall be a percentage (expressed as a decimal, rounded to the ninth decimal place) arrived at by dividing the amount of the Revolver Commitment of such Lender on such date by the aggregate amount of the Revolver Commitments of all Lenders on such date.

          Projections - Borrower's forecasted Consolidated (a) balance sheets,
     (b) profit and loss statements, (c) cash flow statements, and (d) capitalization statements, all prepared on a consistent basis with Borrower's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions, a projection of the Borrowing Base and Availability.

          Properly Contested - in the case of any Debt of an Obligor (including any Taxes) that is not paid as and when due or payable by reason of such Obligor's bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Debt is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Obligor has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Debt will not have a Material Adverse Effect and will not result in a forfeiture of any assets of such Obligor; (iv) no Lien is imposed upon any of such Obligor's assets with respect to such Debt unless such Lien is at all times junior and subordinate in priority to the Liens in favor of

     Agent (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if the Debt results from, or is determined by the entry, rendition or issuance against an Obligor or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and
     (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Obligor, such Obligor forthwith pays such Debt and all penalties, interest and other amounts due in connection therewith.

          Property - any interest in any kind of property or asset, whether real, personal or mixed and whether tangible or intangible.

          Purchase Money Debt - means and includes (i) Debt (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (ii) any Debt (other than the Obligations) incurred at the time of or within 10 days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings (but not any increases in the principal amounts) thereof outstanding at the time.

          Purchase Money Lien - a Lien upon fixed assets which secures Purchase Money Debt, but only if such Lien shall at all times be confined solely to the fixed assets acquired through the incurrence of the Purchase Money Debt secured by such Lien and such Lien constitutes a purchase money security interest under the UCC.

          Quilvest - Quilvest American Equity Ltd., a British Virgin Islands international business company.

          Refinancing Conditions - the following conditions, each of which must be satisfied before Refinancing Debt shall be permitted under Section 9.2.3 of the Agreement: (i) the Refinancing Debt is in an aggregate principal amount that does not exceed the aggregate principal amount of the Debt being extended, renewed or refinanced plus any accrued interest, and reasonable fees or expenses relating thereto, (ii) the Refinancing Debt has a later or equal final maturity and a longer or equal weighted average life than the Debt being extended, renewed or refinanced, (iii) the Refinancing Debt does not bear a rate of interest that exceeds a market rate (as determined in good faith by a Senior Officer) as of the date of such extension, renewal or refinancing, (iv) if the Debt being extended, renewed or refinanced is subordinate to the Obligations, the Refinancing Debt is subordinated to the same extent, Borrower gives Agent at least 30 Business Days prior written notice of any such refinancing and the aggregate principal amount of the Refinancing Debt is not less than the principal amount of the Debt being refinanced, (v) the covenants contained in any instrument or agreement relating to the Refinancing Debt are no less favorable to Borrower than those relating to the Debt being extended, renewed or refinanced, and (vi) at the time of and after giving effect to such extension, renewal or refinancing, no Default or Event of Default shall exist.

          Refinancing Debt - Debt for Money Borrowed that is permitted by
     Section 9.2.3 and that is the subject or the result of an extension, renewal or refinancing.

          Regulation D - Regulation D of the Board of Governors.

          Register - the register maintained by Agent in accordance with Section
     4.8.2 of the Agreement.

          Reimbursement Date - as defined in Section 1.2.1(iii) of the Agreement.

          Reportable Event - the occurrence, with respect to any Plan, of any of the events set forth in Section 4043(b) of ERISA.

          Required Lenders - at any date of determination thereof, Lenders having Revolver Commitments representing at least 51% of the aggregate Revolver Commitments at such time; provided, however, that if any Lender shall be in breach of any of its obligations hereunder to Borrower or Agent, including any breach resulting from its failure to honor its Revolver Commitment in accordance with the terms of the Agreement, then, for so long as such breach continues, the term "Required Lenders" shall mean Lenders (excluding each Lender that is in breach of its obligations under the Agreement) having Revolver Commitments representing at least 51% of the aggregate Revolver Commitments at such time; provided further, however, that if the Revolver Commitments have been terminated, the term "Required Lenders" shall mean Lenders (excluding each Lender that is in breach of its obligations hereunder) holding Revolver Loans (including Settlement Loans) representing at least 51% of the aggregate principal amount of Revolver Loans (including Settlement Loans) outstanding at such time.

          Restricted Investment - any acquisition of Property by Borrower or any of its Subsidiaries in exchange for cash or other Property, whether in the form of an acquisition of Equity Interests or Debt, or the purchase or acquisition by Borrower or any Subsidiary of any other Property, or a loan, advance, capital contribution or subscription, except acquisitions of the following: (i) fixed assets to be used in the Ordinary Course of Business of Borrower or any Subsidiary so long as the acquisition costs thereof constitute Capital Expenditures permitted hereunder; (ii) goods held for sale or lease or to be used in the manufacture of goods or the provision of services by Borrower or any Subsidiary in the Ordinary Course of Business;
     (iii) Current Assets arising from the sale or lease of goods or the rendition of services in the Ordinary Course of Business of Borrower or any Subsidiary; (iv) investments in Subsidiaries to the extent existing on the Closing Date; and (v) Cash Equivalents to the extent they are not subject to rights of offset in favor of any Person other than Agent or a Lender;
     (vi) loans and other advances of money to the extent not prohibited by
     Section 9.2.2; and (vii) Permitted Acquisitions.

          Restrictive Agreement - an agreement (other than any of the Loan Documents) that, if and for so long as an Obligor or any Subsidiary of such Obligor is a party thereto, would prohibit, condition or restrict such Obligor's or Subsidiary's right to incur or repay Debt for Money Borrowed (including any of the Obligations); grant Liens upon any of such Obligor's or Subsidiary's assets (including Liens granted in favor of Agent pursuant to the Loan Documents); declare or make Distributions; amend, modify, extend or renew any agreement evidencing Debt for Money Borrowed (including any of the Loan Documents); or repay any Debt owed to any Obligor.

          Revolver Commitment - at any date for any Lender, the obligation of such Lender to make Revolver Loans and to purchase participations in LC Outstandings pursuant to the terms and conditions of the Agreement, which shall not exceed the principal amount set forth opposite such Lender's name under the heading "Revolver Commitment" on the signature pages of the Agreement or the signature page of the Assignment and Acceptance by which it became a Lender, as modified from time to time pursuant to the terms of the Agreement or to give effect to any applicable Assignment and Acceptance; and "Revolver Commitments" means the aggregate principal amount of the Revolver Commitments of all Lenders, the maximum amount of which shall be $130,000,000, as reduced from time to time pursuant to Section
     1.1.5 of the Agreement.

          Revolver Loan - a loan made by Lenders as provided in Section 1.1 of the Agreement (including each Out-of-Formula Loan) or a Settlement Loan funded solely by Fleet.

          Revolver Note - a Revolver Note to be executed by Borrower in favor of each Lender in the form of Exhibit A, which shall be in the face amount of such Lender's Revolver Commitment and which shall evidence all Revolver Loans made by such Lender to Borrower pursuant to the Agreement.

          S&P - Standard & Poor's Corporation.

          Schedule of Accounts - as defined in Section 7.2.1 of the Agreement.

          SEC - Securities and Exchange Commission.

          Securities Purchase Agreement - the Securities Purchase Agreement dated the date of the Agreement among the Borrower, Littlejohn and Quilvest, pursuant to which, among other things, Littlejohn and Quilvest have agreed to purchase 140,000 shares of Series A Preferred Stock and 140,000 warrants to purchase additional shares of Series A Preferred Stock of Borrower.

          Security - shall have the same meaning as in Section 2(1) of the Securities Act of 1933.

          Security Documents - each Guaranty, the Trademark Security Agreements, the Guarantor Security Documents, each Pledge Agreement, the Business Interruption Insurance Assignment, the Lien Perfection Documents and all other instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations.

          Senior Officer - the chief executive officer, chief operating officer, the president, vice president of finance, treasurer or the chief financial officer of, or in-house legal counsel to, Borrower.

          Settlement Date - as defined in Section 3.1.3(i) of the Agreement.

          Settlement Loan - as defined in Section 3.1.3(ii) of the Agreement.

          Settlement Note - the Settlement Note to be executed by Borrower to the order of Fleet on or before the Closing Date in the form of Exhibit A-1, to evidence the outstanding Settlement Loans owing to Fleet from time to time pursuant to Section 3.1.3 of the Agreement.

          Settlement Report - a report delivered by Agent to Lenders summarizing the amount of the outstanding Revolver Loans as of the Settlement Date and the calculation of the Borrowing Base as of such Settlement Date.

          Shareholders Agreement - the Shareholders Agreement dated the date of the Agreement among Borrower, Littlejohn and Quilvest.

          Slow Period Reserve Amount - for any interval of 90 consecutive days selected by Borrower to be effective during the period from November 1 of each year through the last day of February of the next year, an amount equal to $5,000,000.

          Solvent - as to any Person, such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person's Debts (including contingent Debts), (ii) is able to pay all of its Debts as such Debts mature, (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage, and (iv) is not "insolvent" within the meaning of Section 101(32) of the Bankruptcy Code.

          Statutory Reserves - on any date, the percentage (expressed as a decimal) established by the Board of Governors which is the then stated maximum rate for all reserves (including any emergency, supplemental or other marginal reserve requirements) applicable to any member bank of the Federal Reserve System in respect to Eurocurrency Liabilities (or any successor category of liabilities under Regulation D). Such reserve percentage shall include those imposed pursuant to said Regulation D. The Statutory Reserve shall be adjusted automatically on and as of the effective date of any change in such percentage.

          Subordinated Debt - Debt of Borrower that is fully and absolutely subordinated in right of payment to the Obligations in a manner satisfactory to Agent at the time of the incurrence of such Debt, including Debt evidenced by the Vendor Notes.

          Subsidiary - any Person in which more than 50% of its outstanding Voting Securities or more than 50% of all Equity Interests is owned directly or indirectly by

     Borrower, by one or more other Subsidiaries of Borrower or by Borrower and one or more other Subsidiaries.

          Subsidiary Guarantor - each Subsidiary of Borrower that is or hereafter becomes a Guarantor.

          Subsidiary Guaranty - a Subsidiary Guaranty that has been executed and delivered by a Subsidiary Guarantor in favor of Agent in the form of
     Exhibit I.

          Taxes - any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including income, receipts, excise, property, sales, use, transfer, license, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by the United States or any other Governmental Authority and all interest, penalties, additions to tax and similar liabilities with respect thereto, but excluding, in the case of each Lender, taxes imposed on or measured by the net income or overall gross receipts of such Lender.

          Term - as defined in Section 5.1 of the Agreement.

          Trademark Security Agreements - (i) the Trademark Security Agreement to be executed by Pameco Investment in favor of Agent on or before the Closing Date and by which Pameco Investment shall assign to Agent, for its benefit as Agent and for the Pro Rata benefit of Lenders, as security for the Obligations, all of Pameco Investment's right, title and interest in and to all of its trademarks and (ii) the Trademark Security Agreement to be executed by Borrower in favor of Agent on or before the Closing Date and by which Borrower shall assign to Agent, for its benefit as Agent and for the Pro Rata benefit of Lenders, as security for the Obligations, all of Borrower's right, title and interest in and to all of its trademarks.

          Transferee - as defined in Section 13.3.3 of the Agreement.

          Type - any type of a Revolver Loan determined with respect to the interest option applicable thereto, which shall be either a LIBOR Loan or a Base Rate Loan.

          UCC - the Uniform Commercial Code (or any successor statute) as adopted and in force in the State of Georgia or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such state.

          Unfinanced Capital Expenditures - for any Person, Capital Expenditures of such Person that have not been financed by Debt for Money Borrowed of such Person.

          Upstream Payment - a payment or distribution of cash or other Property by a Subsidiary to Borrower, whether in repayment of Debt owed by such Subsidiary to Borrower, to pay dividends on account of Borrower's ownership of Equity Interests or otherwise.

          Value - with reference to the value of Inventory, value determined on the basis of the lower of cost or market of such Inventory, with the cost thereof calculated on a first-in, first-out basis determined in accordance with GAAP.

          Vendor Agency Agreement - the Collateral Agency Agreement to be entered into on or about the Closing Date between Vendor Agent and Vendors.

          Vendor Agent - International Comfort Products Corporation (USA), in its capacity as agent for the Vendors.

          Vendor Debt Subordination - the Debt Subordination Agreement to be executed on or about the Closing Date among Vendor Agent, Vendors, Borrower and Agent in the form of Exhibit K, and pursuant to which, among other things, Vendor Agent and Vendors shall agree to subordinate all of the "Subordinated Debt" (as defined therein), including all Debt evidenced by the Vendor Notes, to the prior payment in full of the Obligations.

          Vendor Lien Subordination - the Lien Subordination Agreement to be executed on or about the Closing Date by Vendor Agent and Agent in the form of Exhibit L, pursuant to which Vendor Agent shall agree, among other things, to subordinate its Liens in the Collateral to the Liens therein of Agent.

          Vendor Notes - those subordinated secured notes issued by Borrower to the Vendors pursuant to the terms of the Note Agreement, in the aggregate principal amount of $20,000,000.

          Vendor Subordinated Note Documents - the Note Agreement, the Vendor Notes, Vendor Agency Agreement, and any and all other agreements, instruments or documents executed in connection with the Debt evidenced by the Vendor Notes.

          Vendor Supply Agreements - collectively, (i) that certain Supply Agreement to be dated on or about the Closing Date between Borrower and Emerson, (ii) that certain Supply Agreement to be dated on or about the Closing Date between Borrower and Mueller, (iii) that certain Supply Agreement to be dated on or about the Closing Date between Borrower and International, and (iv) that certain Supply Agreement to be dated on or about the Closing Date between Borrower and Dupont.

          Vendors - Emerson, Mueller, International and Dupont.

          Voting Power - with respect to any Person, the power ordinarily (without the occurrence of a contingency) to elect the members of the Board of Directors (or persons performing similar functions) of such Person.

          Voting Securities - Equity Interests of any class or classes of a corporation or other entity the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors or Persons performing similar functions.

     Accounting Terms. Unless otherwise specified herein, all terms of an accounting character used in the Agreement shall be interpreted, all accounting determinations under the Agreement shall be made, and all financial statements required to be delivered under the Agreement shall be prepared in accordance with GAAP, applied on a basis consistent with the most recent audited Consolidated financial statements of Borrower and its Subsidiaries heretofore delivered to Agent and Lenders and using the same method for inventory valuation as used in such audited financial statements, except for any change required by GAAP.

     Other Terms. All other terms contained in the Agreement shall have, when the context so indicates, the meanings provided for by the UCC to the extent the same are used or defined therein.

     Certain Matters of Construction. The terms "herein," "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding." The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of the Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; to any of the Loan Documents shall include any and all modifications thereto and any and all restatements, extensions or renewals thereof; to any Person shall mean and include the successors and permitted assigns of such Person; to "including" and "include" shall be understood to mean "including, without limitation" (and, for purposes of the Agreement and each other Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters to matters similar to the matters specifically mentioned); or to the time of day shall mean the time of day on the day in question in Atlanta, Georgia, unless otherwise expressly provided in the Agreement. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing by Agent pursuant to the Agreement or, in the case of a Default, is cured within any period of cure expressly provided in the Agreement; and an Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in writing by Lender. Whenever the phrase "to the best of Borrower's knowledge" or words of similar import relating to the knowledge or the awareness of Borrower are used herein, such phrase shall mean and refer to (i) the actual knowledge of a Senior Officer of any Borrower or (ii) the knowledge that a Senior Officer would have obtained if they had engaged in good faith and diligent performance of his duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of Borrower and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates.

     IN WITNESS WHEREOF, this Appendix has been duly executed in Atlanta, Georgia, on February 17, 2000.

                                  Borrower:

                                  PAMECO CORPORATION

                                  By:  /s/ Mark S. Sellers
                                     -------------------------------------------
                                       Mark S. Sellers, Chief Financial Officer

                                  Attest:  /s/ Richard S. Martin
                                         ---------------------------------------
                                         Richard S. Martin, Vice-President of
                                         Finance, Treasurer and Secretary

                                         [CORPORATE SEAL]


                                  Lender:

                                  FLEET CAPITAL CORPORATION

                                  By:  /s/ Dennis Losin
                                     -------------------------------------------
                                     Title: Vice President

                                  Agent:

                                  FLEET CAPITAL CORPORATION,
                                  as Agent

                                  By:  /s/ Dennis Losin
                                     -------------------------------------------
                                     Title: Vice President